AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996
                                     Registration Statement No. 333-_____
_________________________________________________________________________

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                               FORM S-4
                        REGISTRATION STATEMENT
                               Under the
                        SECURITIES ACT OF 1933
                   _________________________________

                     MARK TWAIN BANCSHARES, INC.
         (Exact name of registrant as specified in its charter)

             Missouri                           43-0895344
   (State or other jurisdiction                (IRS Employer
 of incorporation or organization)           Identification No.)

                           8820 Ladue Road
                      St. Louis, Missouri 63124
               (Address of principal executive offices)
                      __________________________

Carl A. Wattenberg, Jr., Esq.                                  Copies to:
Senior Vice President, General
Counsel and Corporate Secretary                  John A. Niemoeller, Esq.
Mark Twain Bancshares, Inc.                        The Stolar Partnership
8820 Ladue Road                            911 Washington Avenue, 7th Fl.
St. Louis, Missouri 63124                       St. Louis, Missouri 63101
(Name and address of agent for service)

(314) 889-0707
(Telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box:                   __
                                                                      |__|
                       CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------
Title of each         Amount        Proposed      Proposed     Amount of
class of securities   to be         maximum       maximum      registra-
to be registered      Registered+   offering      aggregate    tion fee
                                    price         offering
Common Stock,                       per share*    price*
$1.25 Par Value       367,874
Per Share             shares+       $17.76*      $6,533,971*   $2,253.10
- --------------------------------------------------------------------------

+ Or such greater number of shares as may be required to be issued in the Merger described herein if the exchange ratio referred to herein shall exceed 0.6099 to 1.0 because of a decrease in the average market price of the common stock after July 5, 1996 or an increase in the net worth of the company to be acquired after June 30, 1996 and prior to the effective date of the merger, or a combination of both factors.

*  Estimated solely for the purpose of calculating the registration fee.
In accordance with Rule 457(f)(2), the proposed offering price was based on the aggregate book value of the stock of the company to be acquired as of June 30, 1996, adjusted (as of such date) pursuant to the acquisition agreement governing the exchange transaction (based on estimates of expenses). Book value was used because there is no market for such stock.

                          CROSS REFERENCE SHEET

    (Between Items in Form S-4 and the Prospectus and Proxy Statement)

      Form S-4 Item Number and        Prospectus and Proxy Statement
            Caption                            Caption
     ----------------------------     ------------------------------
1.   Forepart of the Registration     Front Cover
     Statement and Outside Front
     Cover Page of Prospectus

2.   Inside Front and Outside         Available Information; Table of
     Back Cover Pages of              Contents; Incorporation of
     Prospectus                       Documents by Reference

3.   Risk Factors, Ratio of           Summary
     Earnings to Fixed Charges
     and Other Information

4.   Terms of the Transaction         Description of the Transaction;
                                      Description of Mark Twain Capital
                                      Stock; Accounting Treatment;
                                      Federal Income Tax Consequences;
                                      Termination of Shareholders
                                      Agreement; Exhibit Index; Exhibits
                                      A and B

5.   Pro Forma Financial              Not Applicable
     Information

6.   Material Contacts With the       Interests of Certain Persons in the
     Company Being Acquired           Merger

7.   Additional Information           Not Applicable
     Required for Reoffering by
     Persons and Parties Deemed
     to be Underwriters

8.   Interests of Named Experts       Legal Opinion; Experts
     and Counsel

9.   Disclosure of Commission         Not Required
     Position on Indemnification
     for Securities Act Liabilities

10.  Information with Respect to      Mark Twain Bancshares, Inc.;
     S-3 Registrants                  Regulatory Matters Relating to
                                      Mark Twain

11.  Incorporation of Certain         Incorporation of Documents by
     Information by Reference         Reference; Mark Twain Bancshares,
     (S-3 Registrants)                Inc. - Incorporation of Documents

12.  Information with Respect to      Not Applicable
     S-2 or S-3 Registrants

13.  Incorporation of Certain         Not Applicable
     Information by Reference

14.  Information with Respect to      Not Applicable
     Registrants Other than S-2 or
     S-3 Registrants

15.  Information with Respect to      Not Applicable
     S-3 Companies (Company being
     acquired)

16.  Information with Respect to      Not Applicable
     S-2 or S-3 Companies (Company
     being acquired)

17b. Information with Respect to      Northland Bancshares, Inc.;
     Companies Other than S-2 or      Termination of Shareholders
     S-3 Companies (Company being     Agreement; Exhibit D
     acquired)

18.  Information if Proxies,          Notice of Special Meeting;
     Consents or Authorizations       Incorporation of Documents By
     are to be Solicited              Reference; Description of the
                                      Transaction - Dissenters' Rights
                                      of Appraisal; The Special Meeting;
                                      Mark Twain Bancshares, Inc.;
                                      Northland Bancshares, Inc.;
                                      Termination of Shareholders
                                      Agreement; Interests of Certain
                                      Persons in the Merger; Exhibit C

19.  Information if Proxies;          Not Applicable
     Consents or Authorizations
     are not to be Solicited in an
     Exchange Offer

PART I
                                  NORTHLAND BANCSHARES, INC.

                           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                TO BE HELD ON ____________, 1996

TO THE SHAREHOLDERS OF NORTHLAND BANCSHARES, INC.:

     A special meeting of the shareholders of Northland Bancshares, Inc., a Missouri bank holding company, will be held at the principal office of Northland, 7667 Northwest Prairie View Road, Kansas City, Missouri 64151, on ______________, 1996, at _____ __.m., local time, for the purpose of considering and voting upon the proposed merger of Northland into a wholly-owned subsidiary of Mark Twain Bancshares, Inc., as described in the accompanying Prospectus and Proxy Statement, and for the purpose of transacting such other business as may properly come before the meeting.
In addition to the Prospectus and Proxy Statement, a copy of Mark Twain's 1995 Annual Report and First Quarter Report for 1996 are enclosed with this notice; these documents should be reviewed carefully by each shareholder.

     As explained more fully in the Prospectus and Proxy Statement, at this time you are being asked only to mark, sign, and return the enclosed proxy form. Do not send your Northland stock certificates to Northland or any other person at this time; if the Merger is approved and otherwise is expected to close, you will be sent instructions telling you what to do with your stock certificates at that time.

     The close of business on ________, 1996, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

     By Order of the Board of Directors


     Leland M. Walker, President


Kansas City, Missouri
July ____, 1996

           YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED
               PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING.
                YOU MAY REVOKE YOUR PROXY AT THE MEETING IF
                   YOU DO ATTEND, AND THEN VOTE IN PERSON.

                                 PROSPECTUS OF


[LOGO]
                           MARK TWAIN BANCSHARES, INC.
                                    AND
                               PROXY STATEMENT OF
                            NORTHLAND BANCSHARES, INC.


     This Prospectus and Proxy Statement relates to a proposed merger (the "Merger") of Northland Bancshares, Inc., a Missouri one-bank holding company ("Northland"), with Mark Twain Acquisition Corp. II ("Sub"), a wholly-owned subsidiary of Mark Twain Bancshares, Inc., a Missouri bank holding company ("Mark Twain"), pursuant to a Plan and Agreement of Merger (as amended, the "Merger Agreement"), dated as of May 7, 1996, among Mark Twain, Sub, Northland, and certain shareholders of Northland (the "Principal Shareholders").

     Under the Merger Agreement, subject to the conditions specified therein, Northland will merge into Sub. Each outstanding share of Northland common stock, par value $0.20 per share, will be converted into a certain number of shares of Mark Twain common stock, par value $1.25 per share, based upon certain factors that include Northland's adjusted financial net worth and the average market price per share of Mark Twain's common stock shortly before the closing date of the Merger. A certain number of shares having a value determined pursuant to the Merger Agreement which are otherwise distributable to the shareholders of Northland (the "Shareholders") will be held in escrow pursuant to an Escrow Agreement to be executed upon the consummation of the Merger (the "Escrow Agreement") to satisfy certain indemnity obligations of Northland shareholders. Northland shareholders may have indemnity obligations to Mark Twain in the event of the breach of any representation or warranty made to Mark Twain in the Merger Agreement, or in the event of the breach of any of Northland's agreements therein. Each shareholder has the statutory right to dissent from the Merger Agreement and seek a judicial appraisal of the value of his or her shares. See "CONVERSION OF SHARES," "INDEMNITY OBLIGATION," and "DISSENTERS' RIGHTS OF APPRAISAL" under the caption "DESCRIPTION OF THE TRANSACTION" herein.

     This document constitutes the Proxy Statement issued by Northland in connection with a special meeting of its shareholders to be held on _____________, 1996, or any adjournment thereof (the "Special Meeting") to consider and vote upon the merger. This document also constitutes the Prospectus of Mark Twain relating to the shares of common stock of Mark Twain, par value $1.25 per share, to be issued in the merger. Mark Twain's common stock is quoted on the NASDAQ National Market System under the symbol MTWN. See "SUMMARY - MARKET PRICE INFORMATION" herein. SHARES OF MARK TWAIN STOCK ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

     In order for the Merger to be approved, the affirmative vote of the holders of at least two-thirds of the shares of voting common stock of Northland outstanding on ________, 1996 is required. In addition, Mark Twain has the right to withdraw from the transaction if holders of more than 10% of Northland's stock exercise their statutory dissenters' rights. As of such date, Northland had 598,471 shares outstanding. In the Merger Agreement, shareholders of Northland who hold or control a total of 312,911 shares have agreed to vote in favor of the Merger, subject to the other conditions of the Merger Agreement.

     Northland's Board of Directors recommends that the Shareholders vote FOR the Merger.
                         _________________________________

     THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
       SECURITIES  AND  EXCHANGE  COMMISSION  NOR  HAS  THE  COMMISSION
          PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  DOCUMENT.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         _________________________________

      The date of this Prospectus and Proxy Statement is _______________, 1996.

     No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus and Proxy Statement, and if given or made, such information or representations must not be relied upon. This Prospectus and Proxy Statement does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any state where such offer would be unlawful. The delivery of this Prospectus and Proxy Statement at any time does not imply that information herein is correct as of any time subsequent to the date hereof.

===========================================================================

                         TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . 2
Incorporation of Documents by Reference . . . . . . 2
Summary Consolidated Financial Information
  Relating to Mark Twain . . . . . . . . . . . . . .3
Summary . . . . . . . . . . . . . . . . . . . . . . 4
The Special Meeting . . . . . . . . . . . . . . . . 7
Background of Transaction, Recommendation of
  the Northland Board, and Reasons for the Merger . 8
Description of the Transaction . . . . . . . . . . .9
Restrictions on Transfer . . . . . . . . . . . . . 20
Accounting Treatment . . . . . . . . . . . . . . . 21
Federal Income Tax Consequences . . . . . . . . . .21
Mark Twain Bancshares, Inc. . . . . . . . . . . . .23
Northland Bancshares, Inc. . . . . . . . . . . . . 25
Termination of Shareholders Agreement . . . . . . .27
Regulatory Matters Relating to Mark Twain . . . . .28
Interests of Certain Persons in the Merger . . . . 33
Description of Mark Twain Capital Stock . . . . . .34
Legal Opinion . . . . . . . . . . . . . . . . . . .36
Experts . . . . . . . . . . . . . . . . . . . . . .36

Exhibit Index . . . . . . . . . . . . . . . . . . .36
===========================================================================

                        AVAILABLE INFORMATION

     Mark Twain is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such filings can be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Suite 1400, Citicorp Center, 500 W. Madison St., Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048. Such filings also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington D.C. 20006.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Mark Twain with the Securities and Exchange Commission (file no. 0-4543) are incorporated herein by reference:
(a) Mark Twain's annual report on Form 10-K for the fiscal year ended December 31, 1995 and quarterly report on Form 10-Q for the period ended March 31, 1996; (b) the description of Mark Twain's common stock contained in Mark Twain's registration statement filed under the Securities Exchange Act of 1934, as amended, and any amendment or report filed for the purpose of updating such description; (c) Mark Twain's current reports on Form 8-K dated April 11 and July 11, 1996; (d) Mark Twain's Proxy Statement dated March 18, 1996; and (e) all documents filed by Mark Twain, under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and Proxy Statement and prior to the date of the meeting of Northland's Shareholders to vote on the Merger. Information set forth herein which updates or modifies information in any such document incorporated by reference shall be deemed to supersede the information so incorporated by reference. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus and Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits), as well as additional copies of Mark Twain's 1995 Annual Report to its shareholders, are available upon request from Carl A. Wattenberg, Jr., Senior Vice President, Secretary and General Counsel, Mark Twain Bancshares, Inc., 8820 Ladue Road, St. Louis, Missouri 63124, telephone (314) 889-0707. In order to ensure timely delivery of the documents, any request should be made by ____________, 1996, five business days prior to the Special Meeting.

[IN THE PRINTED DOCUMENT, THE FOLLOWING TABLE IS COMPLETELY ENCLOSED IN A RECTANGULAR BOX]


      SUMMARY CONSOLIDATED FINANCIAL INFORMATION RELATING TO MARK TWAIN
            (Dollars in thousands, except per share data)

          SIX MONTHS ENDED
          JUNE 30 (UNAUDITED)               YEARS ENDED DECEMBER 31,

    ---------------------------  ----------------------------------------------------------------------------
                                1996        1995       1995         1994        1993        1992         1991
- -------------------------------------------------------------------------------------------------------------
Income Statement Data
Interest income,
  fully tax equivalent        $113,806    $110,602    $224,361    $195,959    $177,079    $178,954     $204,823
Interest Expense                50,551      45,762      94,932      70,592      63,896      79,195      113,313
                              ---------------------------------------------------------------------------------
Net interest income             63,255      64,820     129,429     125,367     113,183      99,759       91,510
Provision for loan losses        1,495       2,631       5,003       5,526       6,282       8,687       15,338
                              ---------------------------------------------------------------------------------
Net interest income after
   provision for loan losses    61,760      62,189     124,426     119,841     106,901      91,072       76,172
Non-interest income             19,471      18,305      36,786      35,500      43,996      37,090       31,118
Non-interest expense            40,947      43,880      86,522      90,282      95,649      84,040       76,133
                                -------------------------------------------------------------------------------
Income before income taxes      40,284      36,614      74,690      65,059      55,248      44,122       31,157
Taxable equivalent adjustment*     528         633       1,188       1,346       1,451       1,687        2,096
Applicable income taxes         14,250      12,988      25,789      22,731      18,694      14,092         8,659

                                --------------------------------------------------------------------------------

Net income                     $25,506     $22,993     $47,713     $40,982     $35,103     $28,343       $20,402
                               =================================================================================

Per Share Data**
Primary earnings/share           $1.55       $1.42       $2.93       $2.54       $2.24       $1.91        $1.48
Fully diluted earnings/share     $1.54       $1.38       $2.85       $2.48       $2.17       $1.84        $1.43
Common dividends declared/share  $0.62       $0.54       $1.08       $0.96       $0.81       $0.68        $0.61
Common dividend payout ratio     40.00%      38.03%      36.86%      37.80%      36.17%      35.52%       41.34%
Book value/share                $17.05      $15.97      $17.09      $14.65      $13.63      $12.20       $10.88
Fully diluted book value/share  $17.03      $15.96      $17.05      $14.68      $13.71      $12.39       $11.15
Balance Sheet Data
(Averages for the period)
Total assets                $2,941,043  $2,723,890  $2,766,634  $2,645,508  $2,484,696  $2,341,473   $2,290,979
Earning assets               2,752,662   2,535,093   2,571,745   2,460,554   2,289,298   2,168,834    2,105,020
Total loans                  1,990,354   1,893,702   1,916,374   1,748,639   1,626,068   1,563,903    1,604,090
Total deposits               2,356,979   2,222,539   2,282,771   2,199,501   2,089,102   1,989,108    1,969,209
Long-term debt                   7,929      20,123      19,666      23,144      26,358      28,613       30,631
Shareholders' equity           276,870     245,462     255,433     223,972     197,401     167,556      139,753
Net interest margin               4.62%       5.16%       5.03%       5.10%       4.94%       4.60%        4.35%

Balance Sheet Data (Period-End)
Total assets                $2,900,844  $2,753,539  $2,968,231  $2,688,716  $2,595,451  $2,376,312   $2,327,718
Earning assets               2,722,258   2,543,625   2,731,663   2,492,839   2,407,669   2,167,852    2,130,620
Total loans                  2,016,177   1,933,140   1,971,939   1,860,155   1,716,394   1,541,083    1,573,154
Total deposits               2,361,901   2,317,655   2,457,392   2,272,057   2,191,913   2,034,404    1,984,921
Long-term debt                   3,375      19,876      18,490      20,389      24,696      28,822       28,819
Shareholders' equity           272,897     255,828     275,906     234,049     214,994     179,046      158,958
Ratios
Return on average
   total assets                   1.74%       1.70%       1.72%       1.55%       1.41%       1.21%        0.89%

Return on average
  shareholders' equity           18.53%      18.89%      18.68%      18.30%      17.78%      16.92%       14.60%

Return on average realized
  shareholders' equity           18.43%      18.43%      18.41%      17.93%      17.78%      16.92%       14.60%

Average shareholders' equity
  to average assets               9.41%       9.01%       9.23%       8.47%       7.94%       7.16%        6.10%

Average shareholders' equity
  to average loans               13.91%      12.96%      13.33%      12.81%      12.14%      10.71%        8.71%

Period-end shareholders' equity
  to period-end assets            9.41%       9.29%       9.30%       8.70%       8.28%       7.53%        6.83%

Period-end shareholders' equity
  to period-end loans            13.54%      13.23%      13.99%      12.58%      12.53%      11.62%       10.10%

Long-term total debt to
  total shareholders' equity      1.24%       7.77%       6.70%       8.71%      11.49%      16.10%       18.13%

Efficiency Ratio                 49.64%      52.82%      52.15%      56.23%      61.19%      62.03%       62.89%

================================================================================================================

     *     The taxable equivalent adjustments are calculated using the federal statutory tax rate of 35% for
1996, 1995, 1994, and 1993, and 34% for 1992 and 1991.

     **     1992 and 1991 per share data have been restated to reflect a three-for-two stock split effected in
1993.


[IN THE PRINTED DOCUMENT, EACH PAGE OF "THE SUMMARY" SECTION, ON PAGES 4, 5, AND 6, IS COMPLETLY ENCLOSED IN A RECTANGULAR BOX]

                                      SUMMARY

     The following summary is qualified in its entirety by the more detailed information set forth elsewhere in this Prospectus and Proxy Statement or in the documents which have been incorporated herein by reference.

                                     Mark Twain

     Mark Twain Bancshares, Inc., is a bank holding company incorporated in Missouri and headquartered at 8820 Ladue Road, St. Louis, Missouri 63124 (314/727-1000). It is the parent company of two Missouri and one Illinois state-chartered banks operating from 35 locations in the St. Louis and Kansas City metropolitan areas. It is the 6th largest banking operation headquartered in Missouri. Through its subsidiaries Mark Twain also performs brokerage and various other financial services. Mark Twain's address on the internet is http://www.marktwain.com.

                                     Northland

     Northland Bancshares, Inc. is a one-bank holding company incorporated in Missouri. It is the parent company of First National Bank of Platte County, a national banking association (the "Bank") and North American Credit Service, Inc., a Missouri corporation ("NACSI"). The offices of Northland, the Bank and NACSI (which are owned by NACSI) are located at 7667 Northwest Prairie View Road, Kansas City, Missouri 64151 (816/746-
2000).

                             Market Price Information

     The closing market price of Mark Twain common stock on May 7, 1996, the business day before the Merger was publicly announced, was $37.25 per share, as reported on the NASDAQ National Market System. Northland stock is not traded on any exchange or over the counter, and there is no organized market for it. In the last sale known to Northland, 2,000 shares were sold for $12.50 per share on August 25, 1995. As of June 30, 1996, the book value of Northland's common stock was approximately $10.83 per share.

                                The Merger

     Under the Merger Agreement, subject to certain conditions, Northland will merge into Sub. Each outstanding share of Northland common stock will be converted into a certain number of shares of Mark Twain common stock, with fractional shares settled in cash. The conversion ratio will be based upon the net worth of Northland, as well as the average market price of Mark Twain's common stock, shortly before the Closing of the Merger; accordingly, the final conversion ratio cannot be determined until near the Closing. However, based on certain facts and assumptions, if the Closing had occurred on July 11, 1996, the conversion ratio would have been 0.6099 shares of Mark Twain common for each share of Northland common. There can be no assurance that the actual conversion ratio will be greater than, less than, or equal to this hypothetical ratio.

     The amount of Mark Twain shares to be delivered to Shareholders at Closing will be affected by two other factors. First, 15% of the Mark Twain shares otherwise distributable to Shareholders will be held in escrow under an Escrow Agreement to secure any indemnity obligation to Mark Twain under the Merger Agreement. Subject to certain exceptions and limitations, Shareholders agree to indemnify Mark Twain for breach of the representations and warranties made in the Merger Agreement and for other breaches of the Merger Agreement. Further, Mark Twain shares otherwise distributable to Shareholders will be withheld, and the proceeds will be used by Mark Twain, on behalf of the Shareholders, to pay certain legal and other expenses of the Shareholders, and to cover potential losses related to certain loans. See "Conversion of Shares," "Agreement Respecting Adjustments," "Reductions in Mark Twain Shares to be Delivered," "Fees and Expenses," "Indemnity Obligation," and "Escrow Agreement" under the caption "Description of the Transaction," and Exhibits B and C below.

                        Shareholder Vote Required

     The Merger requires the approval of the holders of at least two-thirds of the shares of common stock of Northland outstanding at the close of business on ________, 1996 (the "Record Date"). As of the Record

Date, 598,471 Northland shares were outstanding. Of those, 312,911, or about 52%, were held by the Principal Shareholders; the Principal Shareholders have contractually committed to vote such shares in favor of the Merger. Northland management believes the Principal Shareholders may indirectly control at least 2,324 additional shares, which are not contractually committed. Due to certain stock bonus commitments to an officer, the total number of outstanding shares on the Closing Date will be greater than the number of shares outstanding on the Record Date. See "Employee Stock Grants," "Additional Northland Shares," and "Principal Shareholders of Northland" under the caption "Northland Bancshares, Inc." below.

                           Shareholders Agreement

     The Merger cannot be effected without terminating the existing Shareholders Agreement among Northland and its shareholders. That Agreement will be terminated, effective on the Closing Date of the Merger. See "Termination of Shareholders Agreement."

                           Regulatory Approvals

     The Merger will be subject to the review of, or otherwise require the approval of, the Federal Reserve Board, the United States Department of Justice, and the Missouri Commissioner of Finance. Applications for these approvals have been filed and are pending.

                        Dissenters' Rights of Appraisal

     Northland shareholders who object to the Merger, and who follow the procedures required by Section 351.455 of the Revised Statutes of Missouri, are entitled to receive payment of the fair value of their shares as of the effective date of the Merger. Such procedures require any such objecting shareholder to take specific actions prior to or at the Special Meeting, as well as after the Special Meeting. Failure to follow such procedures could result in the loss of rights under Section 351.455. See "Description of the Transaction - Dissenters' Rights of Appraisal" and Exhibit D.
                                 Tax Consequences

     In the opinion of The Stolar Partnership, counsel to Mark Twain, a Northland Shareholder receiving Mark Twain common stock in the Merger will not recognize any gain or loss for federal income tax purposes; the aggregate basis of the Mark Twain common stock received will be the same as the aggregate basis of the Northland common stock surrendered in the Merger; and the holding period of the Mark Twain common stock received will include the holding period of the Northland common stock surrendered. A Northland Shareholder who receives cash in lieu of fractional shares will recognize capital gain or loss. A Northland Shareholder will recognize capital gain or loss, or ordinary income, upon the use of Mark Twain shares to pay fees and expenses, or to satisfy obligations under the Escrow Agreement. See "Federal Income Tax Consequences."

                  Conditions to Closing; Termination

     The Closing is subject to the satisfaction or waiver of certain conditions. Failure to satisfy or waive a condition could allow Mark Twain, Northland, or either to abandon the Merger, depending upon the condition. For further information see "DESCRIPTION OF THE TRANSACTION - CONDITIONS TO CLOSING" herein.

     In addition, Mark Twain or Northland has the right to abandon the Merger if one or more specified events occur. See "DESCRIPTION OF THE TRANSACTION - TERMINATION" for further information.

                       Shareholder Representative

     Mr. William E. Johnson has agreed to act as the representative of those Shareholders who surrender Northland shares for Mark Twain shares in connection with the Merger transaction. As a result, Mr. Johnson has the power, under the Merger Agreement, to act for such Shareholders in connection with a number of matters, including the giving and receipt of notices and the taking of actions (including the waiver of conditions to closing) required or permitted under the Merger Agreement.

                          Pro Forma Information

     The pro forma information below assumes that the Merger closes on July 11, 1996, that 100% of the 598,471 shares of Northland common stock outstanding on the assumed Closing Date will be converted into Mark Twain common stock in the Merger at an assumed conversion ratio of 0.6099 to 1, that 4,700 additional shares are issued as incentive compensation to a Northland officer (as described above) and are converted, that no additional Northland shares are issued prior to Closing, and that no Shareholder will exercise dissenters' rights of appraisal. For additional information regarding these assumptions see "CONVERSION OF SHARES" and "DISSENTERS' RIGHTS OF APPRAISAL" under the caption "DESCRIPTION OF THE TRANSACTION," and "EMPLOYEE STOCK GRANTS" and "ADDITIONAL NORTHLAND SHARES" under the caption "NORTHLAND BANCSHARES, INC."

     Two pro forma columns are shown for each company: those columns labelled "Northland" show pro forma information before taking into account the effect of Mark Twain's proposed acquisition of First City Bancshares, Incorporated of Springfield, Missouri; those columns labelled "Northland and First City" show pro forma information assuming that the First City acquisition has occurred and, in connection therewith, that Mark Twain has issued 272,000 shares of its common stock. See "MARK TWAIN BANCSHARES, INC. - RECENT DEVELOPMENTS" for further information regarding the First City transaction. The First City transaction will have no legal effect on the number of Mark Twain shares which will be issued to Northland shareholders after the Merger.


            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                          Mark Twain                        Northland
                    -----------------------------      -------------------------
                                Pro Forma                     Equivalent Pro Forma

                                        Northland &                         Northland &
                           Reported     Northland     First City     Reported     Northland     First City
                   -------------------------------------------------------------------------------
Book Value Per Share
    June 30, 1996
      (Fully Diluted)        $17.03      $17.05        $17.37         $10.80        $10.40        $10.60
     December 31, 1995
      (Fully Diluted)         17.05       17.05         17.37          10.30*        10.40*        10.59*
Cash Dividends
   Declared Per Share
     1st Half 1996             0.62        0.62          0.62          -0-            0.38          0.38
     Fiscal 1995               1.08        1.08          1.08          -0-            0.65          0.66
     Fiscal 1994               0.96        0.96          0.96          -0-            0.58          0.59
     Fiscal 1993               0.81        0.81          0.81          -0-            0.49          0.49
Income Per Share
     1st Half 1996:  Primary   1.55        1.55          1.63           0.91          0.95          1.00
               Fully Diluted   1.54        1.54          1.62           0.91          0.94          0.99
     1st Half 1995:  Primary   1.42        1.40          1.40           0.42*         0.85*         0.85*
               Fully Diluted   1.38        1.37          1.37           0.42*         0.83*         0.83*
     Fiscal 1995:  Primary     2.93        2.91          2.86           1.21*         1.77*         1.74*
               Fully Diluted   2.85        2.83          2.78           1.21*         1.72*         1.70*
     Fiscal 1994:  Primary     2.54        2.52          2.52           0.80**        1.54**        1.54**
               Fully Diluted   2.48        2.46          2.46           0.80**        1.50**        1.50**
     Fiscal 1993:  Primary     2.24        2.23          2.23           1.14**        1.36**        1.36**
               Fully Diluted   2.17        2.17          2.17           1.14**        1.32**        1.32**
==============================================================================================

 *  Data is restated to reflect a pro-rata stock dividend of 10% in 1996.

** Data is restated to reflect a pro-rata stock dividend of 5% in 1995 and a 10% stock dividend in 1996.


                              THE SPECIAL MEETING

     This Prospectus and Proxy Statement is being provided to Northland's Shareholders in connection with the Board of Director's solicitation of proxies to approve the Merger at the Special Meeting. Proxy forms marked FOR the Merger, and those which are signed but not marked, will be voted in favor of the Merger and will be voted in the discretion of the persons named on the proxy form on any other matters which come before the meeting.

     The Board of Directors of Northland unanimously recommends that the shareholders vote FOR the Merger. The proxy form delivered with this Prospectus and Proxy Statement should be completed, signed, dated, and returned promptly to Northland in the enclosed envelope.

Record Date; Outstanding Shares; Vote Required for Approval

     The Board of Directors of Northland has fixed the close of business on __________, 1996 as the Record Date for determining the persons entitled to notice of, and to vote at, the Special Meeting. At the Record Date, there were 598,471 shares of common stock outstanding held of record by approximately 128 shareholders. Although it is anticipated that certain additional Northland shares will be issued as incentive compensation prior to the Closing (see "NORTHLAND BANCSHARES, INC. - EMPLOYEE STOCK GRANTS"), these shares were not outstanding as of the Record Date and will not be entitled to vote at the Special Meeting. Each share outstanding as of the Record Date entitles the holder to one vote. The affirmative vote of the holders of two-thirds of Northland's shares outstanding on the Record Date, or 398,981 shares, is needed to approve the Merger. See "DESCRIPTION OF THE TRANSACTION - VOTE REQUIRED" below for further information.

     In order for shares to be voted at the meeting, the holder of record must either (i) complete, sign, and return the enclosed proxy form prior to the vote or (ii) attend the Special Meeting and vote in person. Any shares not represented at the Special Meeting by proxy or in person cannot be voted.

Voting and Revocation of Proxies

     Each fully completed and signed proxy form which is received prior to the vote, and not revoked prior to the vote, will be voted in accordance with the instructions indicated on the proxy form. If no box is checked but the proxy form otherwise is fully completed and signed, the shares represented by that proxy will be voted FOR approval of the Merger. It is not expected that any other matters will come before the Special Meeting; however, if other matters are properly presented, the person named in the proxy form will vote on such other matters in his discretion. In addition, giving a proxy automatically confers discretionary authority on such person to vote on procedural and all other matters incident to the conduct of the Special Meeting.

     A Shareholder may revoke a proxy by submitting a new proxy form, fully completed (with a later date) and signed, to Northland prior to taking the vote at the Special Meeting, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not (by itself) automatically revoke a proxy, and any Shareholder wishing to attend the Special Meeting may vote by proxy without voting in person.

     NORTHLAND SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES TO NORTHLAND AT THIS TIME. If the Merger is approved and the other conditions to Closing are satisfied (or waived), Shareholders will be sent instructions relating to the exchange procedures.

Solicitation of Proxies

     Any costs of soliciting proxies for the meeting are being paid by Northland, except that Mark Twain has paid for (1) the costs of registering its shares with the Securities and Exchange Commission, (2) the cost of printing and mailing this Prospectus and Proxy Statement and its accompanying 1995 Annual Report and First Quarter Report for 1996, and (3) its own legal and accounting expenses. Proxies are being solicited by mail; in addition, Northland may solicit proxies by telephone or in person. No director or officer of Northland will receive any special compensation for any solicitation activities.

                            BACKGROUND OF TRANSACTION,
                      RECOMMENDATION OF THE NORTHLAND BOARD,
                            AND REASONS FOR THE MERGER

     Since its inception, Northland's Board of Directors has held a strategic planning retreat each year to carefully consider areas of its business, such as risk management, capital requirements, business development plans, changes in the financial services industry and responses to inquiries from the companies and individuals interested in purchasing Northland. Over its ten year history the Board of Directors has received inquiries regarding the purchase of Northland. Many of these inquiries were only an unformulated expression of interest by the potential buyer. During the early days of the operation, Northland's profits were not at an adequate level to command a substantial price and no formal follow-up occurred in these years. However, with the growth and improvement in profitability, Northland recently began receiving more serious approaches to a sale or merger. In 1994 Mr. M.J. Swords with Sword Associates, Inc. was hired to consult with the Board of Directors and advise them as to the value of Northland and assist with any response to offers or requests for information received by Northland. At about this time a regional bank holding company had sent a letter of intent with a price proposal therein. The Board authorized Mr. Swords to discuss the proposed price with the regional bank holding company, but that company did not increase its proposed price and the Board of Directors felt the proposed price did not represent value for Northland.

     Under these circumstances, the Board, at the strategic planning retreat held in 1995, reviewed information available reflecting the rapid change in the financial services industry along with significant changes occurring in consumer payment systems. After careful consideration and discussion with Mr. Swords, it was the Board's opinion that the banking environment was significantly different than when the Bank opened in 1986 and that the future success of the Bank was uncertain, based to some large extent, on factors beyond the control of the Board. Further, if the Bank was to continue to grow as it had in the early years, there could be a need for additional capital, particularly in view of long-term growth requirements for investment in necessary technology to remain competitive. Based on this review, a special Bank Marketing Committee of the Board consisting of Lee Walker, John T. Schott, and Gerard J. Mos III was appointed to evaluate the future of Northland and to make recommendations to the Board concerning the best interest of the holders of Northland shares. Also a formal agreement was entered into with Mr. Swords (see "DESCRIPTION OF THE TRANSACTION - FEES AND EXPENSES") for this purpose.
The Committee consulted not only with Mr. Swords on the potential value of Northland, but also consulted with other banking experts as to the future for community banks in metropolitan areas.

     Beginning in October, 1995, Mr. Swords began contacting banking companies and individuals who had expressed an interest in Northland or who he believed would have such interest. From the period October 1995 to April 1996, a number of companies and individuals expressed some interest in purchasing Northland. During that period of time, the Board of Directors reviewed responses from those contacted at their regular monthly board meetings. However, only one other offer was actually presented to Northland. No one expressed a serious interest in paying cash for Northland's shares and all expressions of interest, and the structure of the other offer made for Northland, all involved the holders of Northland's shares receiving stock in the acquiring entity. In each instance, the shares presumably would have been freely tradeable (except for restrictions on Affiliates as discussed in "RESTRICTIONS ON TRANSFER" herein) and would have been distributed to holders of Northland shares in a tax-free transaction similar to that proposed here.

     The other offer received at this time was made by the same regional holding company that had sent the letter of intent in 1994. The price offered to Northland Shareholders was the same price offered in 1994. Despite further negotiations, that company was not willing to increase its offer. Although such offer was made by a bank holding company whose shares were also publicly traded, the conversion ratio being offered there to Northland Shareholders was materially less than that offered by Mark Twain. Further, the purchase price ratio in such other offer was to be based on Northland's Net Worth at the time of the execution of a merger agreement rather than, as is the case in this Merger, at the time of Closing.

     The Board felt that the Mark Twain shares represented a prudent investment for holders of Northland shares and that the materially greater price and more beneficial timing offered by Mark Twain clearly favored acceptance of the Mark Twain offer represented by the Merger. The Board noted that no holder of Northland shares would own as much as one half of the one percent of the outstanding shares of Mark Twain and that Northland shareholders (except Affiliates), if they so desired would be able to immediately liquidate their shares at the market prices then prevailing for Mark Twain shares without adversely impacting the market in the Mark Twain shares being held by other holders of Northland shares participating in the Merger.

     After careful consideration of the responses and offers received, the Board of Directors of Northland determined that Merger with Mark Twain maximized the value of Northland to the Shareholders and approved the final form of Merger Agreement which is attached hereto as Exhibit A. In reaching its conclusion to approve the Merger Agreement, the Board considered information previously provided by representatives of Mark Twain and other public information that was available, including (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and the prospects of Mark Twain and information concerning the Mark Twain and Northland on a combined basis, (ii) the structure of the transaction, (iii) the terms of the Merger Agreement, (iv) the presentations and recommendations of management of Northland, and (v) the terms of recent comparable transactions, especially as to price.

     After considering these factors, the Board unanimously approved the Merger Agreement by vote. The Board of Directors believes that the Merger Agreement is in the best interests of and fair to the Shareholders of Northland. ACCORDINGLY, THE BOARD OF DIRECTORS OF NORTHLAND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

     The Board of Directors of Northland did not obtain an opinion as to the financial fairness of the Merger from an independent adviser. The Board elected not to do so because the cost of such an opinion can be substantial, and, in its judgment, the benefits to Northland and its Shareholders from obtaining an opinion were not likely to be significant.



                    DESCRIPTION OF THE TRANSACTION

     The terms of the Merger are set forth in the Merger Agreement. Under the Merger Agreement, on the closing date (the "Closing Date") of the Merger, Northland will be merged into Sub, Sub will be the surviving corporation in the Merger, and Northland will cease to exist. As a result, Mark Twain will indirectly acquire 100% of the outstanding capital stock of the Bank and of NACSI.

Conversion of Shares

     Under the Merger Agreement, on the Closing Date each outstanding share of Northland common stock will be converted into a certain number of shares of Mark Twain common stock, with any fractional shares settled in cash.

     The number of Mark Twain shares into which each Northland share will be converted will be determined as follows:

STEP ONE:     Multiply the Book Value per share (as defined in the Merger
Agreement) of Northland's common shares as of the end of the calendar month preceding the Closing Date by 2.10.

STEP TWO:     Divide the result obtained in Step One by the "MTBI Share
Value" as of the Closing Date, carrying the result to the fourth decimal place. The MTBI Share Value is equal to the average closing sale price of Mark Twain's common stock for each of the most recent 20 trading days ending on the fifth business day prior to the Closing Date, provided, however, that the MTBI Share Value cannot be less than $35.00 nor greater than $39.00.

     As described in Step One, the number of Mark Twain shares to be issued in the Merger will be based on the Book Value per Share of the Northland shares, and such Book Value per Share will be determined on the basis of the Net Worth of Northland as of the end of the calendar month preceding the Closing Date. For these purposes, "Net Worth" of Northland means the consolidated net worth, determined in accordance with generally accepted accounting principles and approved (to the extent required by Mark Twain and at the cost of Mark Twain) by Ernst & Young LLP, subject to the following provisions and adjustments required by the Merger
Agreement:

          (a) In accordance with Sections 1.8(a) and 4.2 of the Merger Agreement, Mark Twain may determine to reduce Northland's current Net Worth in connection with the write down or write off the value of certain assets, subject to certain limitations.

          (b) Downward adjustments to the Net Worth may not aggregate more than $100,000 except with the mutual agreement of Northland and Mark Twain. If such adjustments are not agreed to, the Merger may be abandoned as provided in Section 10.3(g) of the Merger Agreement.

          (c) Net Worth will not be affected by unrealized gains and losses on securities designated as "available for sale," even though the financial statements will continue to show such unrealized gains and losses.

          (d) The Merger Agreement provides that certain accounting adjustments relating to the shift from Northland's accounting practices to Mark Twain's will not cause an adjustment in Northland's Net Worth, subject to certain exceptions.

     Under the Merger Agreement, Mark Twain has the right to review Northland's assets, liabilities, and operations and, as mentioned above, to request that adjustments or changes be made. Mark Twain has completed its review. As of the date of this Prospectus and Proxy Statement, no adjustments described in paragraphs (a) and (b) above have been made, and, although such adjustments prior to Closing are possible, presently none are anticipated to be significant. However, in connection with certain matters raised by Mark Twain with Northland after its review, the parties have entered into an Agreement Respecting Adjustments, which is discussed below.

     As of June 30, 1996 the Net Worth of Northland was $6,533,971, based on Northland's unaudited balance sheet as of that date. The average closing price reported for Mark Twain's common stock during the 20 trading days ending on July 5, 1996 was $37.2938 per share, which would have been the MTBI Share Value had the Merger closed on July 11. The number of Northland shares outstanding on July 11, 1996 was 598,471. Based on the foregoing, and assuming that 4,700 shares are issued prior to Closing as incentive compensation to a Northland officer but that no additional shares of Northland stock are issued prior to Closing, if the Closing had occurred on July 11, 1996, the conversion ratio would have been 0.6099 Mark Twain shares for each Northland share. (Using the actual $37.00 closing price of Mark Twain stock on July 11, the equivalent value of each Northland share would have been approximately $22.56 at the close of business on July 11.) The foregoing hypothetical conversion ratio and equivalent value calculation does not take into account certain reductions in the Mark Twain shares to be delivered (discussed below). Northland Shareholders should note that the actual conversion ratio and equivalent value could be higher or lower than the hypothetical figures computed above.

     No fractional shares of Mark Twain common stock will be issued in the Merger, and any Northland shareholder otherwise entitled to receive fractional shares will receive a cash adjustment based on the value of the Mark Twain common stock used to determine the conversion ratio, as indicated above.

Agreement Respecting Adjustments

     As described above, the Merger Agreement gives Mark Twain the right to review Northland in certain respects, and to request adjustments affecting Northland's Net Worth. After that review, Mark Twain raised certain matters with Northland which, among other things, could have resulted in such adjustments being made. In order to avoid making such adjustments, and in order to make more certain what adjustments would, and would not, be made, Mark Twain and Northland have entered into an Agreement Respecting Adjustments (the "Adjustment Agreement"), a copy of which is attached hereto as Exhibit C.

     In Section 4 of the Adjustment Agreement, Mark Twain has agreed to request no adjustments relating to the Net Worth of Northland or the value of its assets with respect to events or circumstances disclosed to Mark Twain on or before April 30, 1996, other than as provided in the Adjustment Agreement.

     In the Adjustment Agreement, Northland and Mark Twain have further agreed as follows:

          (a) Northland will maintain its allowance for loan losses at 1.5%.

          (b) Three loans (the "Scheduled Loans"), currently treated as assets on Northland's balance sheet, will not be written down or off prior to Closing but will be identified as possible problem loans under the Escrow Agreement (described below). The aggregate amount of the Scheduled Loans which the parties have agreed is at risk is either $168,000 or $338,000, depending upon whether a U.S. government agency affirms a guaranty as to the largest of the Scheduled Loans.

          (c) The Escrow Agreement as signed at Closing will be amended in certain respects, particularly with respect to the treatment of losses from the Scheduled Loans. See "ESCROW AGREEMENT" below.

None of the actions described above will be considered an adjustment as described in paragraphs (a) and (b) under the caption "CONVERSION OF SHARES," and none will affect, nor be affected by, the $100,000 threshold referred to in paragraph (b) under that caption.

Reductions in Mark Twain Shares to be Delivered

     The Merger Agreement provides for the number of Mark Twain shares deliverable on or after the Closing to be reduced (i) to pay the transaction costs incurred by or for the benefit of Northland or its Shareholders, and (ii) to secure certain indemnity obligations of the shareholders to Mark Twain. These reductions are described more fully below under the captions "FEES AND EXPENSES," "INDEMNITY OBLIGATIONS," and "ESCROW AGREEMENT".

Fees and Expenses

     Section 10.8 of the Merger Agreement provides that the Northland Shareholders will bear all costs and expenses of Northland and its Shareholders incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Those costs and expenses are expected to include, among other things, legal fees and expenses payable to Northland's attorneys (Swanson, Midgley, Gangwere, Kitchin & McLarney, L.L.C.) and a finder's or broker's fee payable to Swords Associates, Inc. The legal fees are to be for actual time expended at regular hourly rates, whether or not the Merger closes. The fee to Swords Associates, Inc. is contingent on the Merger closing, and is to be determined using a two-part formula based upon the book value of Northland multiplied by 2.10, the Net Worth multiplier used in the Merger Agreement to determine the conversion ratio. Northland estimates that all such fees and expenses will total approximately $300,000, or approximately $0.50 per Northland share.

     Mark Twain has agreed to pay such fees and expenses in cash upon the receipt of payment directions by the Shareholder Representative (Mr. William E. Johnson). However, Mark Twain will reimburse itself for such cash payments by reducing the aggregate number of Mark Twain shares to be issued in the Merger by that number as have a value, determined pursuant to
Section 1.2(a) of the Merger Agreement, equal to the total amount of such payments. Northland Shareholders should note that the value of Mark Twain shares used to pay such fees and expenses may differ from the MTBI Share Value used to calculate the conversion ratio because (1) the valuation dates may differ, and (2) the MTBI Share Value cannot be less than $35.00 or greater than $39.00, whereas the value used for fee and expense reimbursement is not limited.

Indemnity Obligations

     In the Merger Agreement, all Shareholders who participate in the Merger make certain representations, warranties, and agreements to and with Mark Twain relating to the organization, existence, financial condition, and business of Northland. See the Merger Agreement (Exhibit A hereto), especially Section 3.1 and Article 4. Such representations, warranties, and agreements relate to matters which may be material to Mark Twain in its determination to proceed with the Merger.

     In Article 7 of the Merger Agreement, each Shareholder of Northland who participates in the Merger jointly and severally agrees to indemnify Mark Twain and hold it harmless from and against all loss, liability, cost, and expense (including reasonable attorneys' fees, costs and expenses in contesting the same) (each, a "loss") resulting from any misrepresentation or breach of warranty by Northland or any of its shareholders, or any failure by Northland or any of its shareholders to perform any covenant or agreement contained in or made pursuant to the Merger Agreement, and from any third party claim which, if proven, would result in any such loss. However, the foregoing is subject to several limitations:

          (a) Mark Twain has no right to make any claim for indemnity in excess of the Mark Twain shares held under the Escrow Agreement (described below), subject to certain exceptions as provided in Section 7.2 of the Merger Agreement. Those exceptions relate to free and clear ownership of Northland shares, the absence of certain legal restrictions, and the absence of broker or finder fees (other than the fees payable to Swords Associates, Inc. described in "FEES AND EXPENSES" above). However, only the Principal Shareholders shall be responsible for any loss resulting from a breach of the warranties as to the absence of certain legal restrictions and the absence of broker or finders fees (other than the fees payable to Swords Associates, Inc.) in excess of the Mark Twain shares in escrow.

          (b) If a breach or failure is related to an individual Shareholder's breach of warranty as to his or her ownership of Northland shares, the breaching Shareholder shall pay the entire amount of the loss therefrom. If such individual loss exceeds the Mark Twain shares on deposit in the escrow as to such breaching Shareholder, Mark Twain's rights to indemnity for such loss shall not be limited to the breaching
Shareholder's Mark Twain shares then being held in escrow.

          (c) If a loss, if it had been known on or prior to the end of the calendar month preceding the Closing, would have resulted in a reduction in the Net Worth of Northland, the amount of indemnity due Mark Twain shall be the amount of such loss multiplied by 2.10.

     Similarly, Mark Twain has agreed in Article 7 to indemnify and hold harmless the Shareholders from and against all losses resulting from any misrepresentation or breach of warranty by Mark Twain or any failure by Mark Twain to perform any covenant or agreement contained in or made pursuant to the Merger Agreement, and from any third party claim which, if proven, would result in any such loss.

     The indemnity obligations for each side of the transaction (Mark Twain and the Shareholders) apply only if the losses of that side (collectively) exceed $50,000, in which event the entire amount of losses is subject to indemnification. (Losses relating to the Scheduled Loans under the Adjustment Agreement are not reduced by, and do not count against, the $50,000 threshhold for this purpose.) In addition, the indemnity obligations cease to apply, except in respect of claims as to which the claiming party has given notice to the indemnifying party(ies) (or the Shareholder Representative, in the case of the Shareholders collectively), on or before the earlier of (i) nine calendar months after Closing or (ii) the filing by Mark Twain of its first Quarterly Report on Form 10-Q or Annual Report on Form 10-K (whichever occurs first) which includes the results of operations of Mark Twain for a period of at least 30 days following the effective date of the Merger.

Escrow Agreement

General Provisions

     In order to secure the Shareholders' indemnity obligations to Mark Twain (described above), the Shareholder Representative (on behalf of all Northland Shareholders participating in the Merger) will enter into an Escrow Agreement on the Closing Date with Mark Twain (the "Escrow Agreement"), substantially in the form attached to this Prospectus and Proxy Statement as Exhibit B. At the Closing, 15% of the Mark Twain shares otherwise due to Shareholders (without regard to any reduction for reimbursement of fees and expenses) will be issued to the respective Shareholders entitled to receive them, but will be delivered to Mark Twain Bank as Escrow Agent for deposit under the Escrow Agreement (together, the "Escrowed Shares").

     During the term of the escrow, the Escrowed Shares will remain registered in the names of the various Shareholders for whom they were deposited (the "Depositors") until they are either paid to Mark Twain to satisfy indemnity claims, or delivered out of escrow to the appropriate Depositors. Accordingly, during the escrow each Depositor may vote his or her Escrowed Shares and receive any cash dividends paid in respect thereof.

     The Escrow Agent may not deliver any Escrowed Shares to Mark Twain or any Depositors except as jointly instructed by Mark Twain and the Shareholder Representative in accordance with the Escrow Agreement. However, delivery may be made to a court in the event of a dispute. Delivery instructions will not be given to distribute deposited shares until after the filing by Mark Twain of its first Quarterly Report on Form 10-Q or Annual Report on Form 10-K (whichever occurs first) which includes the results of operations of Mark Twain for a period of at least 30 days following the effective date of the Merger. Subject to the provisions respecting the Scheduled Loans (described below), the Escrowed Shares are to be delivered to the Depositors at that time unless an indemnity claim of Mark Twain remains unsettled, in which case the Escrow Agent may continue to hold a sufficient amount of Escrowed Shares as necessary to satisfy such claim. At the time such unsettled claim is resolved, any Escrowed Shares not needed to satisfy such claim will be distributed to Depositors. Delivery of Escrowed Shares by Mark Twain, if appropriate, will be made pro-rata among the Depositors. Any distribution to Depositors which is described herein as being pro-rata means the distribution will be made in proportion to the Depositors' initial deposits.

Provisions Respecting the Scheduled Loans

     The Escrow Agreement has been modified since the Merger Agreement was signed. The form of the Escrow Agreement attached as Exhibit B reflects the amendments made to it pursuant to the Adjustment Agreement. See "AGREEMENT RESPECTING ADJUSTMENTS" above. Those modifications relate to the treatment of losses from the Scheduled Loans under the Adjustment Agreement. Among other things, the Escrow Agreement and Adjustment Agreement provide that:

          (a) On the date on which the Escrowed Shares would otherwise have been distributed (see "GENERAL PROVISIONS" above), Escrowed Shares having a value (at the closing sale price of Mark Twain's common stock for the last business day preceding such date) equal to the unpaid balance at risk (as set forth on Schedule I to the Adjustment Agreement) of the Scheduled Loans on such date will be retained in escrow (pro rata among the Shareholders, based on their initial deposits). The "Retained Escrow Shares" will serve as a reserve in the event of a loss with respect to the Scheduled Loans. In the event of a loss with respect to a Scheduled Loan, Mark Twain will receive Retained Escrowed Shares having a value equal to the amount of such loss. If all such losses cumulatively exceed the value of the Retained Escrowed Shares, determined as described in paragraph (d) below, Mark Twain will not have any claim against the Shareholders for any such deficiency.

          (b) Following the Closing Date, Mark Twain has agreed to cause the Bank diligently to attempt to collect the Scheduled Loans. In addition, the Bank (through the Shareholder Representative) will consult with and keep the Shareholders advised of the Bank's collection efforts with respect to the Scheduled Loans and any action which could result in a loss with respect to the Scheduled Loans. Upon request, the Bank will sell any of the Scheduled Loans to one or more of the Shareholders, or their designees, for a cash purchase price equal to the unpaid principal amount thereof plus accrued interest.

          (c) If a Scheduled Loan remains unpaid two years following the Closing Date, Mark Twain and the Shareholders will attempt to agree on the value of such Loans as of the date two years after Closing (the "Valuation Date"). If they are unable to agree on the value, then that Scheduled Loan will be valued by an independent appraiser. The valuation shall be performed by a firm of independent certified public accountants agreed to by Mark Twain and the Shareholders, with the costs divided equally between the two sides.

     (d) A loss with respect to a Scheduled Loan is an amount equal to the difference between (i) the unpaid balance at risk of such Loan as of the Valuation Date, and (ii) the value of such Loan determined as described in subparagraph (c) above, net of any income tax benefit realizable by the Bank in connection with such loss. Mark Twain will receive Retained Escrowed Shares having a value equal to the amount of the loss of such Loans, with such Shares being valued at the closing sale price of Mark Twain's common stock for the last business day preceding the date of receipt.

          (e) One year following the Closing Date, and at such other times, if any, as Mark Twain may deem to be appropriate, Mark Twain will review the status and prospects for payment of any Scheduled Loans remaining unpaid at that time to determine whether Mark Twain is willing to release from escrow any of the Retained Escrowed Shares deposited with respect thereto. If at any time the value of the Retained Escrowed Shares, valuing such shares for purposes of this paragraph (e) at the closing sale price of Mark Twain's common stock for the last business day preceding the date of valuation, exceeds 120% of the unpaid balance at risk of the Scheduled Loans as of such date, reduced by the amount of the special reserve against such loan, then such number of Retained Escrowed Shares having a value equal to the amount of such excess shall be released from escrow and delivered to the Shareholders pro rata, provided that at the time of the release the Shareholders enter into an agreement, satisfactory to Mark Twain, to return shares or other collateral in the event that the value of the remaining Retained Escrowed Shares falls below 120% of the unpaid balance at risk of the Scheduled Loans, provided, however, that the Shareholders will not be required to re-deposit more Mark Twain shares than were released to them under this paragraph.

          (f) The Escrow Agent will hold and dispose of the Retained Escrowed Shares as follows:

                (i) In the event of a loss with respect to the Scheduled Loans, Mark Twain will notify the Escrow Agent and the Shareholder Representative of such loss, making a demand upon the Escrow Agent for the return of such number of the Retained Escrowed Shares deposited by the Shareholders having a value equal to the amount of the loss (the "Demanded Shares"), determined as described in paragraph (d) above. The Shareholder Representative may object to the release of the Demanded Shares. If the Shareholder Representative does not object in a timely manner, the Escrow Agent will deliver the Demanded Shares to Mark Twain. If such loss exceeds the value of the Retained Escrowed Shares, the Escrow Agent will return to Mark Twain all of the Retained Escrowed Shares.

               (ii) Promptly following the payment in full of any Scheduled Loan, a proportionate number of Retained Escrowed Shares will be released from escrow and delivered to the Shareholders pro rata, provided that the Retained Escrowed Share remaining in escrow may not have a value less than the amount at risk of the remaining Scheduled Loans. If all Scheduled Loans are repaid in full, Mark Twain will authorize the release of all Retained Escrowed Shares to the appropriate Shareholders.

               (iii) At any time that Mark Twain releases from escrow any portion (but less than all) of the Retained Escrowed Shares ("Released Shares"), the Escrow Agent will continue to hold any remaining Retained Escrowed Shares, together with any redeposited shares, (the "Remaining Retained Escrowed Shares").

               (iv) In the event of a loss with respect to the Scheduled Loans subsequent to any distribution of Released Shares, the Escrow Agent will return to Mark Twain only such number of the Remaining Retained Escrowed Shares having a value equal to the amount of the loss with respect to such Loans. Mark Twain will not have any claim against any Shareholder for any deficiency between the loss with respect to such Loans and the value of the Remaining Retained Escrowed Shares, notwithstanding that the original value of the Retained Escrowed Shares might have been sufficient to compensate Mark Twain for such loss.

               (v) In the event of any dispute regarding the valuation of the loss with respect to the Scheduled Loans and/or the valuation of the Retained Escrowed Shares deposited with respect to such Loans, the Escrow Agent will initially deliver to Mark Twain only such number of Retained Escrowed Shares having a value equal to the loss, using the Shareholder Representative's good faith valuations of both the Retained Escrowed Shares and the loss. The Escrow Agent will continue to hold any undistributed Retained Escrowed Shares with respect to such Loans until the Shareholder Representative and Mark Twain agree on the proper valuations for such shares and/or such loss or until an independent appraiser selected in accordance with paragraph (c) above establishes such valuations. The Escrow Agent will then determine, using such subsequent valuations, the additional number of Retained Escrowed Shares, if any, to be delivered to Mark Twain to fully settle the loss with respect to such Loans (the "Additional Shares"). Promptly thereafter, the Escrow Agent shall deliver the Additional Shares to Mark Twain and shall immediately release and deliver to the appropriate Shareholders any residual Retained Escrowed Shares.

               (vi) Notwithstanding the foregoing, in the event any of the Retained Escrowed Shares are to be returned to Mark Twain pursuant to the provisions summarized in this paragraph (f), any Shareholder may deposit with the Escrow Agent cash in an amount equal to the value of the Retained Escrowed Shares of such Shareholder which would otherwise be returned to Mark Twain, which value will be determined as described in paragraph (d) above.

Vote Required

     Missouri law requires the affirmative vote of the holders of two-thirds of the Northland shares outstanding on the Record Date to approve the Merger. In determining the number of shares that have been affirmatively voted for the Merger, the following shares will not be considered to have been affirmatively voted (which is equivalent to being voted against the Merger): shares not represented at the Special Meeting; shares that are voted "ABSTAIN"; shares held by nominees for which no voting instructions relating to the Merger have been given by the beneficial owner and as to which the nominee has no discretionary voting authority, even if the beneficial owner has given voting instructions on other matters; and any other broker non-votes.

     The Principal Shareholders own or directly control 312,911 shares of the common stock of Northland, which is approximately 52% of the 598,471 outstanding shares, or substantially more than half the shares needed to approve the Merger. In the Merger Agreement, the Principal Shareholders have agreed to vote their shares in favor of the Merger. See "NORTHLAND BANCSHARES, INC. - PRINCIPAL SHAREHOLDERS OF NORTHLAND" for further information regarding the shareholdings of the Principal Shareholders and their associates.

Covenants Prior to Closing

     In Article 4 of the Merger Agreement Northland and the Principal Shareholders have made certain covenants to Mark Twain relating to the period before the Closing Date including, among others, that: (a) they will cause business of the Bank to be operated in its normal course; (b) Northland will not issue further shares of stock (except for certain incentive compensation share described in "NORTHLAND BANCSHARES, INC. - EMPLOYEE STOCK GRANTS" below) or otherwise change the amount of Northland shares outstanding; or (c) neither Northland nor the Bank will pay any dividends, unless Mark Twain consents.

Closing; Conditions to Closing

     The Merger Agreement provides that the Closing Date of the Merger will be on the 10th business day of the month after the month in which is received the last governmental or regulatory action necessary to close the Merger, unless otherwise agreed by the Shareholder Representative and Mark Twain. On and after the Closing Date, Mark Twain will exchange shares of its common stock for Northland stock certificates using the conversion ratio described above, subject to reductions in Mark Twain shares as described above.

     Article 6 of the Merger Agreement provides that certain conditions must be met prior to the closing of the Merger (the "Closing"). Failure to satisfy any of them could result in the Merger being abandoned. The conditions which, if unsatisfied, would allow Mark Twain to abandon the Merger include, among others:

   * The representations and warranties of Northland and the Shareholders participating in the Merger must be true, and their agreements must be performed, on the Closing Date.

   * The holders of at least two-thirds of Northland's outstanding shares must approve the Merger, and holders of no more than 10% of Northland's shares may exercise their dissenters' rights. See "VOTE REQUIRED" above and "DISSENTERS' RIGHTS OF APPRAISAL" below.

   * Any third party consents required by contract must be received (Northland believes that none are required).

   * At least 31 days prior to the Closing Date, certain holders of Northland shares who are "affiliates" must agree to be bound by certain restrictions on their right to transfer Mark Twain shares. See
"RESTRICTIONS ON TRANSFER" below.

   * The Net Worth of the Bank as of the last day of the month preceding Closing must be at least 6% of the Bank's total assets as of such day.

   * Mark Twain must receive confirmation from its independent accountants that the Merger will qualify for pooling of interests accounting treatment. See "ACCOUNTING TREATMENT" below.

   * The Northland shares to be issued to an officer of the Bank as incentive compensation shall have been issued at least 30 days prior to the Closing Date and no other rights of any sort to acquire or be issued Northland shares shall be outstanding at Closing. See "EMPLOYEE STOCK GRANTS" and "ADDITIONAL NORTHLAND SHARES" under the caption "NORTHLAND BANCSHARES, INC." below.

     There are certain conditions which, if unsatisfied, would allow Northland or the Principal Shareholders to abandon the Merger including, among others, that the representations and warranties of Mark Twain and Sub must be true, and their agreements must be performed, on the Closing Date. There are certain conditions which, if unsatisfied, would allow any party to the Merger Agreement to abandon the Merger including, among others, that all regulatory approvals must be obtained. See "REGULATORY APPROVALS REQUIRED" below. In addition, certain certificates and opinions must be delivered at the Closing. Any party who has the right to abandon the Merger due to a failure to satisfy one of the conditions has the power to waive that condition and proceed with the Merger, notwithstanding the failure. The Shareholder Representative may waive any condition on behalf of Northland and the Shareholders.

Termination

     The Merger Agreement may be terminated if any of the conditions to closing have not been satisfied or waived prior to the Closing Date, as described in "CLOSING; CONDITIONS TO CLOSING" above. In addition, Section
10.3 of the Merger Agreement provides for termination if any of the following occur:

   * A material violation of the Merger Agreement by one party gives the other party the right to terminate unless the violation is cured within 10 days after notice (Northland and the Principal Shareholders are considered to be one party for this purpose).

   * The Closing has not occurred by October 31, 1996, except that if the sole reason for delay is lack of regulatory approval, then the termination date is December 31, 1996.

   * Mark Twain may terminate the Merger Agreement if it discovers information not satisfactory to it, subject to certain limitations and procedures specified in Sections 10.3(c) and 10.3(d) of the Merger Agreement.

   * The Merger Agreement will terminate if certain regulatory approval applications are denied, subject to certain limitations and procedures. See "REGULATORY APPROVALS REQUIRED" below.

   * Mark Twain may terminate the Merger Agreement if Northland or the Bank becomes subject to certain regulatory agreements, orders, or proceedings.

   * Mark Twain may terminate the Merger Agreement in lieu of requesting a downward adjustment to Northland's Net Worth in excess of $100,000. See "DESCRIPTION OF THE TRANSACTION - CONVERSION OF SHARES" above and Sections
1.8 and 10.3(g) of the Merger Agreement. However, if Mark Twain, in lieu of termination, does request an adjustment in excess of $100,000, either Mark Twain or Northland may terminate the Merger Agreement if Mark Twain and Northland are unable to agree on the amount of any such downward adjustment, subject to certain procedures.

Exchange of Northland Shares For Mark Twain Shares at Closing

     If the Shareholders approve the Merger, and if the other conditions to Closing are satisfied or waived by the appropriate parties, then a Closing Date will be scheduled in accordance with the Merger Agreement. See "CLOSING - CONDITIONS TO CLOSING" above. If the Merger is consummated, all Northland shares not held by dissenters will be deemed cancelled and converted into Mark Twain shares as of the Closing Date.

      Northland Shareholders should not deliver certificates for their Northland shares at this time; only proxy forms should be sent back to Northland now. Shareholders are advised, however, to locate their Northland stock certificates and to contact Northland immediately if they cannot be found. In addition, lenders secured by Northland shares and other lienholders should be apprised that the Merger may occur so that, if and when the Merger is closed, the exchange will proceed smoothly.

Determination of Conversion Formula

     The conversion formula for the Merger was determined by negotiation between representatives of Mark Twain and representatives of Northland and the Principal Shareholders. In these negotiations, the parties took into account, among other things, the size, financial condition, location, and future prospects of Northland, the anticipated future capital needs of Northland, the benefits to Mark Twain and to Northland of making the resources of Mark Twain available to the Northland operations, and the current and historic market value of the Mark Twain common stock.

     The Board of Directors of Northland believes the conversion formula is fair to Northland's Shareholders. Each Principal Shareholder (including all directors and executive officers of Northland) has agreed to vote in favor of the Merger and to accept Mark Twain shares in accordance with the conversion formula. However, Northland's shares have not been appraised by any independent appraiser or consultant, nor is there any established market, or market price, for Northland's shares. Accordingly, each Shareholder should review the materials in this Prospectus and Proxy Statement carefully in order to make his or her own determination regarding the fairness of the conversion formula.

Regulatory Approvals Required

     The Merger will require the approval of the Board of Governors of the Federal Reserve System and the Missouri Commissioner of Finance. In addition, the United States Department of Justice will have the opportunity to review and disapprove the Merger on anti-trust grounds. Although the federal and state applications have been filed, no approval has yet been obtained. Moreover, although neither Mark Twain nor Northland believe that the Merger will be disapproved, the regulatory process is not within their control and disapproval is possible. Final disapproval would result in the Merger being abandoned. See "TERMINATION" above.

Changes in Rights of Holders of Common Stock

     The rights of the shareholders of Mark Twain and Northland are governed by The General and Business Corporation Law of Missouri, Ch. 351 R.S.Mo. and by the respective Articles of Incorporation and By-laws of the two corporations. The legal rights of Northland shareholders, as such, will be different after the Merger in certain respects. The following paragraphs summarize certain material differences between the rights of Northland shareholders and Mark Twain shareholders. The summary is not comprehensive and is qualified by reference to the applicable Articles of Incorporation and By-Laws; copies of Mark Twain's Articles of Incorporation and By-laws have been given to Northland, and may be obtained from Northland (for the cost of copying) by calling the office of Leland M. Walker at (816) 746-2000.

     Mark Twain's board of directors is classified into three nearly equal groups of directors serving staggered three-year terms. The fact that Mark Twain's board is staggered may tend to discourage, under certain circumstances, attempts to take control of Mark Twain against the wishes of Mark Twain's management. In contrast, the entire Northland board is elected each year.

     If the size of the Northland Board of Directors were increased, the then-incumbent Northland directors could fill the newly-created vacancies until the next shareholders' meeting; under Mark Twain's By-Laws, such vacancies can be filled only by the shareholders. Northland's By-Laws generally permit shareholders to inspect its corporate records; Mark Twain's By-Laws contain no such general provision, and Missouri's corporate law gives shareholders only limited inspection rights. Northland is permitted to issue fractional shares of stock; Mark Twain does not issue fractional common shares.

     Northland's By-Laws require it to indemnify its directors and executive officers to the full extent allowed by law, except in cases of conduct adjudged to have been knowingly fraudulent, deliberately dishonest, willfull misconduct, gross neglect of duty, or criminal. Northland also is not required to provide indemnity in cases involving certain administrative agencies. Mark Twain's By-Laws have a similar indemnity requirement, except that all officers are covered and Mark Twain's By-Laws contain no exceptions other than those provided by Missouri law. In addition, Mark Twain's By-Laws expressly authorize (but do not require) the indemnification of other Mark Twain employees; Northland's By-Laws have no similar provision. Under Missouri law, indemnity is permitted generally for judgments, fines, certain amounts paid in settlement, and expenses (including attorneys' fees), if the indemnified person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnity for criminal action is permitted in Missouri if the person had no reasonable cause to believe his conduct was unlawful. In actions by the corporation against an indemnified person, indemnity is not permitted in Missouri if the person is adjudged to have been liable for negligence or misconduct in the performance of his or her duty to the corporation, except that a court may determine that the person is fairly and reasonably entitled to indemnity for expenses.

     Mark Twain's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended. For that reason, Mark Twain is considered a public company and is required to provide publicly-available periodic reports to the Securities and Exchange Commission, which include financial statements, management discussion and analysis of financial condition and results of operation, and current reports of certain matters. Certain of these reports, or portions thereof, are routinely sent to Mark Twain's shareholders. Northland is not a public company and is not subject to such reporting requirements.

     Mark Twain's common stock, unlike Northland's common stock, is quoted on the NASDAQ National Market System. For that reason, Mark Twain is required to extend to its shareholders certain privileges, including requiring shareholder approval of certain transactions in which an officer or director or substantial shareholder has a specified interest in the transaction. Such shareholder approval provisions are not applicable to Northland.

     The holders of Northland shares earlier entered into a Shareholders Agreement restricting transfer of their shares. A sufficient percentage of the holders of Northland shares (as required by the Shareholders Agreement) have agreed to terminate the same, effective with the Closing. However, if the Merger is not closed, Northland shares will remain subject to the restrictions and other provisions of the Shareholders Agreement. Mark Twain's shares are not subject to any such agreement. See "TERMINATION OF SHAREHOLDERS AGREEMENT" below.

Dissenters' Rights of Appraisal

     Section 351.455 of The General and Business Corporation Law of Missouri, a copy of which is included as Exhibit D hereto, grants to any Northland Shareholder who objects to the Merger and who follows the procedures specified in such section the right to receive the fair value of his or her Northland shares, determined as provided in such section.

Summary of Actions Required

     A dissenter must follow all of the procedures of Section 351.455 in order to preserve his or her statutory rights. Basically, a dissenter must: (i) before the vote on approval of the Merger, file a written objection with Northland (see below); (ii) fail to vote for the Merger;
(iii) within 20 days after the effective date of the Merger (the "Effective Date"), file a written demand for payment with the surviving corporation (see below); and (iv) state in the written demand the number of shares of Northland common stock owned by such dissenter. If the dissenter and Mark Twain cannot agree on a value for his or her Northland shares, the dissenter must also file a petition in Missouri state court within a certain time period. Any failure to observe any of these procedures could result in the total loss of dissenters' rights under Section 351.455; a dissenter who lost his or her dissenters' rights would be bound by the Merger Agreement and would have to accept the Mark Twain shares as provided therein. Each of these procedures is discussed in more detail below.

Actions Required Before and During the Special Meeting

     Prior to or at the Special Meeting, but in any case before the Merger is submitted to a vote, a dissenter must file with Northland a written objection to the Merger (described below). In addition, the dissenter must not vote in favor of the Merger.

Written Objection

     The written objection to the Merger must be separate from a dissenter's vote or proxy relating to the Merger, and must be executed by the dissenting Shareholder of record, fully and correctly, as such Shareholder's name appears on his or her stock certificate. In case of fiduciaries or multiple co-owners of record, the objection must be executed by all record owners in their proper capacities. An agent for a record owner must specify the owner and the fact that execution is by an agent. Written objections should be delivered to Mr. Leland Walker at Northland, 7667 Northwest Prairie View Road, Kansas City, Missouri 64151, before or at the Special Meeting, but prior to the vote. Objections must be received by Mr. Leland Walker before the vote is taken. Each dissenter is solely responsible for timely delivery of the written objection.

Actions Required After Closing

     Within 20 days after the Effective Date of the Merger, a dissenter must make written demand (described below) on the surviving corporation for payment of the fair value of the Northland shares held by such shareholder.

Written Demand

     The written demand must be executed by the same person(s) and in the same manner as the written objection (described above). Written demands must be received by Mr. Leland Walker at 7667 Northwest Prairie View Road, Kansas City, Missouri 64151, or by Mr. Carl A. Wattenberg, Jr., Mark Twain Bancshares, Inc., 8820 Ladue Road, St. Louis, Missouri 63124, within the 20-day period described in the preceding paragraph. Each dissenter is solely responsible for timely delivery of the written demand.

Determination of Value; Filing of Court Petition

     If within 30 days after the Effective Date the dissenting shareholder and the surviving corporation agree on the fair value, payment will be made within 90 days after the Effective Date, upon surrender of the applicable stock certificates. If such agreement is not reached within the 30-day period, the dissenting shareholder may, within 60 days after expiration of the 30-day period, file a petition in any court of competent jurisdiction within St. Louis County, Missouri, asking for a finding and determination of the fair value of such shares. If the petition is filed in the proper court within the 60-day period, the dissenting shareholder is entitled to judgment against the surviving corporation for the fair value of the Northland common stock as of the day prior to the date on which the vote relating to the Merger was taken, with interest thereon to the date of judgment. The judgment is payable upon surrender of the applicable stock certificates. Any shareholder failing to file the petition within the 60-day period is conclusively presumed to have approved and ratified the Merger, and will be bound by its terms.

     THE VALUE DETERMINED IN THE APPRAISAL PROCESS COULD BE HIGHER OR LOWER THAN THE MARKET VALUE OF THE MARK TWAIN SHARES WHICH WOULD HAVE BEEN RECEIVED UNDER THE TERMS OF THE MERGER AGREEMENT.

10% Limit on Dissenters

     Under Section 6.1(i) of the Merger Agreement, Mark Twain has the right to abandon the Merger if the holders of Northland shares who have exercised their dissenters' rights of appraisal hold in the aggregate more than 10% of Northland's outstanding shares. If the Merger is abandoned, no Shareholder will have any right to receive any cash or stock from Mark Twain or any of its subsidiaries in exchange for his or her Northland shares. See "CLOSING; CONDITIONS TO CLOSING" above for other conditions to Closing.

Legal Advice

     Any Shareholder who believes he or she might wish to exercise dissenters' rights should review the provisions of Section 351.455 carefully, and should consult with his or her own legal advisor. A failure to comply with any of the requirements of Section 351.455 could result in a total loss of the rights granted thereunder.



                        RESTRICTIONS ON TRANSFER

Merger Agreement

     Mark Twain shares issued in the Merger generally will be freely transferable on the over-the-counter market. See "DESCRIPTION OF MARK TWAIN CAPITAL STOCK - MARKET FOR STOCK" below. However, the Merger Agreement imposes certain transfer restrictions on certain Northland Shareholders. Those restrictions, described briefly below, are intended to ensure compliance with certain accounting and legal requirements. A legend may be placed on Mark Twain stock certificates issued to affected Northland Shareholders in order to help enforce these restrictions.

Affiliates

     The transfer restrictions described below apply only to "affiliates" of Northland, and to non-affiliates of Northland who become affiliates of Mark Twain after the Merger. A person would be considered an affiliate of Northland if such person is a director or senior executive officer of Northland, or otherwise controls, is controlled by, or is in control of Northland with others, immediately prior to the Effective Date of the Merger. A similar definition would apply with respect to Mark Twain after the Merger.

     Northland has identified the Principal Shareholders as being affiliates of it. Northland also has identified the following persons (and certain associated trusts) who may be considered affiliates: Gerard J. Mos, Jr.; Stephen G. Mos; and Paul B. Rosen and Deborah S. Rosen. The Rosens, who own approximately 9% of Northland's shares and are the daughter and son-in-law of John Schott (a director of Northland), have informed Northland that they believe they are not affiliates of Northland. Nevertheless, Mark Twain intends to treat each such person (and his or her associates) as being an affiliate unless he or she presents an acceptable attorney's opinion or other persuasive evidence (satisfactory to Mark Twain and its auditors) that such treatment is not warranted. All other Northland Shareholders are expected to be treated as being non-affiliates. Mark Twain is not aware of any Northland Shareholder who is expected to become a Mark Twain affiliate immediately after the Merger.

Treatment of Non-Affiliates

     Non-affiliate Shareholders of Northland who receive Mark Twain shares in the Merger and who do not become affiliates of Mark Twain after the Merger will not be subject to the restrictions described below, and the Mark Twain shares received will be transferable in open market sales without registration or further restriction under the Merger Agreement or the Securities Act of 1933.

Accounting Rule Restrictions on Affiliates

     Affiliates of Northland (including all Principal Shareholders) are not permitted to dispose of any of their Northland shares during the 30-day period preceding Closing. In addition, each affiliate will be required to enter into an agreement with Mark Twain under which such person agrees (1) that no transfer of any Mark Twain shares issued to any such person in the Merger will occur until after the filing with the Securities and Exchange Commission by Mark Twain of its first earnings release which includes the post-Merger combined results of operations of Mark Twain for a period of at least 30 days following the Effective Date of the Merger, and (2) to comply with all applicable restrictions on transfer under the Securities Act of 1933 and other securities laws applicable to the transfer of such Mark Twain shares.

Federal Securities Law Restrictions on Affiliates

     The Merger Agreement requires compliance with Rule 145 under the Securities Act of 1933, as it may be amended from time to time. As currently amended, Rule 145 provides that a Northland affiliate may sell Mark Twain shares received in the Merger on the open market only in ordinary brokers' transactions, generally may sell no more than 1% of Mark Twain's outstanding common stock in any 3-month period, and is subject to certain other restrictions. Inasmuch as no Shareholder will receive Mark Twain shares in the Merger equal to 1% of the currently outstanding common stock of Mark Twain, it is not anticipated that the restrictions imposed by Rule 145 and the requirement of brokers' transactions would be a material deterrent to the sale by any Shareholder of all of the Mark Twain shares received by him or her in the Merger. Affiliates, though, will still be bound by the agreements reached with Mark Twain as described in "ACCOUNTING RULE RESTRICTIONS ON AFFILIATES" above.

     The Rule 145 restrictions on affiliates ordinarily would lapse after three years, unless the person becomes a Mark Twain affiliate. The SEC has proposed to shorten a related, but separate, three-year period under Rule 144 to two years. The SEC staff has informally advised Mark Twain that although shortening of Rule 144's restriction period will not necessarily be accompanied by a similar shortening of Rule 145's restriction, the matter has not yet been decided. Mark Twain cannot predict if or when Rule 145's restriction may be shortened.



                         ACCOUNTING TREATMENT

     Mark Twain intends to account for the Merger using the pooling of interests method.



                     FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of The Stolar Partnership, counsel to Mark Twain, the following summarizes the principal federal income tax consequences of the Merger to Northland Shareholders. This summary addresses only persons who hold Northland shares as a capital asset and does not cover special tax situations which may be unique to a particular person. Each Northland Shareholder should consult his or her own tax advisor regarding how the Merger may affect his or her specific situation.

     Neither Mark Twain nor Northland has sought, and neither intends to seek, rulings from the Internal Revenue Service (the "Service") regarding the federal income tax consequences of the Merger.

     Provided the Merger is consummated in accordance with the terms and conditions set forth in the Merger Agreement, and conditioned on the accuracy of certain representations made by the managements of Mark Twain, Sub, and Northland, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Mark Twain, Northland, and Sub each will be a party to that reorganization.

     The federal income tax consequences of the Merger to a Northland Shareholder depend upon whether Northland shares actually owned by such Shareholder are exchanged for Mark Twain shares or for cash (upon the exercise of dissenters' rights).

Tax Consequences to Northland Shareholders

Receiving Mark Twain Common Stock

Receipt of Mark Twain Common Stock

     A Northland Shareholder who receives Mark Twain shares (including the shares held under the Escrow Agreement) in exchange for the Northland shares actually owned by such Shareholder will not recognize any gain or loss upon such exchange. The aggregate basis of the Mark Twain shares received will be the same as the aggregate basis of the Northland shares surrendered in the Merger (less any basis allocable to a fraction of a Mark Twain shares). The holding period of the Mark Twain shares received by each Shareholder will include the holding period of the Northland shares surrendered by such Shareholder.

Cash Received in Lieu of Fractional Shares

     No fractional shares of Mark Twain will be issued in the Merger. A Northland Shareholder who receives cash in lieu of a fractional share will be treated as having received cash in redemption of such fractional share and will recognize capital gain or loss on the redemption.

Tax Consequences to Northland Shareholders

Exercising Dissenters' Rights of Appraisal

     The receipt of cash by a Northland Shareholder who exercises his or her statutory dissenters' rights generally will be treated as a taxable distribution in redemption of such shares surrendered and will result in capital gain or loss or ordinary income in accordance with the provisions of Section 302 of the Code. The tax consequences of such a receipt are complex and depend on the individual circumstances of the dissenter. Dissenters are advised to consult with their tax advisors in deciding whether to exercise such rights.

Sale of Mark Twain Shares
Under the Escrow Agreement or
to Pay Fees and Expenses

     The Merger Agreement provides for the number of Mark Twain shares otherwise deliverable to the Northland Shareholders to be reduced to pay certain transaction costs incurred in connection with the Merger and to secure (pursuant to the Escrow Agreement) certain indemnity obligations of such Shareholders to Mark Twain. See "REDUCTIONS IN MARK TWAIN SHARES TO BE DELIVERED" under the caption "DESCRIPTION OF THE TRANSACTION" above.
The reduction of Mark Twain shares deliverable to Shareholders which results from the payment of fees and expenses will be treated as a capital gain or loss or ordinary income in accordance with the provisions and limitations of Section 302 of the Code. The delivery of Mark Twain shares to the escrow agent to be held in the event of a claim by Mark Twain in regard thereto does not, of itself, create a capital gain or loss or ordinary income as to depositing Shareholders. The use of deposited shares to pay claims made by Mark Twain under the Escrow

Agreement, however, will create a capital gain or loss or ordinary income in accordance with the provisions and limitations of Section 302 of the Code. Payments of fees and expenses attributable to Shareholders by reduction of the shares otherwise deliverable to them may increase a Shareholder's aggregate basis in his or her Northland shares; payment of indemnity claims by the sale of shares deposited in escrow may increase a Shareholder's aggregate basis in his or her remaining Mark Twain shares. Shareholders are urged to consult with their tax advisors regarding the tax treatment resulting from their payment of fees and expenses or payment of indemnity obligations through the use of Mark Twain shares otherwise deliverable to them in the Merger.

     Mark Twain will be required to report any sales of shares to pay fees and expenses and indemnity claims to the Internal Revenue Service using Form 1099-B, a copy of which will be sent to each affected Shareholder.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. NORTHLAND SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES TO THEM OF THE MERGER.



                    MARK TWAIN BANCSHARES, INC.

     Mark Twain is the 6th largest bank holding company in the state of Missouri, and was incorporated in Missouri in 1967. Mark Twain operates 24 separate locations in the St. Louis metropolitan area (including 4 in Illinois) through two banking subsidiaries: Mark Twain Bank and Mark Twain Illinois Bank. Mark Twain also operates 11 separate locations in the Kansas City metropolitan area through another banking subsidiary: Mark Twain Kansas City Bank. All banking subsidiaries of Mark Twain are members of the Federal Deposit Insurance Corporation.

     All locations of Mark Twain's banking subsidiaries provide a full range of commercial and retail banking services and serve primarily the St. Louis and Kansas City metropolitan areas. Retail services include a wide range of checking, savings and time deposits, consumer loans (including personal consumer loans and home improvement loans), lines of credit, overdraft protection, automobile financing, safe-deposit services, and the MasterCard and VISA credit card services. The Bond Division of Mark Twain Bank offers a variety of fixed income investment products including government, municipal and corporate bonds, as well as short-term money market investments and precious metals. Mark Twain Brokerage Services, Inc., a member of the National Association of Securities Dealers, provides bank customers with complete discount brokerage services on all exchanges. A brokerage account may be linked with an interest-earning Mark Twain bank account and debited or credited directly for customer convenience. Also, complete security safekeeping services are available. The Mark Twain Trust Division of Mark Twain Bank provides a complete line of personal trust, employee benefit plan, investment advisory and management, and corporate trust services.

     Mark Twain traditionally has emphasized real estate lending, and continues to do so. At December 31, 1995, approximately 55% of Mark Twain's loan portfolio consisted of real estate construction or real estate mortgage loans, and other loans are secured by real estate collateral, including commercial and industrial loans.

     The principal executive offices of Mark Twain are located at 8820 Ladue Road, St. Louis, Missouri 63124, telephone (314) 727-1000.

Financial Reports of Mark Twain

     Delivered with this Prospectus and Proxy Statement is a copy of the 1995 Annual Report of Mark Twain, delivered to its shareholders pursuant to the requirements of the Securities Exchange Act of 1934. That Report includes information concerning the business and financial condition of Mark Twain as of December 31, 1995 and for periods ended on that date, including a consolidated balance sheet of Mark Twain as of December 31, 1995 and 1994, and consolidated statements of income, changes in shareholders' equity and changes in financial position for the years ended December 31, 1995, 1994, and 1993. In addition, a copy of Mark Twain's First Quarter Report for 1996 is being delivered with the 1995 Annual Report. Additional copies of these financial reports may be requested by calling Mr. Carl A. Wattenberg, Jr., Mark Twain's Senior Vice President, Secretary, and General Counsel, at
(314) 889-0707.

     Other information concerning Mark Twain also is available. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE" at page 2 above.

Recent Developments

First City Acquisition

     Mark Twain has entered into a merger agreement with First City Bancshares, Incorporated of Springfield, Missouri ("First City Bancshares"), which owns 100% of the common stock of First City National Bank in Springfield, Missouri. In connection with this agreement, Mark Twain will acquire 100% of the stock of that bank along with certain real estate. As of December 31, 1995, First City Bancshares had total consolidated assets of $89.2 million, total consolidated deposits of $79.0 million, and total stockholders' equity of $4.0 million; its net loss for fiscal 1995 was $21,000. Completion of the First City Bancshares merger is subject to a variety of substantive and legal conditions. At present, Mark Twain expects that the First City Bancshares acquisition will result in the issuance of approximately 272,000 shares of its common stock; the final number could be less or greater than that estimate. Mark Twain also expects to pay approximately $2 million in cash. The First City Bancshares acquisition is expected to be accounted for as a purchase, rather than a pooling of interests. The issuance of Mark Twain shares in the First City Bancshares acquisition will be considered a "private placement" under federal securities laws. For additional information regarding the possible financial accounting effects of the First City Bancshares acquisition presented on a pro forma basis, see "SUMMARY - PRO FORMA INFORMATION" above.

Change in Stock Listing

     Mark Twain's common stock currently is a National Market System stock quoted in the over-the-counter market on Nasdaq, as described below under the caption "DESCRIPTION OF MARK TWAIN CAPITAL STOCK - MARKET FOR STOCK." Mark Twain expects to file, shortly after the date of this Prospectus and Proxy Statement, an original listing application with the New York Stock Exchange, Inc. for the listing of its common stock on that Exchange. If that application is filed with and accepted by the Exchange, Mark Twain's shares would be listed on the Exchange, possibly prior to the the date of the Special Meeting, and no longer would be quoted on Nasdaq. If the application is filed, Mark Twain intends to request that its shares be quoted on the Exchange under the symbol "____."

Dividend Rate Change

     On January 4, 1996, Mark Twain announced an increase in the common stock dividend effective in the first quarter. The new annualized dividend rate is $1.24 per share ($0.31 quarterly per share), up from an annualized rate of $1.08 per share ($0.27 quarterly per share), and was first paid on February 9, 1996, to shareholders of record of Mark Twain common stock on January 26, 1996. The first quarter dividend was the 105th consecutive quarterly common stock dividend in the history of Mark Twain, which has increased its dividend 31 times in the 27 years since its public formation in 1969. The new higher dividend rate reflects Mark Twain's goal to pay out between 35% and 45% of profits to shareholders in the form of cash dividends, while investing the remainder in the company to support future growth.

Major Stockholders

     The only person who is known to Mark Twain to be the beneficial owner of more than 10% of any class of its voting securities is Mr. Alvin Siteman, the Chairman of the Board of Mark Twain, who (as of February 15,
1996) beneficially owned 2,281,077 shares of Mark Twain's common stock (including 31,560 shares which he has a right to acquire through the exercise of employee stock options). In all, Mr. Siteman beneficially owns approximately 14.0% of Mark Twain's common stock.

Reasons for the Transaction

     Mark Twain's objectives in entering into the Merger are to expand its services in the Kansas City metropolitan area, while increasing its asset size and its deposit base. Mark Twain intends to merge the Bank into Mark Twain Kansas City Bank after the Closing. Mark Twain has no other acquisitions of Kansas City area banks pending at the present time; however, Mark Twain continues to evaluate and pursue the expansion of its western Missouri franchise by acquisition of existing banks and by opening additional branch locations as permitted by law.

Incorporation of Documents

     A number of documents filed by Mark Twain with the Securities and Exchange Commission are incorporated herein by reference. These documents are available to Northland Shareholders upon request. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE" at page 2 of this Prospectus and Proxy Statement.



                       NORTHLAND BANCSHARES, INC.

     Northland Bancshares, Inc. is a Missouri business corporation which owns all of the capital stock of First National Bank of Platte County, a national banking association (the "Bank"), and of North American Credit Service, Inc. ("NACSI"), which owns the building in which the Bank's principal offices are located. Northland has no significant business other than owning the Bank and NACSI. As of December 31, 1995, Northland's total consolidated assets were $72.3 million, its total deposits were $60.9 million, and its total stockholders' equity was $6.0 million, or $11.33 per share.

     The headquarters of Northland is located at 7667 Northwest Prairie View Road, Kansas City, Missouri 64151. Its telephone number is (816) 746-2000.

Employee Stock Grants

     On October 25, 1994, Northland granted stock options to the following Bank employees, exercisable on or before October 24, 2004, for purchase of shares of Northland as set forth opposite the listed name at a purchase price of $9.53 per share (originally fixed at $11.00 per share and thereafter adjusted for stock dividends).
               Name                    Number of Shares
          Leland M. Walker                  3,465
           Dale G. Rapp                     3,465
          Karen S. Wolters                  3,465
          Donna A. Stokes                   1,732

The above stock options were exercised prior to the Record Date; accordingly, the Northland shares listed have been issued to the optionees, may be voted at the Special meeting, and (except as to shares issued to Donna Stokes) are reflected in holdings of the Principal Shareholders set forth below. There are no other options or agreements of any sort to buy Northland shares outstanding and no further options or grants of right to purchase Northland shares will be made.

     The Board of Directors also earlier adopted a policy for service awards payable in stock of Northland. The current service award policy is that five-year employees receive 37 shares of Northland and ten-year employees received 73 shares of Northland. The following persons are entitled to receive service awards in the amount set opposite their names:

               Name                 Number of Shares
     Sharon Canino (5 years)               37
     Cathy Way (5 years)                   37
     Karen S. Wolters (10 years)           73
     Donna A. Stokes (10 years)            73

The service awards were issued prior to the Record Date and can be voted at the Special Meeting. Northland received no cash payment for the shares issued as service awards. No other service awards will be granted or made.

     Mr. Leland Walker and the Bank and Northland earlier entered into a Employment Agreement, dated October 4, 1992, effective for a four-year term, commencing January 1, 1993, for Mr. Walker's services as President of the Bank. Under the Employment Agreement, incentive compensation is payable to Mr. Walker based on Northland's consolidated net income after bonus payments for Bank employees, but before deduction of income taxes and franchise taxes ("Net Income"), said incentive compensation payable in part, in Northland shares to be calculated on the basis of $11.00 per share. All incentive compensation for 1993, 1994, and 1995, both cash and in Northland shares, has been paid. The incentive compensation for 1996 has been accrued as an expense of the Bank on a monthly basis. Accrual for shares earned on the basis of 1996 Net Income have been valued at $11.00 per share.

     By Amendment, dated June 18, 1996, the Employment Agreement will be terminated effective with the Closing of the Merger. The calculation of the Northland shares to be issued as incentive compensation for that time in 1996 prior to the Closing is also set forth. Under the Amendment, the Net Income required for the commencement of incentive compensation payable in Northland shares, originally based on an annual figure, is reduced pro rata for 1996. Incentive compensation payable in Northland shares will only be made to the first day of the month immediately preceding the anticipated Closing of the Merger. Assuming a Closing Date of October 10, 1996, and further assuming 1996 Net Income of Northland to September 1, 1996 of $1,300,000, the shares to be issued to Mr. Walker based on such amount would be approximately 4,700. All incentive compensation for the period from the first day of the month immediately preceding Closing to the Closing Date otherwise payable in Northland shares will be paid in cash at the rate of $11.00 per share. In the event the Merger is abandoned, the Amendment is rescinded and the terms of the prior Employee Agreement apply (subject to adjustment for amounts paid under the Amendment). Mr. Walker's incentive compensation shares were not outstanding on the Record Date, and so may not be voted at the Special Meeting.

Additional Northland Shares

     Section 4.1(b)(i) of the Merger Agreement provides that Northland may not issue any additional shares of its stock other than pursuant to the employee stock grants described above.

Principal Shareholders of Northland

     The Principal Shareholders are the directors and executive officers of Northland and certain of their family members and associates. Each of the Principal Shareholders has agreed, in the Merger Agreement, to vote his or her shares in favor of the Merger. The names of the Principal Shareholders, and the shares each has committed to vote in favor of the Merger (inclusive of option and service award shares), are as follows:

          HOLDINGS OF NORTHLAND'S PRINCIPAL SHAREHOLDERS

                                         Shares Committed
          Name of Principal                To Approval
                                         -----------------
          Shareholder                    Number     Percent
          -------------------------------------------------
          Gerard J. Mos III              3,487        0.58%
          John & Lois Schott           120,990       20.22%
          Leland & Eileene Walker       30,344        5.07%
          Dale Rapp                      5,830        0.97%
          Karen Wolters                  4,157        0.69%
          William & MaryAnn Johnson     18,231        3.05%
          Richard & Doneda Mos           4,648        0.78%
          Robert Burns                  24,895        4.16%
          Paul & Alice Bosch             2,324        0.39%
          Ron & Margaret Hoffman        13,282        2.22%
          Ronald Smith                  26,391        4.41%
          Kent & Judy Mayfield           4,985        0.83%
          Patrick & Judith Kelley       11,622        1.94%
          High Life Sales Co.           41,725        6.97%
                                       --------      -------
                Totals                 312,911       52.28%
          ====================================================


Northland's management believes that approximately 2,324 additional Northland shares may be indirectly controlled by one or more Principal Shareholders; such additional shares are not committed to vote in favor of the Merger under the terms of the Merger Agreement. The percentages in the foregoing table are based on the 598,471 common shares of Northland outstanding on the Record Date.

     Other than as shown in the foregoing table, the Principal Shareholders and their associates, there are no beneficial owners of more than 10% of Northland's common stock known to Northland.

Financial Information

     Included with this Prospectus and Proxy Statement in Exhibit E is a copy of the audited consolidated financial statements of Northland Bancshares, Inc., as of and for the years ended December 31, 1995, 1994, and 1993, along with the reports of its auditors relating thereto, and a copy of the unaudited consolidated financial statements of Northland Bancshares, Inc., for the six months ended June 30, 1996.


Other Information

     Included in Exhibit E to this Prospectus and Proxy Statement is further information relating to Northland and its business and operations.



                  TERMINATION OF SHAREHOLDERS AGREEMENT

     Northland and all of its Shareholders are parties to a certain Shareholders Agreement, dated June 27, 1986, as amended. Under the terms and provisions of the Shareholders Agreement, each holder, should he or she thereafter desire to sell or transfer his or her shares, grants an irrevocable right and option to the other holders of Northland shares to purchase the shares desired to be sold or transferred. Under this restriction, no holder could transfer his or her shares pursuant to the Merger without first offering them to all other holders of Northland shares. Section 2.03 of the Shareholders Agreement provides that the same may be terminated upon the written consent of the holders of at least 70% of the shares affected thereby. Northland and holders of more than 70% of all outstanding shares have now agreed, in writing, to terminate the Shareholders Agreement, the termination effective with the Closing of the Merger. If the Merger is abandoned, such termination does not become effective and the Shareholders Agreement continues in full force and effect as fully as though no such termination had been made.

                REGULATORY MATTERS RELATING TO MARK TWAIN

     Bank holding companies and banks are extensively regulated under both federal and state law. The discussion below includes information relating to the regulatory environment of Mark Twain and certain of its subsidiaries. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable laws or regulations may have a material effect on the business of Mark Twain.

Regulatory Authorities

Mark Twain

     Mark Twain is a bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a bank holding company, Mark Twain's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and Mark Twain may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Mark Twain also is governed by the Missouri Bank Holding Company Act. In addition, as a publicly-owned corporation, Mark Twain is subject to the reporting and other requirements of the United States securities laws.

     In 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans, and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of this legislation is to permit Mark Twain to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri, Kansas, and Illinois. Overall, this legislation is intended to have the effects of increasing competition and promoting geographic diversification in the banking industry.

     Another piece of legislation, the Riegle Community Development and Regulatory Improvement Act of 1994, also could have significant effects on the banking industry. The Act was intended to (i) increase the flow of loans to businesses in distressed communities by providing incentives to lenders to provide credit within those communities, (ii) remove impediments to the securitization of small business loans, (iii) provide for a reduction in paperwork and the streamlining of bank regulation through, for example, a reduction in the number of currency transaction reports required and improvements to the National Flood Insurance Program that include enabling lenders to force place flood insurance, and (iv) increase the level of consumer protection provided to customers in banking transactions. Mark Twain believes that these provisions will not have a material effect on its operations.

Missouri Subsidiary Banks

     Mark Twain Bank (the St. Louis-based subsidiary) and Mark Twain Kansas City Bank operate under Missouri state banking charters, and are supervised and regulated primarily by the Missouri Commissioner of Finance. In addition, the Federal Deposit Insurance Corporation (the "FDIC") provides deposit insurance for both of these banks' depositors, and regulates and examines both banks. Mark Twain Bank also is subject to supervision by the Department of Housing and Urban Development, Federal Housing Authority, Veteran's Administration, Federal Home Loan Mortgage Corporation, Federal National

Mortgage Association, Government National Mortgage Association, Missouri Real Estate Board, and Missouri Department of Finance, among others, due to its participation in various mortgage programs.

Illinois Subsidiary Bank

     Mark Twain Illinois Bank operates under an Illinois state banking charter, and is supervised and regulated primarily by the Illinois Commissioner of Banks and Trust Companies. This bank also is insured, regulated, and examined by the FDIC.

Securities Brokerage Subsidiary

     Mark Twain Brokerage Services, Inc. is a subsidiary of Mark Twain Bank which is engaged in the securities brokerage business. It is regulated by the Securities and Exchange Commission and the Missouri State Securities Commissioner, and is a member of, and subject to the requirements of, the National Association of Securities Dealers, Inc. and the Securities Investors Protection Corporation.

Other Subsidiaries

     The non-bank subsidiaries of Mark Twain are subject to regulation by the Federal Reserve Board, which exercises certain supervision over all non-bank subsidiaries of bank holding companies. In addition, the Bond Division of Mark Twain Bank, which deals in federal, state and local government securities, is regulated by the Municipal Securities Rulemaking Board, among others.

Limitations on Subsidiary Bank Dividends

     Subsidiary bank dividends are the principal source of funds for payments of dividends by Mark Twain to its shareholders. The payment of dividends by the state-chartered banks is restricted as to what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. As of December 31, 1995, up to $104.87 million could be paid from the banking subsidiaries without violating any of the applicable federal or state law restrictions on dividends. For further information, see note 14 on page 40 of Mark Twain's 1995 Annual Report, a copy of which has been delivered with this Prospectus and Proxy Statement.

Other Limitations on Subsidiary Banks

     The operations of Mark Twain's subsidiary banks are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may he charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of the subsidiary banks.

Intercompany Transfers

     Mark Twain's subsidiary banks are subject to legal restrictions which limit transfers of funds from such banks to Mark Twain or certain non-banking subsidiaries, whether such transfers are affected by loans, credit extensions, investments or asset purchases. Such transfers by any one bank to Mark Twain or such non-bank subsidiary are limited to 10% of the bank's capital and surplus. In addition, all such transfers by all subsidiary banks in the aggregate are limited to 20% of such banks' aggregate capital and surplus. Any such loans or credit extensions must comply with certain collateral requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

Obligations to Subsidiary Banks

     Under Federal Reserve Board policy, Mark Twain is expected to act as a source of financial strength to its subsidiary banks, and to commit resources to support such banks, in circumstances where Mark Twain might not do so absent such policy. In addition, any capital loans by Mark Twain to a subsidiary bank would also be subordinate in right of payment to deposits and to certain other indebtedness of such bank.

FIRREA and FDICIA

     The Financial Institution Reform, Recovery, and Enforcement Act ("FIRREA") was enacted in 1989 primarily to deal with problems in the savings and loan industry; however, the act also effects commercial banking organizations. FIRREA mandates public disclosure by commercial banks of their Community Reinvestment Act ratings and mortgage lending records, establishes enhanced enforcement measures which are available for bank regulators to use against commercial banks and bankers, and imposes cross liability on insured institutions under common control with any insured institution to which the FDIC gives financial assistance. FIRREA also permits bank holding companies to acquire savings and loan associations, subject to the approval of the Federal Reserve Board.

     FIRREA contains a "cross-guarantee" provision that could result in insured depository institutions owned by Mark Twain being assessed for losses incurred by the FDIC in connection with the failure of, or assistance provided by the FDIC to avert the failure of, any other insured depository institution controlled by Mark Twain. Under FIRREA, failure to meet certain capital guidelines could subject a banking institution to a variety of enforcement remedies available to Federal regulatory authorities, including the termination of deposit insurance by the FDIC.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") increases funding for the FDIC's bank insurance fund, and establishes standards for, and restrictions on, activities of depository institutions based upon capital status and supervisory evaluation by Federal banking regulators. Under FDICIA, banks are placed in one of five capital categories, for which the Federal banking agencies have established specific ratio levels. Pursuant to the agencies' regulations, an institution is considered "well capitalized" if it has a total risk-based capital ratio of at least 10%, a tier 1 risk-based capital ratio of at least 6%, and a leverage capital ratio of at least 5%. In addition, regardless of a bank's capital level, a bank is not considered "well capitalized" if it is subject to a cease and desist order, formal agreement, capital directive, or prompt corrective action directive that requires it to achieve or maintain a higher level of capital. An institution is considered "adequately capitalized" if it has a total risk-based capital ratio of at least 8%, a tier 1 risk-based capital ratio of at least 4%, and a leverage capital ratio of at least 4%. Institutions with capital levels below those necessary to qualify as "adequately capitalized," are deemed to be either "undercapitalized," "significantly undercapitalized" or "critically undercapitalized, depending on their specific capital needs.

     FDICIA, through its prompt corrective action system, imposes significant operational and management restrictions on banks that are not considered at least "adequately capitalized." Under FDICIA's prompt corrective action system, a bank in the "undercapitalized" category must submit a capital restoration plan guaranteed by its parent company. The liability of the parent company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized," or the amount needed to comply with the plan. A bank in the "undercapitalized" category also is subject to limitations in numerous areas including, but not limited to: asset growth; acquisitions; branching; new business lines; acceptance of brokered deposits; and borrowings from the Federal Reserve System. Progressively more burdensome restrictions are applied to banks in the "undercapitalized" category that fail to submit or implement a capital plan and to banks that are in the "significantly undercapitalized" or "critically undercapitalized" categories. A bank's primary Federal banking agency is authorized to downgrade the bank's capital category to the next lower category upon a determination that the bank is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by an institution of a rating on its most recent examination of three or worse (on a scale of 1 (best) to 5 (worst)), with respect to its asset quality, management, earnings, or liquidity.

     FDICIA and the regulations issued thereunder also have (i) limited the use of brokered deposits to "well capitalized" banks, and to "adequately capitalized" banks that have received waivers from the FDIC; (ii) established restrictions on the permissible investments and activities of FDIC-insured banks and their subsidiaries; (iii) implemented uniform real estate lending rules; (iv) prescribed standards to limit risks posed by credit exposure between banks; (v) revised risk-based capital rules to include components for measuring the risk posed by interest rate changes;
(vi) amended various consumer banking laws; (vii) increased restrictions on loans to a bank's insiders' (viii) established standards in a number of areas to assure bank safety and soundness; and (ix) implemented additional requirements for institutions that have $500 million or more in total assets with respect to annual independent audits, audit committees, and management reports related to financial statements, internal controls, and compliance with designated laws and regulations.

     Each Mark Twain subsidiary bank was considered "well-capitalized" as of the most recent notification date. Mark Twain continues to analyze the effect of, and address its ongoing compliance with, the various regulations issued under FDICIA. It is anticipated that FDICIA, and the regulations enacted thereunder, will continue to result in more limitations on banking activities generally, and increased costs for Mark Twain and the banking industry because of higher costs of compliance, documentation and record keeping.

Depository Preference Statute

     Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, such as Northland's and Mark Twain's insured bank subsidiaries, in the liquidation of other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

Capital Adequacy

     Risk-based capital guidelines have been adopted for bank holding companies such as Mark Twain (by the Federal Reserve Board) and non-member state banks such as the subsidiary banks of Mark Twain (by the FDIC).
These guidelines establish two types of capital: Core ("Tier 1") Capital, which consists of common stock, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less certain intangibles; and Supplementary ("Tier 2") Capital, which consists of a certain percentage of loss reserves, other forms of preferred stock, hybrid capital instruments and subordinated debt. Certain forms of Tier 2 Capital are subject to percentage limitations for inclusion in capital. "Total Capital," as used in this Prospectus and Proxy Statement, means Tier 1 plus Tier 2 Capital, less reciprocal holdings of bank capital instruments and investments in unconsolidated subsidiaries. The minimum regulatory guidelines presently in effect for Mark Twain and its subsidiary banks are 4% and 8% for Tier 1 and Total Capital, respectively. At December 31, 1995, Mark Twain's capital ratios under these measures were 11.4% Tier 1 Capital and 13.0% Total Capital. The risk-based capital rules are intended to assess the relative risk of various assets and to apply to these assets accordingly. Included in these calculations are off-balance sheet items. For further information, see "CAPITAL" on page 29, and Note 11 on page 40, of Mark Twain's 1995 Annual Report, a copy of which has been delivered with this Prospectus and Proxy Statement.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets (the "leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a leverage ratio of at least 3% plus 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it may consider other indicia of capital strength in evaluating proposals for expansion or new activities.

     The federal bank regulatory agencies have issued various proposals to amend the risk-based capital guidelines for banks and bank holding companies. Under one proposal, banks would be required to give explicit consideration to interest rate risk as an element of capital adequacy by maintaining capital to compensate for such risk in an amount measured by the bank's exposure to interest rate risk in excess of a regulatory threshold. Another proposal would revise the treatment given to (i) low-level recourse arrangements to reduce the amount of capital required and
(ii) certain direct credit substitutes provided by banking organizations to require that capital be maintained against the value of the assets enhanced or the loans protected. A proposal recently issued by the Federal Reserve Board and expected to be joined in by the other bank regulatory agencies increases the amount of capital required to be carried against certain long-term derivative contracts; in addition, the proposal recognizes the effect of certain bilateral netting arrangements in reducing potential future exposure under these contracts. Mark Twain believes that these changes will not, if adopted, have a material effect on its compliance with capital adequacy requirements.

FDIC Insurance Assessments

     Mark Twain's subsidiary banks are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Under this schedule, the annual premiums initially ranged from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups-well capitalized, adequately capitalized, or undercapitalized-and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "FIRREA AND FDICIA" above. Each Mark Twain subsidiary bank was considered "well capitalized" as of the most recent notification date.

     FIRREA requires the FDIC to establish separate deposit insurance funds, including the Bank Insurance Fund ("BIF") for banks. The law also requires the FDIC to set deposit insurance assessments at such levels as will cause the BIF to reach its "designated reserve ratios" of 1.25 percent of the deposits insured by it within a reasonable period of time. Due to the low cost of resolving bank insolvencies in the last few years, the BIF reached its designated reserve ratio in May 1995. As a result, effective June 1, 1995, the FDIC lowered deposit insurance assessment rates for all banks by revising the premium range to $.04 - $.31 for every $100 of deposits. In addition, effective January 1, 1996, due to the fact that the BIF had reached its designated reserve ratio, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed.

Pending Legislation

     Many of the laws and regulations affecting the banking and financial businesses are under review by Congress and may be changed dramatically in the future. Such changes could affect the ability of bank holding companies to engage in non-banking businesses such as securities underwriting and insurance. In the past, bank holding companies have been allowed to engage in such businesses only to a limited extent. The changes also may affect the amount of capital that banks and bank holding companies are required to maintain, the premiums paid for the availability of deposit insurance, or other matters directly affecting financial condition and earnings. Mark Twain cannot assess the impact that any such legislation would have on its operations.

Impact of Monetary Policies

     Banking has traditionally been a business which depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings, and the interest rate received by a bank on loans extended to its customers and securities held in its investment portfolio, would comprise a major portion of a bank's earnings. However, due to recent deregulation of the industry, the banking business is becoming increasingly dependent on the generation of fees and service charges as well.

     The earnings and growth of a bank will be affected not only by general economic conditions, both domestic and foreign, but also by the monetary and fiscal policies of the United States government and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board can and does implement national monetary policy, such as seeking to curb inflation and combat recession by its open market operations in United States government securities, adjustments in the amount of reserves that banks and other financial institutions are required to maintain and adjustments to the discount rates applicable to borrowings by banks which are members of the Federal Reserve System and target rates for federal funds transactions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and timing of any future changes in monetary policies and their potential impact on Mark Twain are not predictable.



              INTERESTS OF CERTAIN PERSONS IN THE MERGER

Employment Agreements

     All of the officers of the Bank serve at will, except Leland M. Walker (President) who is party to an Employment Agreement with the Bank and Northland. See "NORTHLAND BANCSHARES, INC. - EMPLOYEE STOCK GRANTS" above. Under an Amendment to such Employment Agreement, Mr. Walker's Employment Agreement terminates at the Closing.

     Mr. Walker and Mark Twain have been discussing the terms of a written agreement for Mr. Walker's continued employment by the Bank after the Merger. The compensation payable under any arrangement reached by Mr. Walker and Mark Twain could include salary plus participation in Mark Twain's system-wide incentive compensation program. Although no final agreement has been reached, Mark Twain expects that a new employment agreement will provide for Mr. Walker's employment for a specific term of years at an agreed base salary which (in Mark Twain's judgment) will be commensurate with his experience and the scope of his responsibilities during the term of the agreement and with other executives of Mark Twain's banks holding similar positions with similar duties. Mr. Walker's responsibilities are expected to be determined from time to time by Mark Twain's board of directors during the term. Mark Twain expects the new agreement also to provide for specified benefits and perquisites. Mark Twain also anticipates that Mr. Walker will agree to a non-competition covenant which will apply during his employment and extend for a period of time after his employment ends, and for which Mr. Walker will be paid an agreed compensatory amount.

     The outcome of these negotiations will not affect the Merger. Mark Twain is not obligated under the Merger Agreement to continue the employment of any employee of the Bank; obtaining the agreement of any employee of the Bank, including Mr. Walker, to be employed after the Closing is not a condition to Closing. See "DESCRIPTION OF THE TRANSACTION - CLOSING; CONDITIONS TO CLOSING" for a brief summary of the only conditions for which the Merger may be abandoned.

NACSI Lease

     The Bank leases its principal banking office from NACSI, Northland's other subsidiary. Lease payments to NACSI do not affect Northland's consolidated financial results or position. At the time the Bank entered into the lease with NACSI in 1991, NACSI was an independent corporation, the primary owners of which were John T. Schott and his wife, Lois Schott, both of whom are now Principal Shareholders of Northland. In 1992, the shares of NACSI were acquired by Northland from Mr. and Mrs. Schott and others.

Drive-In Facility Lease

     The Bank leases the premises on which its drive-in facility is located from Prairie Center Associates. Messrs. Kent Mayfield and Ron Smith, who are directors of Northland and Principal Shareholders identified in the Merger Agreement, are affiliates of Prairie Center Associates. Shirley Mayfield, Kent Mayfield's mother, may also be an affiliate of Prairie Center Associates and is the legal and beneficial owner of Northland shares. Management of the Bank believes the lease for its drive-in facility was made as an arms-length transaction on terms substantially similar to those made for like leases and do not contain any unusual or unfavorable provisions for the Bank. After Closing, the Bank will remain liable for the balance of the term of such lease (approximately two years).

     There are no other leases or contracts for products or services between Northland or the Bank and any holder of Northland shares, other than certain service arrangements which are terminable at will by the Bank.



                 DESCRIPTION OF MARK TWAIN CAPITAL STOCK

     The Articles of Incorporation of Mark Twain authorize the issuance of 30,000,000 shares of common stock, par value $1.25 per share, and 500,000 shares of preferred stock, $25.00 par value. As of December 31, 1995, there were issued and outstanding 16,145,535 shares of common stock held of record by approximately 2,500 shareholders. No shares of preferred stock are outstanding.

     The authorized but unissued shares of common stock and preferred stock may be issued by the Board of Directors from time to time without the consent of the shareholders of Mark Twain. The voting powers, dividends, rights upon liquidation and other designations, preferences and rights of any further series of preferred stock which may be issued are to be set forth in an authorizing resolution adopted by the Board of Directors and filed with the Secretary of State of Missouri. Preferred stock issued under such an authorizing resolution may have dividend rights, special voting rights and other priorities over the common stock.

     Subject to the rights of the holders of any preferred stock which may be issued and outstanding, the holders of the common stock are entitled to share ratably in all dividends when and as declared by the Board of Directors and in all assets available for distribution to shareholders upon liquidation.

     Each holder of common stock has one vote per share, except that the holders have the right to cumulative voting in the election of Directors. The Board of Directors, consisting of eleven directors, is classified into three groups, each group as nearly equal in number as may be and elected for staggered three year terms. The classification of the Board adversely affects the shareholders' ability to replace all of the incumbent directors at any single annual meeting of shareholders, and increases the number of votes required to elect any specific number of directors pursuant to the exercise of cumulative voting rights. There are no preemptive rights, conversion rights, redemption provisions or sinking fund provisions with respect to the common stock. Holders are not subject to any liability for further calls or assessment by Mark Twain. There are no restrictions on Mark Twain's repurchase or redemptions of shares of common stock other than
(i) under the provision of Section 351.390 of the General and Business Corporation Law of Missouri, which, except for certain limited exceptions, prohibits such repurchases when the net assets of a corporation are or would thereby be reduced below its stated capital, (ii) undertakings by Mark Twain from time to time to bank regulatory authorities, and (iii) other generally applicable bank regulatory requirements.

     In April 1995, Mark Twain's board of Directors authorized management to purchase up to one million shares of the common stock of Mark Twain in a systematic pattern to meet the common stock requirements of the Mark Twain 1995 Stock Option Plan and other corporate purposes. During 1995, Mark Twain repurchased approximately 109,000 shares under this program for principally the benefit plan. During the first six months of 1996, Mark Twain has purchased approximately 133,000 shares for the benefit plan. In addition, Mark Twain has purchased approximately 296,000 shares related to the conversion of its 7% Convertible Subordinated Capital Notes (the Notes). As of June 30, 1996, approximately 223,000 of the shares purchased related to the Notes have been reissued upon conversion. Both the 1995 Stock Option Plan and the Notes are described below. Mark Twain has agreed that it will not purchase any of its shares during the twenty trading day period used in determining MTBI Share Value for purposes of calculating the conversion ratio for the Merger.

     Except as to Mark Twain shares held by Affiliates (see "RESTRICTIONS ON TRANSFER"), the Mark Twain shares to be received in the Merger will be freely tradeable upon receipt by the Shareholders.

Convertible Subordinated Capital Notes

     As of December 31, 1995, Mark Twain had outstanding $6,911,000 principal amount of 7% Convertible Subordinated Capital Notes Due 1999. These notes are convertible by the holders into a total of 434,955 shares of common stock at a conversion price of $15.889 in principal amount per share. At maturity, the noteholders are required to be paid in common stock, or cash to the extent certain qualified funds are available.

Employee Stock Options

     Mark Twain has adopted employee stock option plans which authorize the grant of stock options for up to 2,025,000 shares of common stock. Options may be granted by a committee of the Board of Directors to key employees and officers of Mark Twain and its subsidiaries. The option price of each option is required to be at least the market price of common stock on the grant date, or 110% of that price in the case of a grant to a 10% shareholder. One of the plans expired in 1993 (though options remain outstanding under it), and the others expire in 2002 and 2005. As of May 31, 1996, the unexpired option plans had 572,854 shares still available for grants.

     As of May 31, 1996, a total of 1,033,878 options were outstanding under these three plans. All options expire five years after grant. Options become exercisable in four equal annual installments beginning on the first anniversary after the grant date. The number of shares covered and the exercise prices automatically are adjusted in the event of stock splits or similar events.

Market for Stock

     Mark Twain's Common Stock is traded on the Nasdaq Stock Market under the symbol MTWN, and is a NASDAQ National Market System stock. The following firms currently make a market in Mark Twain stock:

Merrill Lynch, Pierce, Fenner                     Everen Securities, Inc.
C.J. Lawrence, Inc./Deutsche Bank Securities Co.  Stifel Nicolaus & Co.
Alex, Brown & Sons, Inc.                          Burns, Pauli & Co., Inc.
Donaldson, Lufkin & Jenrette                      Edward D. Jones & Co.
Robinson Humphrey Co. Inc.                      Herzog, Heine, Geduld, Inc.
Mayer & Schweitzer, Inc.                          Troster Singer Corp.
The Chicago Corporation                      Piper, Jaffray & Hopwood, Inc.
Smith, Moore & Co.

     Mark Twain presently is considering whether to list its stock on the New York Stock Exchange. See "MARK TWAIN BANCSHARES, INC. - RECENT DEVELOPMENTS - CHANGE IN STOCK LISTING" above for additional details. If Mark Twain does change its listing, it no longer would have market makers, but instead would have specialists; its specialists would not necessarily be as numerous as, or the same firms as, the market makers listed above. A change in listing could, but normally would not be expected to, have a significant short-term impact on the price of or market for Mark Twain's stock. Over a longer time horizon, listing on the New York Stock Exchange would be intended to improve the marketability of Mark Twain's stock.

Stockholder Plans

     Mark Twain offers Automatic Dividend Reinvestment and Voluntary Cash Only Payment plans to its stockholders. Common Stock of Mark Twain is purchased for plan participants at least twice a month, on a bi-weekly basis. Information concerning these plans may be obtained from Carl A. Wattenberg, Jr., Corporate Secretary, at Mark Twain's executive offices.

Transfer Agent

     The transfer agent, registrar, and dividend agent for the Common Stock is KeyCorp Shareholder Services, Inc., P.O. Box 6477, Cleveland, Ohio 44101. KeyCorp has an office in St. Louis at One Mercantile Center, Suite 2120, St. Louis, Missouri 63101, from which certain of the foregoing services are performed for Mark Twain.



                            LEGAL OPINION

     The legality of the shares of Mark Twain common stock to be issued in the Merger will be passed upon for Mark Twain by The Stolar Partnership, 911 Washington Avenue, St. Louis, Missouri. The attorneys at The Stolar Partnership handling the Merger for Mark Twain have reported to Mark Twain that they personally own about 9,618 shares of Mark Twain's common stock.



                               EXPERTS

     The consolidated financial statements of Mark Twain Bancshares, Inc. incorporated by reference in Mark Twain Bancshares, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Northland Bancshares, Inc. at December 31, 1995, 1994, and 1993 and for each of the three years in the period ended December 31, 1995 included in Exhibit E to this Prospectus and Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere therein, and are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.



                              EXHIBIT INDEX

     All Exhibits are incorporated into this Prospectus and Proxy Statement by this reference.

EXHIBIT A-Conformed copy of Plan and Agreement of Merger, excluding exhibits and schedules

EXHIBIT B-Form of Escrow Agreement (as amended)

EXHIBIT C-Form of Agreement Respecting Adjustments

EXHIBIT D-Section 351.455, R.S.Mo., of the Missouri General and Business Corporation Law (relating to certain rights of dissenters to obtain a judicial appraisal of their Northland shares)

EXHIBIT E-Further Information relating to Northland, including Consolidated Financial Statements and Independent Auditors' Reports for Northland Bancshares, Inc., at December 31, 1995, 1994, and 1993 and for each of the three years in the period ended December 31, 1995, and Unaudited
Consolidated Financial Statements for Northland Bancshares, Inc., as of and for the six-month periods ended June 30, 1996 and 1995.

                                 EXHIBIT A
                            Conformed Copy of

                       PLAN AND AGREEMENT OF MERGER


                            Dated May 7, 1996
                                                  EXHIBIT A


___________________________________________________________________






                   Plan and Agreement of Merger


                             among


                 Mark Twain Acquisition Corp. II,


                    Northland Bancshares, Inc.



                  and Certain of Its Shareholders







                         _________________








                        Dated May 7, 1996









___________________________________________________________________

                       Table of Contents

ARTICLE 1.  THE MERGER                                          1

     Section 1.1.   Merger                                      1
     Section 1.2.   Conversion of Shares                        1
     Section 1.3.   Restrictions on Disposition of MTBI Shares  2
     Section 1.4.   Charter Documents                           3
     Section 1.5.   Directors and Officers                      3
     Section 1.6.   Effect of the Merger                        3
     Section 1.7.   Consummation of Merger                      4
     Section 1.8.   Net Worth of Company                        4

ARTICLE II.  THE CLOSING                                        5

     Section 2.1.   Closing Date                                5
     Section 2.2.   Actions at or In Connection with the
                      Closing                                   5

ARTICLE III. REPRESENTATIONS AND WARRANTIES                     6

     Section 3.1.   Representations of the Principal
                      Shareholders                              6

          (a)  Ownership                                        6
          (b)  Organization and Good Standing of the Bank and
                 the Company                                    6
          (c)  Power and Authority                              6
          (d)  Capitalization                                   7
          (e)  Financial Statements                             7
          (f)  Books and Records                                8
          (g)  Absence of Certain Changes                       8
          (h)  Notification of Changes                          9
          (i)  Agreements                                       9
          (j)  Concerning Assets                               10
          (k)  Taxes                                           10
          (l)  No Brokerage or Finder's Fees                   10
          (m)  Employee Benefit Plans                          11
          (n)  Financial Assets                                11
          (o)  Litigation                                      11
          (p)  Management Interlocks                           11
          (q)  Insurance                                       11
          (r)  Environmental Matters                           12
          (s)  Compliance with Laws                            12
          (t)  Regulatory Enforcement Matters                  12
          (u)  Licenses and Approvals                          12
          (v)  Information for Registration Statement          12
          (w)  List of Company Affiliates                      12
          (x)  Community Reinvestment                          13
          (y)  Regulatory Enforcement Matters                  13

     Section 3.2.  Amendment to Disclosure Schedule            13

                         A - (i)

     Section 3.3.  Representations Concerning MTBI             13

          (a)  Organization, Power and Authority               13
          (b)  No Brokerage or Finder's Fees                   14
          (c)  Capitalization                                  14
          (d)  The MTBI Shares                                 14
          (e)  SEC Reports:  Financial Statements              14
          (f)  Litigation                                      14
          (g)  Absence of Changes                              14
          (h)  Form S-4 Registration Statement                 14
          (i)  The Prospectus                                  15
          (j)  1934 Act Reports                                15

ARTICLE 4.  OBLIGATIONS AND COVENANTS PRIOR TO CLOSING         15

     Section 4.1.  Conduct of Business                         15
     Section 4.2.  Examinations                                17
     Section 4.3.  Environmental Reports                       17
     Section 4.4.  Dividends and Distributions                 17
     Section 4.5.  Shareholders' Meeting                       17
     Section 4.6.  Accounting and Reserve Policies             18
     Section 4.7.  Obligations of Principal Shareholders       18

ARTICLE 5.  REGULATORY APPROVAL                                19

ARTICLE 6.  CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS   19

     Section 6.1.  Conditions to MTBI's Obligations            19

          (a)  Representations and Warranties True as of the
                 Closing Date                                  19
          (b)  Compliance With Agreement                       19
          (c)  No Litigation                                   19
          (d)  Director and Shareholder Approval               19
          (e)  Proceedings and Instruments Satisfactory        19
          (f)  Third Party Consents                            20
          (g)  Restriction on Resales                          20
          (h)  Further Agreements and Documents                20
          (i)  Dissenting Shareholders                         20
          (j)  Net Worth At Closing                            20
          (k)  Accounting Treatment                            20
          (l)  Opinion of Company's Counsel                    20
          (m)  Resignation of Officers and Directors           21
          (n)  Directors' Shares                               21
          (o)  Stock Options                                   21
          (p)  Termination of Benefits                         21

                             A - (ii)

     Section 6.2.  Conditions of Company's and Principal
                          Shareholders' Obligations            21

          (a)  Representations and Warranties True as of
                 the Closing Date                              22
          (b)  Compliance with Agreement                       22
          (c)  No Litigation                                   22
          (d)  Proceedings and Instruments Satisfactory        22
          (e)  Further Agreements and Documents                22
          (f)  Corporate Approval                              22

     Section 6.3.  Mutual Conditions to Closing                22

          (a)  Regulatory Approval                             22
          (b)  Registration Statement                          22
          (c)  Opinion of MTBI's Counsel                       22

ARTICLE 7.  INDEMNIFICATION                                    24

     Section 7.1.  Indemnification                             24

          (a)  The Shareholders' Indemnities                   24
          (b)  MTBI's Indemnities                              24

     Section 7.2.  Limitations on Indemnity                    24
     Section 7.3.  Claims Procedures                           25

ARTICLE 8.  DEFINITIONS                                        25

ARTICLE 9.  CONFIDENTIALITY                                    27

     Section 9.1.  Definitions                                 27
     Section 9.2.  Confidentiality                             27
     Section 9.3.  No Public Disclosure                        27
     Section 9.4.  Return of Confidential Information          28
     Section 9.5.  Survival of Covenants                       28
     Section 9.6.  Notice of Breach; Enforcement               28

ARTICLE 10. MISCELLANEOUS                                      28

     Section 10.2.  Assignment                                 28
     Section 10.2.  Satisfaction of Conditions to Closing      28
     Section 10.3.  Termination Rights                         28
     Section 10.4.  Remedies                                   30
     Section 10.5.  Governing Law                              30
     Section 10.6.  Notices                                    30
     Section 10.7.  Headings                                   31

                              A - (iii)

     Section 10.8.  Fees and Expenses                          31
     Section 10.9.  Entire Agreement                           31
     Section 10.10. Waiver and Amendment                       32
     Section 10.11. Separability                               32
     Section 10.12. No Third Party Beneficiaries               32
     Section 10.13. Counterparts and Binding Effect            32
     Section 10.14. Shareholder Representative                 32
     Section 10.15. Effect of Surrendering Shares              32


Exhibit A - Escrow Agreement (The form of Escrow Agreement appears as Exhibit B to the Prospectus and
                              Proxy Statement)


                           A - (iv)

                    PLAN AND AGREEMENT OF MERGER

     This Plan and Agreement of Merger is made as of the 7th day of May, 1996, by and among Mark Twain Bancshares, Inc. ("MTBI"), Mark Twain Acquisition Corp. II ("Sub"), a Missouri corporation and a wholly-owned subsidiary of MTBI, Northland Bancshares, Inc, a Missouri corporation (the "Company"), a one-bank holding company owning all of the issued and outstanding capital stock of the First National Bank of Platte County, a national banking association (the "Bank"), and those Shareholders of the Company listed on the signature page hereof (the "Principal Shareholders"), each owning the number of shares of the Company indicated on such signature page.

     This Agreement provides for the merger of the Company into Sub (the "Merger"), which shall be the surviving corporation in the Merger, and the issuance of common stock of MTBI upon the Merger, in a transaction intended to be a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Upon the effectiveness of the Registration Statement respecting the shares of MTBI stock to be issued in the Merger, the benefits of this Agreement will be offered to all persons (the "Shareholders", which term also includes the Principal Shareholders except where specifically stated otherwise) holding any stock of any class of the Company.

     Certain capitalized terms used herein are defined in Article 8.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                         ARTICLE 1.
                         THE MERGER

     Section 1.1. Merger. On the Closing Date (as hereinafter defined), the Company shall be merged into Sub, which shall be the surviving corporation in the Merger (the "Surviving Corporation"), under, in accordance with, and having the effects provided by, the laws of the State of Missouri. The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of Missouri and the appropriate offices in the State of Missouri, as required by law. The parties shall use their best efforts to cause such filing to take place on the Closing Date. The date on which the Merger becomes effective is called the "Effective Date".

     Section 1.2.  Conversion of Shares.

          (a) The issued and outstanding shares of common stock of the Company as of the Effective Date (the "Company Shares") will be converted into shares of common stock, $1.25 par value, of MTBI. Each Company Share shall be converted into that number of shares determined by (i) multiplying the Book Value per Share of the Company Shares as of the end of the calendar month preceding the Closing Date by 2.10 and (ii) dividing that amount by the MTBI Share Value as of the Closing Date, and carrying the result to the fourth decimal place. For this purpose, the "MTBI Share Value" shall be equal to the average closing sale price of the common stock of MTBI for each of the most recent 20 trading days ending on the fifth business day prior to the Closing Date; provided, however, that if such average closing sale price is less than $35.00 the MTBI Share Value should be $35.00, and if such average closing sale price is more than $39.00 the MTBI Share Value shall be $39.00. The shares of MTBI to be issued in the Merger are referred to herein as the "MTBI Shares".

          (b) Company Shares held by the Company as treasury stock or held by any direct or indirect subsidiary of the Company (except such Company Shares held in trust accounts for the benefit of others or held in some other fiduciary, nominee or similar capacity) shall not be considered as outstanding and shall not be converted into MTBI Shares, but shall be cancelled.

          (c) If any Shareholder of the Company dissents from the Merger and demands payment of the fair value of his or her shares under any applicable corporate law, the issued and outstanding Company Shares held by the dissenting shareholder shall not be converted but instead, from and after the Effective Date, shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the law; provided, however, that each Company Share outstanding immediately prior to the Effective Date and held by a dissenting Shareholder who, after the Effective Date, withdraws his or her demand for appraisal or loses his or her right of appraisal shall have only such rights as are provided by the applicable corporate law.

          (d) On the Closing Date, or on such later date as MTBI shall receive the certificate or certificates representing all of a Shareholder's Company Shares, MTBI shall issue and deliver to the Escrow Agent for deposit in the Escrow established pursuant to the Escrow Agreement attached hereto as Exhibit A 15% of the MTBI Shares due such Shareholder and shall deliver to such Shareholder one or more certificates representing all of the remaining whole number of MTBI Shares due such Shareholder, registered in the name of such Shareholder. No dividends that would otherwise be payable on the MTBI Shares to be received in the Merger shall be paid to any Shareholder of the Company until such Shareholder has surrendered the certificate(s) representing such Shareholder's Company Shares.

          (e) No certificates or scrip representing fractional MTBI Shares shall be issued in the Merger. In lieu of any such fractional shares, MTBI shall pay to each Shareholder who otherwise would be entitled to receive a fractional MTBI Share an amount in cash determined by multiplying the MTBI Share Value by the fraction of a MTBI Share to which such holder would otherwise be entitled.

          (f) Any outstanding Company Share which is not converted into MTBI Shares because of the exercise of dissenters' rights shall be cancelled upon payment therefor and surrender of the certificate(s) representing such Company Shares.

          (g) MTBI will not purchase any MTBI Shares during the 20 trading day period used in determining the MTBI Share Value pursuant to paragraph
(a) of this Section.

     Section 1.3.  Restrictions on Disposition of MTBI Shares.

          (a) Subject to the last sentence of this paragraph, each Shareholder who (i) at the time of the Merger contemplated hereby is not deemed to be an Affiliate of the Company and (ii) after the Merger does not become an Affiliate of MTBI, shall be free to sell any MTBI Shares issued hereunder. Subject to the last sentence of this paragraph, MTBI shall place no restrictive legend on the certificates representing the MTBI Shares issued hereunder to any such Shareholder, unless and until such time as such Shareholder becomes an Affiliate of MTBI. Notwithstanding the foregoing, the parties acknowledge that the SEC and its staff have significant administrative discretion regarding the extent to which the Registration Statement makes Shares freely transferable in the hands of such Shareholders; if the SEC or its staff so require, the parties agree that MTBI may place restrictive legends on Shares to the extent necessary to accommodate such requirements.

MTBI agrees to notify any such Shareholder who is thus affected by any adverse position taken by the SEC or its staff.

          (b) Each Shareholder who (i) at the time of the Merger is deemed to be an Affiliate of the Company, or (ii) after the Merger becomes an Affiliate of MTBI, will be subject to restrictions on transfer of the MTBI Shares received by him under applicable securities laws, and will also be restricted in his or her ability to transfer any of the MTBI Shares in order to allow for the Merger to be accounted for by MTBI as a pooling of interests. Each such Shareholder will be required to agree in writing (1) that no transfer of any MTBI Shares issued to any such Shareholder in the Merger will occur until after the filing by MTBI of its first Quarterly Report on Form 10-Q or Annual Report on Form 10-K (whichever occurs first) which includes the results of operations of MTBI for a period of at least 30 days following the Effective Date, and (2) to comply with all applicable restrictions on transfer under the Securities Act and other securities laws applicable to such MTBI Shares. A written agreement to such effect must be delivered to MTBI prior to the Closing Date as provided in Section 6.1(g). MTBI may place a restrictive legend, satisfactory to it, on the certificates representing the MTBI Shares issued hereunder to each such Shareholder, providing that no transfer of such MTBI Shares will be permitted except on delivery to MTBI of an opinion of MTBI's counsel or other satisfactory evidence that such transfer is permitted. Upon the request of any such Shareholder who is an Affiliate of the Company but does not become an Affiliate of MTBI, MTBI will cause such legend to be removed at such time as the MTBI Shares in question may be sold under paragraph
(d) of Rule 145, as then in effect, in the opinion of MTBI's counsel.

          (c) The Principal Shareholders acknowledge that each of them is an Affiliate of the Company, as shown on the list provided pursuant to
Section 3.1(w). MTBI acknowledges that, as of the date of this Agreement, it does not expect that any Shareholder will be an Affiliate of MTBI immediately after Closing.

     Section 1.4. Charter Documents. Upon the effectiveness of the Merger, the Articles of Incorporation and By-Laws of Sub shall become the Articles of Incorporation and By-Laws of the Surviving Corporation, and shall remain in effect until subsequently altered, amended or modified by appropriate corporate action.

     Section 1.5. Directors and Officers. Upon the effectiveness of the Merger, the Directors and officers of Sub immediately prior to such effectiveness shall continue to serve as the Directors and Officers of the Surviving Corporation until changed in accordance with Articles of Incorporation and By-Laws of the Surviving Corporation.

     Section 1.6. Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall possess all the rights, privileges, immunities, licenses and franchises of each of Sub and the Company; and all property, real, personal and mixed, and all debts due on whatever account, and all interests of or belonging to or due to either of them shall continue or be deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of such corporations shall not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of each of the Company and Sub; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against either of such corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of either of such corporations shall be impaired by the Merger.

     Section 1.7. Consummation of Merger. If this Agreement is duly approved and adopted or ratified by the Boards of Directors and by the holders of at that number of the outstanding shares of voting stock of each of Sub and the Company as is required by applicable law, and is not terminated, the fact of such approval and adoption shall be certified by the respective Secretaries or Assistant Secretaries of each of Sub and the Company, under their respective corporate seals, and, at or promptly after the Closing, appropriate Articles of Merger shall be prepared and filed in accordance with applicable law.

     Section 1.8. Net Worth of Company. As provided in Section 1.2.(a), the number of MTBI Shares to be issued in the Merger will be based on the Book Value Per Share of the Company Shares, and such Book Value Per Share will be determined on the basis of the Net Worth of the Company as of the end of the calendar month preceding the Closing Date. For these purposes, "Net Worth" of the Company shall mean the consolidated net worth, determined in accordance with GAAP and approved (to the extent required by MTBI and at the cost of MTBI) by Ernst & Young, L.L.P., subject to the following provisions and adjustments:

          (a) As provided in Section 4.2, representatives of MTBI will conduct examinations relating to the Company and the Bank prior to the Closing Date. As a result of such examinations, MTBI may require the Company to make adjustments to its consolidated net worth to write down or write off the value of certain assets, subject to the limitations that:

               (i) MTBI shall not require any such adjustment until and unless it has given representatives of the Company the opportunity to discuss with MTBI the basis on which the asset in question has been valued; and

               (ii) prior to requiring any such adjustment, MTBI shall cooperate with the Company and the Principal Shareholders, if requested, in entering into arrangements reasonably satisfactory to MTBI which will provide protection to MTBI against loss in the event that such adjustment is not made (which may include, if requested by the Company or the Principal Shareholders, guarantee arrangements in respect of such potential loss or an agreement to acquire the asset in question at a price not less than the current book value).

     MTBI acknowledges and agrees that the provisions of this paragraph are not intended to allow MTBI to modify the economic terms of the Merger as are set forth herein, but are intended to allow for appropriate adjustments to the Net Worth to reflect new information which becomes known to MTBI after the date of this Agreement.

          (b) Except as reflected above in this Section, any accounting adjustments which may be made pursuant to Section 4.6 shall not affect the Net Worth.

          (c) The Bank is required by FASB 115 to reflect in its equity account any unrealized gain or loss on those securities designated as "available for sale." The Bank will continue to maintain its FASB designation as to securities available for sale and to reflect any unrealized gain or loss on those securities in its equity account, but such unrealized gain or loss shall not be taken into account in determining the Net Worth of the Company.

          (d) The aggregate downward adjustments to the Net Worth shall not exceed $100,000 except with the mutual agreement of the Company and MTBI. If such adjustments shall exceed such amount, the termination provisions of Section 10.3(g) shall apply.

                           ARTICLE 2
                          THE CLOSING

     Section 2.1. Closing Date. Subject to the provisions of this Agreement relating to conditions to Closing and rights of termination, the closing of the Merger (the "Closing") shall take place at MTBI's offices in Kansas City, Missouri, located at 11th and Baltimore, at 10:00 a.m. on that day (the "Closing Date") which is the tenth business day of the month following the month in which is received the last governmental or regulatory approval which is necessary to consummate the Merger in accordance with this Agreement, or at such other time and place as MTBI and the Shareholder Representative may specify.

     Section 2.2.  Actions at or In Connection with the Closing.

          (a)  At Closing the Company shall deliver to MTBI:

               (i) a Certificate signed by an appropriate officer of the Company stating that (A) each of the representations and warranties contained in Section 3.1 (except those in Subsections 3.1(a) and (c)(i), which are personal to the Shareholders) is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6 have been satisfied or waived as provided therein;

               (ii) a certified copy of the resolutions of the Company's Board of Directors and Shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger;

               (iii) a Certificate of the Secretary of State of the State of Missouri, dated a recent date, stating that the Company is in good standing;

               (iv) evidence satisfactory to MTBI and its counsel as to the good standing of the Bank under the laws of the United States and the State of Missouri; and

               (v) the legal opinion from counsel for the Company required by Section 6.1.(1).

          (b)  At the Closing, MTBI shall deliver to the Company:

               (i) a Certificate signed by an appropriate officer of MTBI and Sub stating that (A) each of the representations and warranties contained in Section 3.3 is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) all of the conditions set forth in Section 6.2 have been satisfied;

               (ii) a certified copy of the resolutions of the MTBI Board of Directors authorizing the execution of this Agreement and the consummation of the Merger;

               (iii) a certified copy of the resolutions of Sub's Board of Directors and of MTBI as shareholder of Sub, approving or ratifying this Agreement and the Merger; and

               (iv) the legal opinion from counsel for MTBI and Sub required by Section 6.3.(c).

                           ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES

     Section 3.1. Representations of the Shareholders. The Shareholders hereby represent and warrant to, and covenant and agree with, MTBI as set forth in this Section 3.1, subject, however, to the exceptions and limitations and matters set out on a disclosure schedule (the "Disclosure Schedule"), substantially in the form required by Schedule 1 hereto, to be delivered to MTBI not later than fifteen days following the date of this Agreement or at such later date as MTBI may agree. Each of the Shareholders shall be deemed to make such representations and warranties jointly and severally, except for matters relating only to other Shareholders.

          (a) Ownership. Each of the Principal Shareholders owns that number of issued and outstanding Company Shares indicated on the signature page to this Agreement.

          (b) Organization and Good Standing of the Bank and the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Missouri, and the Bank is a duly organized and existing national banking association, and is in good standing, under and in accordance with the laws of the United States. Each has full corporate power and all necessary licenses and permits to carry on its business as now conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. The Bank does not have or exercise trust powers. The Company has delivered or will cause to be delivered to MTBI with the Disclosure Schedule true, complete and correct copies of the charter and By-Laws of the Company and all of its subsidiaries, including the Bank, as in force on the date hereof.

          (c)  Power and Authority.

               (i) Each of the Shareholders has, and on the Closing Date will have, full right, power and authority to, and will, surrender the Company Shares owned by such Shareholder in the Merger, free and clear of all claims, liens, restrictions, charges, encumbrances and equities whatsoever. Each of the Company and the Principal Shareholders has full power and lawful authority to execute, deliver and perform this Agreement, and has properly executed and delivered this Agreement.

               (ii) No provision of the Company's or the Bank's charter or By-Laws or of any other instrument to which the Company, the Bank or any Principal Shareholder is subject, prohibits or limits the right and authority of the Company or such Principal Shareholder to enter into this Agreement and (subject to the favorable vote of the Shareholders at the meeting contemplated by Section 4.5) to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger will not conflict with or result in any violation of or default under
(A) any provision of the charter or By-Laws of the Company or of the Bank,
(B) any mortgage, indenture, lease, bank credit agreement or other agreement, permit, license, judgment, order or decree applicable to the Company, the Bank or any of the Principal Shareholders or their respective properties, or (C) any statute, law, ordinance, rule or regulation applicable to the Company, the Bank, any of the Principal Shareholders or their respective properties.

          (d)  Capitalization.

               (i) The authorized capital stock of the Bank consists of 30,000 shares of common stock, par value $25 per share, of which 30,000 shares are issued and outstanding. All such issued shares of the Bank have been duly authorized and are legally and validly issued in accordance with the Bank's charter and By-Laws and with applicable law, and are fully paid and non-assessable. The Company owns all of such shares free and clear of all liens, restrictions or encumbrances. There are in existence no options, warrants, convertible securities or other similar rights with respect to the capital stock of the Bank, or any agreement to which the Company, the Bank or any of the Principal Shareholders is a party or by which the Company, the Bank or any of the Principal Shareholders is bound for the issue or sale by the Company, the Bank or any of the Principal Shareholders of any shares of any capital stock of the Bank, or of any security convertible into any shares of any capital stock of the Bank.

               (ii) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.20 per share, of which 586,234 shares are issued and outstanding. Except as described in paragraph 3.1.(d) of the Disclosure Schedule, there are in existence no options, warrants, convertible securities or other similar rights with respect to the capital stock of the Company, or any agreement to which the Company, the Bank or any of the Principal Shareholders is a party or by which the Company, the Bank or any of the Principal Shareholders is bound for the issue or sale by the Company, the Bank or any of the Principal Shareholders of any shares of any capital stock of the Company, or of any security convertible into any shares of any capital stock of the Company. All issued shares of the Company have been duly authorized and are legally and validly issued in accordance with the Company's charter and By-Laws and with applicable law, and are fully paid and non-assessable. No other classes or series of capital stock are authorized to be issued by the Company.

          (e) Financial Statements. The Company has delivered to MTBI such financial statements and records, and reports to regulatory agencies, as MTBI has requested, including the financial statements described in paragraph 3.1.(e) of the Disclosure Schedule (the "Financial Statements"). The Financial Statements present fairly in all material respects the financial condition and results of operations of the Bank and the Company, respectively, as of their respective dates and for the respective periods shown, all in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods ("GAAP") except for reports filed with regulatory agencies, each of which was prepared in accordance with the requirements of the agency with which filed and all regulatory filings. Since December 31, 1995, there has not been any material adverse change in the financial condition, results of operations, or the business or prospects, of the Bank or the Company. Nothing has come to the attention of the Company or any of the Principal Shareholders which would lead any of them to believe that the Financial Statements are incomplete, misleading or incorrect in any material respect. The Company will, with reasonable promptness after public delivery or filing, deliver to MTBI all reports and information delivered to all of its or the Bank's stockholders and all periodic reports filed by the Company or the Bank with state or federal regulatory agencies between the date of this Agreement and the Closing. Any Call Reports of the Bank or consolidated financial statements of the Company included in such reports and other information will present fairly in all material respects the financial condition and results of the Bank and the Company, respectively, as of their respective dates and for the respective periods shown, all in accordance with GAAP except as otherwise provided above.

          (f) Books and Records. The financial books and records of the Company and the Bank accurately reflect the transactions to which they are or were a party or by which their properties are or were bound, and such books and records are and have been properly kept and maintained in accordance with all applicable legal, accounting and regulatory requirements. All of the minutes and other corporate and financial records of the Company and of the Bank will be made available to representatives of MTBI and are complete, accurate and current in all material respects.

          (g) Absence of Certain Changes. Since December 31, 1995, the business of the Bank and the Company have been operated only in the ordinary and normal course and, except as set forth in paragraph 3.1.(g) of the Disclosure Schedule, there has not been, after such date, as to the Bank or the Company:

               (i) any increase in the compensation payable or to become payable to any employee or agent of the Bank or the Company (exclusive of incentive compensation based on profits) in excess of 10% over the compensation level prevailing as of December 31, 1995 or the entry into any written employment agreement or arrangement with any person;

               (ii) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of (or on) any of the Bank's or the Company's assets, except Permitted Liens;

               (iii) the establishment by the Bank or the Company of any new, or any increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan for deferred compensation, whether funded or unfunded and whether qualified (within the meaning of the Code) or unqualified;

               (iv) any action seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured's retention (whether pursuant to coinsurance or otherwise) under, or any notice of non-renewal of, or any expiration (without replacement of like kind) of, any policy of insurance maintained by the Bank or the Company on any of the assets or businesses of the Bank or the Company;

               (v) any purchase or lease or commitment by the Bank or the Company to purchase or lease any fixed asset having a purchase price or market value in excess of $10,000 (or $25,000 with respect to computer software, or in excess of $50,000 for all such fixed assets in the aggregate), or any sale or transfer of any asset other than in the ordinary course of business;

               (vi) the entering into of any Material Agreement or Commitment to which the Bank or the Company is a party or by which either is bound, or any amendment or termination of any such Material Agreement or Commitment;

               (vii) any default by the Bank or the Company under any agreement to which the Bank or the Company is a party or by which it is bound, or any event which, with notice or lapse of time or both, would be such a default or would cause any acceleration of any obligation of the Bank or the Company;

               (viii) other than in the ordinary course of business of the Bank (and in accordance with customary banking standards), any forgiveness or cancellation by the Bank or the Company of any debt owing to either of them or any claim by either of them, or any waiver by either of them of any of their respective rights;

               (ix) any damage or destruction of, or loss (whether or not covered by insurance) by the Bank or the Company to or of, any of the Bank's or the Company's physical plant and equipment that might materially and adversely affect the condition (financial or otherwise) of the Bank or the Company, or their respective business, operations or prospects;

               (x) any declaration or setting aside or payment by the Company or the Bank of any dividend or other distribution in respect of their capital stock, except as expressly authorized and provided for in
Section 4.4 hereof, or any purchase or redemption by the Bank or the Company, directly or indirectly, of any shares of their capital stock; or

               (xi) except in the ordinary course of business of the Bank, such as the taking of deposits, federal funds transactions, and repurchase agreements, the incurring by the Bank or the Company of any indebtedness for borrowed money or the issuance or sale by the Bank or the Company of any debt securities.

          (h) Notification of Changes. If, at any time between the date of this Agreement and the Closing, the Company or any Principal Shareholder shall become aware that any representation or warranty set forth herein relating to any of them and/or the Bank is no longer accurate, it, he or she shall give prompt written notice to MTBI to such effect, and shall provide specific information as to the reasons for such inaccuracy.

          (i) Agreements. Paragraph 3.1.(i) of the Disclosure Schedule lists each contract, agreement or commitment to which the Bank or the Company is a party (i) which is or may be material to the conduct of their respective businesses or to the condition, financial or otherwise, of either of them and which cannot be cancelled by the Company or the Bank, without penalty, on notice of 60 days or less; or (ii) except for Permitted Liens, which affects ownership of, title to, or use of, or any interest in, real estate; or (iii) to which any person affiliated with the Company or any of its Shareholders (including any person or business entity controlled by, controlling or under common control with any one or more such Shareholders) is a party (but not including loan documents, credit agreements and similar banking arrangements entered into in the ordinary course of business), or (iv) which obligates the Bank or the Company to make aggregate payments after the date of this Agreement which may exceed $50,000; or (v) which authorizes or engages any person or entity to act for or as an employee of or provide personal services to, the Company or the Bank, including any employment or consulting agreement; bonus, incentive compensation, pension, profit sharing, group insurance or employee welfare plan of any nature whatsoever; sales, agency, brokerage, or similar agreement; power of attorney to any person, firm, corporation or other entity for any purpose whatsoever; and contract with any advertising agency, and each advertising contract or commitment; or (vi) which provides for payment based in any manner upon the transactions, volume of business or profits of either the Company or the Bank. Such paragraph 3.1.(i) also describes each insurance policy and surety or fidelity bond protecting the Company, the Bank or any of the respective properties or assets of either of them. Each such contract, agreement and commitment is referred to herein as a "Material Agreement or Commitment". The Company shall promptly on request deliver to MTBI copies of all contracts and agreements, including insurance policies, to which either the Company or the Bank is a party, including any Material Agreement or Commitment. Each Material Agreement or Commitment is in full force and effect and there has not been any material default (or any event which, with notice or lapse of time or both, would constitute a material default) in any obligation to be performed by the Bank or the Company under any Material Agreement or Commitment.

Neither the Bank nor the Company has waived, and prior to the Closing Date neither will waive, any material right under any Material Agreement or Commitment.

          (j)  Concerning Assets.  Paragraph 3.1.(j) of the Disclosure
Schedule identifies all real property owned or leased by the Company or the Bank, including each option to purchase real property. The Bank and the Company each have good and marketable title to their respective real property (which title is insurable at standard rates), inventory, equipment, furniture and fixtures (except for leased property, as to which their rights are as lessee) reflected on the Financial Statements, except as sold or otherwise disposed of in the ordinary course of business or in any transaction expressly permitted by this Agreement, and such title is in each case free and clear of all liens and encumbrances other than Permitted Liens or as otherwise set forth in paragraph 3.1.(j) of the Disclosure Schedule. All tangible assets of the Bank and the Company are in good operating condition, reasonable wear and tear excepted.

          (k)  Taxes.

               (i) Each of the Bank and the Company has duly filed with the appropriate governmental agencies all federal, state and local income and other tax returns and reports which are required to have been filed, all of which properly reflect the respective taxes of the Bank and the Company for the periods covered thereby except that (A) the Bank did not file information reports for individual retirement accounts on IRS Form 5498 for years 1990, 1991 and 1992 until April 29, 1994, at which time it requested a waiver (for which no response has been received) of all penalties, and (B) it has not obtained a City of Kansas City occupational license nor paid such City's occupational license tax, consistently asserting since 1990 in response to repeated notices from the City, that national banks are exempt from such tax and license requirements (the City has taken no action to enforce collection of such tax or to require that the Bank obtain such license). None of the Company's federal income tax returns have been audited.

               (ii) All taxes, assessments, interest, penalties, deficiencies, fees or other governmental charges or impositions called for by such tax returns, or claimed to be due by any taxing authority for taxable years ending on or before December 31, 1995, have been properly accrued or paid, except as described in (i) above and except those being contested in good faith in proceedings described in paragraph 3.1.(k) of the Disclosure Schedule.

               (iii) Neither the Bank nor the Company has received any notice of deficiency or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority (including any such notice or assessment relating to sales or use taxes). Neither the Bank nor the Company has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any tax.

               (iv) The Company will deliver to MTBI with the Disclosure Schedule complete and accurate copies of the Bank's and the Company's consolidated federal and state income tax returns for all tax years.

               (v) The Company will deliver to MTBI with the Disclosure Schedule a schedule showing the Bank's and the Company's respective tax rates for any unemployment insurance and worker's compensation tax to which either is subject.

          (l) No Brokerage or Finder's Fees. Neither the Company, the Bank nor any of the Shareholders has incurred any liability or obligation committing MTBI, the Bank or the

Company to any broker, finder or agent for any brokerage fee, finder's fee, commission or the like with respect to the Merger, except for the agreement dated October 24, 1995 between the Company, Swords Associates, Inc., et al.

          (m) Employee Benefit Plans. Each "employee welfare benefit plan" and "employee pension benefit plan," as such terms are defined by ERISA, maintained by the Bank or the Company is listed in paragraph 3.1.(m) of the Disclosure Schedule, and copies thereof have been delivered to MTBI. Each of the Bank and the Company is in compliance in all material respects with the applicable provisions of ERISA with respect to each such plan and neither has received any notice to the contrary from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or any other governmental agency.

          (n)  Financial Assets.

               (i) All loans receivable (including discounts) and accrued interest entered on the books of the Bank or the Company, to the extent unpaid on the Closing Date, arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of the Bank's or the Company's respective business, and the notes or other evidences of indebtedness with respect to such loans or discounts are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of the Bank and the Company are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-inlending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by the Bank or the Company free and clear of any liens, restrictions or encumbrances.

               (ii) The notes and other evidences of indebtedness evidencing such loans, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are and will be, in all material respects, valid, true, genuine and enforceable, and what they purport to be. Each of the Bank and the Company has good and valid title to the investment securities shown on their respective Financial Statements and all securities entered on the books of the Bank or the Company subsequent to December 31, 1995, except for those sold or redeemed in the ordinary course of business, and except for Permitted Liens. A complete and accurate list of such investment securities as of December 31, 1995 is attached to the Disclosure Schedule. Such list shall be updated each month in writing until the Closing.

          (o) Litigation. Paragraph 3.1.(o) of the Disclosure Statement includes a listing of each judicial or administrative action, suit, proceeding or investigation pending or, to the knowledge of the Company, the Bank or any of the Principal Shareholders, threatened which could result in liability on the part of the Bank or the Company.

          (p) Management Interlocks. There is not in existence with respect to the Company or the Bank any "management official interlock" within the meaning of the Depository Institution Management Interlocks Act.

          (q) Insurance. Each of the Bank and the Company insures its business and properties with such insurers, against such risks, with such coverages and deductibles, and in such amounts, as are listed in paragraph 3.1.(q) of the Disclosure Schedule, and a copy of each such policy has been delivered to MTBI. All of such insurance now is, and on the Closing Date will be, in full force and effect with all premiums thereon paid as due thereunder.

          (r) Environmental Matters. As used in this Agreement, the term "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which the Company and its subsidiaries have done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

          Except as disclosed in paragraph 3.1.(r) of the Disclosure Schedule, neither the conduct nor operation of the business of the Company or its subsidiaries, including the Bank, nor any condition of any property ever owned by any of them, violates any Environmental Laws in any material, and no condition or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a material violation of any Environmental Laws or obligate (or potentially obligate) the Company, the Bank or such other subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither the Company nor any of its subsidiaries, including the Bank, has received any notice from any person or entity that the Company or any subsidiary or the operation of any facility or any property ever owned by any of them are or were in violation of any of the Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

          (s) Compliance with Laws. Neither the Bank nor the Company is in violation of any provision (including recordkeeping and reporting provisions) of any law, ordinance, rule or regulation applicable to its respective properties or business, including the Bank Secrecy Act of 1970, the Truth-in-Lending law, any other law of any Federal, state or local government regulating their banking or trust activities, zoning, building, occupancy and fire laws, ordinances and regulations, and provisions relating to wages, hours, working conditions, collective bargaining and equal employment opportunity.

          (t) Regulatory Enforcement Matters. Except as disclosed in paragraph 3.1.(t) of the Disclosure Schedule, neither the Company nor any of its subsidiaries, including the Bank, is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to any subsidiary of the Company.

          (u) Licenses and Approvals. All licenses, permits, franchises and other governmental and approvals required or necessary for the Bank or the Company to own and/or occupy its properties or to carry on its business have been obtained and are in full force and effect.

          (v) Information for Registration Statement. The Principal Shareholders will cause the Company to furnish to MTBI on request from time to time all such information as MTBI may reasonably require for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") which MTBI will prepare and file in connection with the Merger or as necessary for compliance with any applicable state securities laws. All such information shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading.

          (w) List of Company Affiliates. Paragraph 3.1.(w) of the Disclosure Schedule sets forth a complete list of each Shareholder who is an Affiliate of the Company. If any

Shareholder not included on such list shall become such an Affiliate at any time prior to the Closing Date or the Effective Date, the Principal Shareholders will promptly so advise MTBI in writing.

          (x) Community Reinvestment. Neither the Company nor the Bank has received within the twenty-four month period prior to the date hereof a rating pursuant to the Community Reinvestment Act of 1977, as amended (12 U.S.C. Secs. 2901-2907), of either "needs to improve" or "substantial noncompliance," or been advised that such a rating is forthcoming or that the Bank does not have an acceptable record of meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of the Bank. No application submitted by the Company or the Bank to any federal regulatory agency which involves, as a condition for approval, an assessment of performance in meeting the credit needs of its community has been delayed or denied because of an unacceptable record in meeting such needs.

          (y) Regulatory Enforcement Matters. Neither the Company nor the Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement or memorandum of understanding with or commitment or similar undertaking to, or subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, or any court administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Company or the Bank, that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, credit policies, management or business, nor does the Company or the Bank reasonably believe any such action is likely.

     Section 3.2. Amendment to Disclosure Schedule. Following the date of this Agreement and until 60 days prior to the date of the Shareholders' meeting contemplated by Section 4.5 (or until such later date as MTBI may agree in writing), the Shareholder Representative may provide additional written information to MTBI to supplement or amend information previously supplied as a part of the Disclosure Schedule or together with the Disclosure Schedule. Such additional information shall be deemed to supplement and amend the Disclosure Schedule as of the date received by MTBI, provided, that (i) such information is delivered to and received by Keith Miller or Peter Benoist at the main offices of MTBI and (ii) the information specifically identifies the applicable paragraphs or sections of the Disclosure Schedule which are being supplemented or amended. As provided in Section 10.3.(c), MTBI may have the right to terminate this Agreement if such additional information is not satisfactory to it.

     Section 3.3. Representations Concerning MTBI. MTBI hereby represents and warrants to, and covenants and agrees with, the Company and the Shareholders as set forth in this Section.

          (a) Organization, Power and Authority. Each of MTBI and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has full corporate power to enter into and perform this Agreement. Subject to ratification of this Agreement by their respective Board of Directors (which action management shall seek at the next regularly scheduled meetings following the date of this Agreement), no further action will be necessary to make this Agreement valid and binding upon MTBI and Sub in accordance with its terms.

          (b) No Brokerage or Finder's Fees. Neither MTBI nor Sub has incurred any liability or obligation committing the Company, the Bank or any Principal Shareholder to any broker, finder or agent for any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

          (c) Capitalization. As of December 31, 1995, the capitalization of MTBI was as set forth in the Annual Report on Form 10-K filed by MTBI with the SEC, copies of which have been delivered to the Principal Shareholders as described below. All outstanding shares of common stock of MTBI are validly issued and are fully paid and nonassessable.

          (d) The MTBI Shares. The MTBI Shares to be delivered to the Shareholders in the Merger pursuant to this Agreement have been duly authorized and, when issued as provided herein, will be validly issued, fully paid and non-assessable shares of MTBI, and will be delivered to the Shareholders free and clear of any liens, restrictions or encumbrances except for the restrictions on transfer referred to in Section 1.3.(b).

          (e) SEC Reports: Financial Statements. MTBI has delivered or made available to the Principal Shareholders true and complete copies of
(i) MTBI's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1994, (ii) proxy statements relating to the annual meetings of MTBI's stockholders held in 1995 and 1996, (iii) MTBI's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996 and (iv) all other reports filed by MTBI with the SEC or provided to the shareholders of MTBI generally since December 31, 1995. MTBI will, with reasonable promptness after public delivery or filing, deliver to the Principal Shareholders all reports and other information delivered to its public stockholders and all periodic reports filed with by MTBI with the SEC between the date of this Agreement and the Closing. As of their respective dates, such reports and other documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of MTBI included or incorporated by reference therein were prepared in accordance with GAAP (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accountants), and present fairly the financial position, results of operations and changes in financial position of MTBI and its consolidated subsidiaries as of the dates and for the periods indicated, except (with respect to the unaudited interim financial statements) for year-end adjustments.

          (f) Litigation. Except as reflected in the financial and other information delivered to the Shareholder Representative by MTBI as referred to above, or except as otherwise described by MTBI in writing to the Shareholder Representative, there is no judicial or administrative action, suit, proceeding or investigation pending or, to the knowledge of MTBI, threatened, which would be required to be reported by MTBI in its Annual Report on Form 10-K (under the Securities Exchange Act of 1934) if such Report or Form were filed with the Securities and Exchange Commission on the date hereof.

          (g) Absence of Changes. Since March 31, 1996, there has not been any material adverse change in the business, financial condition or operations or prospects of MTBI, or any event or condition (other than changes in legal, economic or other conditions which are not specially applicable to MTBI) which has materially and adversely affected the business or financial condition of MTBI and its subsidiaries, taken as a whole.

          (h) Form S-4 Registration Statement. MTBI will prepare and file with the SEC as soon as is reasonably practicable following the date of this Agreement a Registration Statement on Form S-4 under the Securities Act of 1933 with respect to the MTBI Shares to be issued and delivered in the Merger, and will use all reasonable efforts to have such Registration Statement declared effective by the SEC. MTBI shall also take all actions reasonably required to be taken under state securities laws in connection with the issuance and delivery of such MTBI Shares.

          (i) The Prospectus. The Prospectus to be included in the Registration Statement will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statements therein not false or misleading, except that MTBI shall have no liability to the Shareholders in respect of any information concerning the Company, the Bank or the Shareholders which is provided to MTBI by or on behalf of the Shareholders for use in the Prospectus. Subject to the foregoing, if at any time after the delivery of the Prospectus but prior to the Closing Date an event occurs relating to MTBI or its affiliates or associates which should be set forth in an amendment of or supplement to the Prospectus, MTBI will with reasonable dispatch present such information in an appropriate amendment or supplement so that the Prospectus, as so amended or supplemented, will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statements therein not false or misleading.

          (j) 1934 Act Reports. MTBI has filed in a timely manner all reports required to be filed by it under the Securities Exchange Act of 1934, as amended, during at least the 12-month period preceding the date of this Agreement, and agrees to file in a timely manner all such reports until at least the third anniversary of the Closing Date and to give the Company a copy of each such report filed between the date hereof and the Closing Date.

                        ARTICLE 4.
        OBLIGATIONS AND COVENANTS PRIOR TO CLOSING

     The Company and the Principal Shareholders covenant and agree as follows:

Section 4.1.  Conduct of Business.

     (a) Between the date hereof and the Closing Date, the Company will, and will cause the Bank to, conduct their respective businesses in the ordinary course and so as to preserve all material business relationships with the Bank's and the Company's respective depositors, borrowers, correspondent banks, suppliers and employees, and to pay the liabilities of each as they become due in the ordinary course.

     (b) Without limiting the general obligation of the Company and the Principal Shareholders under Section 4.1.(a) above, the Company will not do, and will not permit the Bank to do, without the prior written consent of MTBI, any of the following:

               (i) issue any additional shares of common or other capital stock, or any options, warrants or other rights to subscribe for or purchase any common or other capital stock or any securities convertible into or exchangeable for any capital stock (except for the issuance of Company Shares pursuant to the exercise of options to purchase the same which are outstanding on the date of this Agreement and listed on the Disclosure Schedule); or

               (ii) directly or indirectly, purchase or otherwise acquire any Company Shares or any other capital stock of the Company; or

               (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

               (iv) change its certificate or articles of incorporation or association, as the case may be, or By-Laws; or

               (v) grant any material increase (other than normal periodic increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or stock appreciation rights or adopt or make any change in any bonus, insurance, pension, or other employee benefit plan, payment or arrangement made to, for or with any of such officers or employees; or

               (vi) except in the ordinary course of business, borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any obligations of others; or

               (vii) except pursuant to commitments in effect on this date of this Agreement and reflected in the Financial Statements, make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit in principal amounts in excess of $100,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $500,000 (excluding for this purpose any accrued interest or overdrafts); or

               (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Governmental National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; or

               (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

               (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three
(3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business in accordance with prior practice; or

               (xi) except in the ordinary course of business, including specifically its secondary mortgage business, place any mortgage, pledge, lien, charge, or other encumbrance on any of its assets or properties; or

               (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to the Company or its subsidiaries, including the Bank, or any claims which the Company such subsidiaries may possess or waive any material rights of substantial value; or

               (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to the Company and its subsidiaries; or

               (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of hazardous, toxic or polluting waste materials; provided, however, that the Company and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain hazardous waste materials or otherwise might be contaminated; or

               (xv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which might have a material adverse effect on the business, financial condition or earnings of the Company, the Bank or any other subsidiary of the Company;

               (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on the business, financial condition or earnings of the Company, the Bank or any other subsidiary of the Company; or

               (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $25,000.

          (c) The Company and the Principal Shareholders shall promptly notify MTBI in writing of the occurrence of any event known to them which might be materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of the Company, the Bank or any other subsidiary of the Company.

     Section 4.2  Examinations.

          (a) The Company shall, and shall cause the Bank to, permit MTBI's counsel, representatives, appraisers and accountants, at MTBI's cost and expense, to have access to the Bank's and the Company's properties and records, to conduct such financial or other examinations, analyses and appraisals as MTBI may desire. Such examinations shall be conducted during normal business hours in such a fashion so as not to unreasonably disrupt usual business activity.

          (b) The Company shall, and shall cause the Bank to, promptly deliver to MTBI all such financial and other records, statements, contracts, agreements, and reports as MTBI shall request, all of which shall, upon delivery, be subject to the representations and warranties set out in Sections 3.3.(e) and 3.1.(i) except as expressly otherwise agreed at the time of delivery.

     Section 4.3. Environmental Reports. The Company shall provide to MTBI, as soon as reasonably practicable, but not later than 45 days after the date hereof, a report of a phase one environmental investigation on all real property owned by the Company, the Bank or any other subsidiary of the Bank as of the date hereof and within ten days after the acquisition or lease of any real property acquired or leased by the Company or any subsidiary after the date hereof (other than space in retail and similar establishments leased by the Company for automatic teller machines). If required by such phase one investigation in MTBI's reasonable opinion, the Company shall provide to MTBI a report of a phase two investigation on properties requiring such additional study. As provided in Section 10.3.(d), MTBI may have the right to terminate this Agreement if the results of such phase two investigation are not satisfactory.

     Section 4.4. Dividends and Distributions. The Company will not, and will not permit the Bank to, pay any dividend or make any other distribution, whether in cash, stock or otherwise, on or in respect of its stock, except with the prior written consent of MTBI.

     Section 4.5. Shareholders' Meeting. The Principal Shareholders shall cause the Company to call a special meeting of its Shareholders for the purpose of voting on this Agreement and the

Merger, and shall use their best efforts to cause this Agreement and the Merger be approved at such meeting. Such meeting shall be held not later than 30 days after the date on which the Registration Statement becomes effective. Each Principal Shareholder shall vote all Company Shares held of record by him or her (as indicated on the signature page hereof) at such meeting in favor of the Merger, and further agrees to cause all Company Shares which are under voting control by such Principal Shareholder to be voted in favor of the Merger.

     Section 4.6.  Accounting and Reserve Policies.

          (a) Notwithstanding that the Company believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, the Company recognizes that MTBI may have in effect loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses) which are different from those established by the Company. From and after the date of this Agreement, the Company and MTBI shall consult and cooperate with each other in order to conform the Company's loan, accrual and reserve policies to those policies of MTBI.

          (b) In addition, from and after the date of this Agreement, the Company and MTBI shall consult and cooperate with each other in determining appropriate accruals, reserves and charges to establish and take in respect of appropriate charges and accounting adjustments, taking into account the parties' business plans following consummation of the transaction hereunder.

          (c) The Company and MTBI shall consult and cooperate with each other in determining the amount and timing for recognizing for financial accounting purposes the expenses of the transaction hereunder and the restructuring charges related to or to be incurred in connection therewith.

          (d) At the request of MTBI, the Company shall establish and take such reserves and accruals as MTBI shall request to conform the Company's loan, accrual and reserve policies to MTBI policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the transaction hereunder, in each case at such times as shall reasonably be determined by MTBI and as shall be in accordance with GAAP and applicable regulatory and legal requirements.

          (e) The actions required under this Section are intended to facilitate the implementation of the Merger in a manner which is consistent with the financial reporting and other similar concerns of MTBI, and are not otherwise intended to affect the financial terms of the Merger. Except for matters which are to be taken into account in the determination of Net Worth as contemplated by Section 1.8, no modifications referred to in this Section shall affect the Book Value Per Share or the number of MTBI shares to be issued in the Merger.

     Section 4.7. Obligations of Principal Shareholders. Each of the Principal Shareholders will duly and timely perform all of his or her respective undertakings hereunder in accordance with the terms hereof and will use his or her best efforts to cause the Company to perform all of its undertakings hereunder in accordance with the terms hereof.

                          ARTICLE 5.
                     REGULATORY APPROVAL

     Subject to prompt receipt of any information required to be delivered by the Principal Shareholders, as soon as shall be practicable following the date of this Agreement, MTBI shall at its sole expense cause to be filed with the Federal Reserve Bank of St. Louis ("FRB") and with the Missouri Director of Finance appropriate applications for approval of the Merger, as required by the rules and regulations of the Board of Governors of the Federal Reserve System, the Bank Holding Company Act of 1956 and Missouri law. MTBI also shall file such other notices and applications with such other authorities as may be required by applicable law or regulation. MTBI agrees to use its best efforts to cause the FRB, the Missouri Director of Finance and any other governmental agency or authority whose approval or acquiescence may be required to approve such notices and applications in a timely manner so that the Closing may occur as soon as practicable after August 31, 1996. The Company and the Principal Shareholders agree to cooperate in the preparation and filing of such applications.

                          ARTICLE 6.
       CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS

     Section 6.1. Conditions to MTBI's Obligations. In addition to such other conditions provided in this Agreement, each obligation of MTBI and Sub to be performed in connection with this Agreement shall be subject to the satisfaction prior to or on the Closing Date (or such earlier date as may be specified) of the following conditions, unless waived in writing by
MTBI:

          (a) Representations and Warranties True as of the Closing Date. The representations and warranties made by the Company and the Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except where warranties expressly refer to another date), and MTBI shall have received from the Presidents, Chairmen of the Board, and chief financial officers of the Company and the Bank certificates to the effect that to the best of their knowledge and belief after due inquiry, all such representations and warranties are true and correct as of the Closing Date.

          (b) Compliance With Agreement. The Company and each Principal Shareholder shall have performed and complied with all of their obligations and agreements hereunder which are to be performed or complied with by them prior to or on the Closing Date.

          (c) No Litigation. No suit, action or other proceeding shall be threatened or pending before any court or governmental agency which, in the opinion of MTBI or its counsel, may reasonably be expected to result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (d) Director and Shareholder Approval. The Merger shall have been approved by the Board of Directors of the Bank and the Company, and by the affirmative vote of Shareholders holding at least that number of the outstanding shares of the Company as is required by law for such approval, at the meeting to be held as provided in Section 4.5.

          (e) Proceedings and Instruments Satisfactory. All proceedings, corporate, judicial or other, to be held or taken in connection with the transactions contemplated by this

Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to MTBI and its counsel.

          (f) Third Party Consents. All third party consents to the transactions hereunder required under any instrument to which the Company, the Bank or any of the Principal Shareholders are parties shall have been obtained and delivered to MTBI.

          (g) Restriction on Resales. The Company shall have obtained and deliver to MTBI, at least 31 days prior to the Closing Date, signed representations, in form reasonably acceptable to MTBI, of each Shareholder who may reasonably be deemed an Affiliate of the Company, acknowledging the restrictions on transfer of the MTBI Shares to be received by such Shareholder as described in Section 1.3.(b) and agreeing to be bound by such restrictions.

          (h) Further Agreements and Documents. The Company, the Bank and each Principal Shareholder shall have executed and delivered to MTBI all agreements and documents required to be executed and delivered by such party on or prior to the Closing Date.

          (i) Dissenting Shareholders. Shareholders (if any) of the Company who have objected to the Merger and taken the steps necessary to exercise their dissenting stockholders' rights of appraisal shall hold in the aggregate no more than 10% of the outstanding capital stock of the Company.

          (j) Net Worth At Closing. The Net Worth of the Bank as of the last day of the month preceding the Closing Date shall be at least 6% of the Bank's total assets as of such day.

          (k) Accounting Treatment. MTBI shall have received confirmation from its independent certified public accountants, in form satisfactory to MTBI, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16.

          (l) Opinion of Company's Counsel. MTBI shall have received an opinion of counsel of Swanson, Midgeley, Gangwere, Kitchin & McLarney, L.L.C., or other counsel to the Company and Principal Shareholders who shall be satisfactory to MTBI, in form and substance reasonably satisfactory to MTBI and its counsel, and dated the Closing Date, to the effect that:

               (i) The Bank is duly organized and existing under the laws of the United States of America and has the power and authority to engage in business as a bank at its present location. The Company is a corporation incorporated, existing and in good standing under the laws of the state of Missouri and has the corporate power and authority to own the outstanding shares of the Bank.

               (ii) The Company has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement.

               (iii) This Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and by the Principal Shareholders, and is a valid and binding obligation of the Company and the Principal Shareholders, enforceable against each of them in accordance with its terms.

               (iv) The execution, delivery and performance of this Agreement by the Company, and the consummation of the Merger by the Bank, will not violate the governing documents of the Company or the Bank or any agreement known to such counsel after due inquiry which is binding upon either the Bank or the Company or the property of either of them.

               (v) Except as may be specified by such counsel or set forth on the Disclosure Schedule, such counsel knows of no litigation, proceeding or governmental investigation pending or threatened against or relating to the Bank or the Company, or any of their respective assets and businesses, or the Company Shares.

               (vi) The authorized and outstanding capital stock of the Company is as specified in Section 3.1.(d)(ii) hereof, of which all such outstanding shares are validly issued and outstanding, fully paid and nonassessable; there are no other outstanding shares of capital stock of the Company and the Company has not authorized the issuance of any other shares of capital stock or options or rights of any kind to purchase additional shares of capital stock of the Company.

     In rendering the foregoing opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials or of any officer or officers of the Company and the Bank, copies of which shall be expressly referred to in such opinion and shall accompany such opinion. In addition, such counsel, in rendering such opinions, shall be permitted to assume the authenticity of the Company's stock book and, if found in the Company's minute book and otherwise proper in form and appearance, the authenticity of the minutes of any directors' meetings and shareholders' meetings.

          (m) Resignation of Officers and Directors. All officers and directors of the Company and the Bank, if any, which MTBI may request to resign from their respective positions shall have resigned from such positions.

          (n) Directors' Shares. All directors' qualifying shares in the Bank, if any, shall have been delivered to the Company or the Bank, in good transfer form, with appropriate stock powers executed in blank, free and clear of all liens, restrictions and encumbrances. Neither the Company nor the Bank shall pay any consideration for such shares. If required by law, such qualifying shares may be reissued prior to Closing in the names of such persons as MTBI may specify.

          (o)  Stock Options.  All outstanding stock options referred to in
Section 3.1.(d)(ii) above shall have been exercised at least 30 days prior to the Closing Date or shall have been surrendered and cancelled. No other stock options or similar rights relating to any class of stock of the Company or the Bank shall have been issued between the date of this Agreement and the Closing Date, or shall be outstanding on the Closing Date.

          (p) Termination of Benefit Plans. All employee benefit plans applicable to employees of the Company and the Bank, which are referred to in Section 3.1.(m), shall have been terminated by the Board of Directors of the Company or the Bank, as applicable, under arrangements satisfactory to MTBI.

     Section 6.2. Conditions of Company's and Principal Shareholders' Obligations. In addition to the other conditions provided for in this Agreement, each obligation of the Company and the Principal Shareholders to be performed in connection with this Agreement shall be subject to the satisfaction prior to or on the Closing Date (or as to the Principal Shareholders' obligation to vote as set forth in Section 4.5 hereof, as of the date of the Company's Shareholders' meeting) of the following conditions, unless waived in writing by the Shareholder Representative:

          (a) Representations and Warranties True as of the Closing Date. The representations and warranties made by MTBI and Sub in this Agreement shall be true and correct on the date of the Company's Shareholders' meeting and as of the Closing Date with the same effect as though such representations and warranties had been made or given then (except where warranties expressly refer to another date), and the Company shall have received a certificate from an executive officer of MTBI to the effect that, to his best knowledge, all such representations and warranties are true and correct on the date of the Company's Shareholders' meeting and as of the Closing Date.

          (b) Compliance with Agreement. MTBI shall have performed and complied with all of its obligations and agreements hereunder which are to be performed or complied with by it prior to or on the Closing Date.

          (c) No Litigation. No suit, action or other proceeding shall be threatened or pending before any court or governmental agency which in the opinion of the Company or its counsel may reasonably be expected to result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (d) Proceedings and Instruments Satisfactory. All proceedings, corporate, judicial or other, to be held or taken by MTBI or Sub in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and its counsel. All third party consents to the transactions hereunder required under any agreement or instrument to which MTBI or Sub is a party, if any, shall have been obtained and delivered to the Company.

          (e) Further Agreements and Documents. MTBI shall have executed and delivered to the Company all agreements and documents required to be executed and delivered by MTBI on or before the Closing Date.

          (f) Corporate Approval. The Merger shall have been approved by the Boards of Directors of MTBI and Sub. MTBI hereby agrees to vote all of the stock of Sub in favor of the merger.

     Section 6.3. Mutual Conditions to Closing. The obligations of the Company and Principal Shareholders, on the one hand, and MTBI and Sub, on the other, shall be subject to satisfaction prior to or on the Closing Date of the following conditions; provided, that a party shall not be entitled to assert failure of a mutual condition if such party shall himself or itself failed to perform consistent with such condition; and provided, further, that a party entitled to assert failure of a mutual condition may also waive such failure in writing:

          (a) Regulatory Approval. The Board of Governors of the Federal Reserve System and of the Missouri Director of Finance shall have approved the Merger, and any other required governmental or regulatory approval or acquiescence shall have been received, all in form and substance reasonably satisfactory to MTBI and the Principal Shareholders and their respective counsel.

          (b) Registration Statement. The Registration Statement shall have been declared to be effective by the Securities and Exchange
Commission, and all other federal and state regulatory approvals relating to the submission of the proposed transaction to the stockholders of the Company shall have been received.

          (c) Opinion of MTBI's Counsel. MTBI and the Company shall have received an opinion of The Stolar Partnership, dated the Closing Date, to the effect that:

               (i) Each of MTBI and Sub is a corporation organized and existing and in good standing under the laws of the State of Missouri.

               (ii) Each of MTBI and Sub has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement.

               (iii) This Agreement has been duly authorized by all necessary corporate action on the part of MTBI and Sub, has been executed and delivered by MTBI and Sub, and is the valid and binding obligation of MTBI and Sub; and this Agreement is enforceable against Sub and MTBI, as the case may be, in accordance with its terms.

               (iv) The execution, delivery and performance of this Agreement by MTBI do not violate the Articles of Incorporation or By-Laws of MTBI, and, to such counsel's knowledge, will not violate any agreement or instrument to which MTBI is a party or by which it or its property is bound. The execution, delivery and performance of this Agreement by Sub does not violate the Articles of Incorporation or By-Laws of Sub, and, to such counsel's knowledge, will not violate any agreement or instrument to which Sub is a party or by which it or its property is bound.

               (v) Except as may be specified by such counsel, such counsel knows of no litigation, proceeding or governmental investigation pending or overtly threatened against or relating to MTBI or Sub or any of their assets and businesses which has not been disclosed pursuant to
Section 3.3.(f) above but is required to be disclosed pursuant to such Section.

               (vi) Based solely on such counsel's review of the minute books and stock books of MTBI and MTBI's filings with the Secretary of State of Missouri, the issuance of the MTBI Shares to the Shareholders has been duly authorized by all necessary corporate action on the part of MTBI. The MTBI Shares have been duly issued in accordance with the Articles of Incorporation and By-Laws of MTBI and with applicable law, and upon delivery of such Shares to the Shareholders in accordance with this Agreement, such Shares are or will be outstanding, fully-paid and non-assessable shares of the common stock, par value $1.25 per share, of MTBI.

               (vii) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, (A) no gain or loss will be recognized by any Company Shareholder who exchanges Company Shares solely for MTBI Shares (except for cash received in lieu of fractional shares), (B) the aggregate basis of the MTBI Shares received by any such Shareholder, for Federal income tax purposes, will be the same as the aggregate basis of the Company Shares surrendered by such Shareholder in the Merger (less any basis allocable to a fractional share), and (C) the holding period of the MTBI Shares received by any such Shareholder, for federal income tax purposes, will include the holding period of the Company Shares surrendered by such Shareholder.

               (viii) Each Shareholder who (A) at the time of the Merger is not an Affiliate of the Company, and (B) after the Merger is not an Affiliate of MTBI, may sell or otherwise dispose of any of the MTBI Shares issued to such Shareholder hereunder at any time without registration under the Securities Act.

     In rendering the foregoing opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of MTBI and Sub, which shall be expressly referred to in such opinion and copies of which shall accompany such opinion.

In addition, such counsel, in rendering such opinions, shall be permitted to assume the authenticity of MTBI's stock book and, if found in MTBI's minute book and otherwise proper in form and appearance, the authenticity of the minutes of any directors' meetings and shareholders' meetings.

                           ARTICLE 7.
                        INDEMNIFICATION

     Section 7.1.  Indemnification.

          (a) The Shareholders' Indemnities. Subject to the limitations set forth below, each Shareholder shall indemnify and hold MTBI harmless from and against all loss, liability, cost and expense (including reasonable attorneys' fees, costs and expenses in contesting the same) resulting from any misrepresentation or breach of warranty by the Company or any of the Shareholders, or any failure by the Company or any of the Shareholders to perform any covenant or agreement contained herein or made pursuant hereto, and from any third party claim which, if proven, would result in any such loss, liability, cost or expense. If the loss, liability, cost or expense, if it had been known on or prior to the end of the calendar month preceding the Closing Date, would have resulted in a reduction in the Net Worth of the Company, the amount of indemnity due MTBI shall be the amount of such loss, liability, cost or expense multiplied by 2.10.

          (b) MTBI's Indemnities. Subject to the limitations set forth below, MTBI and Sub shall indemnify and hold harmless the Shareholders from and against all loss, liability, cost and expense (including reasonable attorneys' fees, costs and expenses in contesting the same) resulting from any misrepresentation or breach of warranty by MTBI or Sub or any failure by MTBI or Sub to perform any covenant or agreement contained herein or made pursuant hereto, and from any third party claim which, if proven, would result in any such loss, liability, cost or expense.

     Section 7.2. Limitations on Indemnity. Notwithstanding the provisions set forth above, the obligations and liabilities of the Shareholders arising under this Agreement or with respect thereto
(including, without limitation, any obligation to indemnify MTBI hereunder), and the obligations and liabilities of MTBI arising under this Agreement or with respect thereto (including, without limitation, any obligation to indemnify the Shareholders hereunder), shall not apply

          (a) Except as set forth below, unless and until the aggregate amount of the claims shall exceed $50,000 in the aggregate, in which event, the entire amount of such claim shall be subject to indemnification as provided herein; and

          (b) Except in respect of claims as to which the claiming party has given notice to the other party(ies) (or the Shareholder Representative, in the case of the Principal Shareholders) on or before the earlier of (i) nine calendar months after Closing, or (ii) the filing by MTBI of its first Quarterly Report on Form 10-Q or Annual Report on Form 10-K (whichever occurs first) which includes the results of operations of MTBI for a period of at least 30 days following the Effective Date.

     Further, MTBI shall not have the right to make any claim for indemnity hereunder, except for breach of the warranties set forth in Section 3.1(a),
(c) or (l) hereof, for an amount in excess of the assets on deposit in the Escrow being held by the Escrow Agent pursuant to the Escrow Agreement described in Section 1.2(d) hereof. The warranties set forth in Section 3.1(a) and (c)(i) hereof are made by each Principal Shareholder or each other Shareholder as to his individual status, and claims for breach thereof may be brought only against the breaching party. MTBI's rights to indemnity for such breach shall not be limited to the breaching party's portion of the Escrow. As to claims of MTBI for breach of the warranties set forth in Section 3.1(c)(ii) or (l) hereof, MTBI agrees that such claims shall be made against the Escrow as long as any assets remain on deposit therein. The amount of any such claim in excess of the assets then on deposit in the Escrow shall be the joint and several liability of the Principal Shareholders only and no further claim thereon may be made against other Shareholders. Notwithstanding the limitation on claims set forth in Section 7.2(a) above, MTBI may claim, subject to the provisions of this paragraph, the entire amount of its loss or liability arising from a breach of the warranties set forth in Section 3.1(a), (c) or (l) hereof.

     Section 7.3.  Claims Procedures.

          (a) If MTBI becomes aware of a claim for which it intends to seek indemnity hereunder, it shall so notify the Shareholder Representative and the parties listed in Section 10.6(a) in writing and shall give the Shareholder Representative (or other representative designated by a majority in interest of the affected Shareholders) and the parties listed in Section 10.6(a) an opportunity to defend the same, and shall provide reasonable cooperation in such defense at the expense of the Shareholders against which the claim is being asserted; provided, that the failure to do so shall not affect the right of MTBI to indemnity hereunder except to the extent that such failure shall increase the amount of the obligation of the Principal Shareholders. If the Shareholder Representative or such other representative fails, after notice from MTBI, to defend the same within a reasonable time, MTBI shall have the right to assume the defense thereof and to settle or otherwise resolve such claim. Unless the Shareholder Representative or such other representative fails to assume such defense, MTBI shall not settle or compromise any such claim without the consent of the Shareholder Representative or such other representative, which shall not unreasonably be withheld.

          (b) If a Shareholder becomes aware of a claim for which such Shareholder intends to seek indemnity hereunder, he or she shall so notify MTBI in writing and shall give MTBI an opportunity to defend the same, and shall provide reasonable cooperation to MTBI in such defense at MTBI's expense; provided, that the failure to do so shall not affect the right of such Shareholder to indemnity hereunder except to the extent that such failure shall increase the amount of the obligation of MTBI. If MTBI fails, after notice from the Shareholder, to defend the same within a reasonable time, the Shareholder shall have the right to assume the defense thereof and to settle or otherwise resolve such claim. Unless MTBI fails to assume such defense, the Shareholder shall not settle or compromise any such claim without the consent of MTBI, which shall not unreasonably be withheld.

                            ARTICLE 8.
                           DEFINITIONS

     For purposes of this Agreement the following terms shall have the meanings specified below:

     "Affiliate" means any Shareholder who (i) is an officer of the Company or the Bank with policy-making authority concerning any material operation or business of the Company or the Bank, (ii) is a director of the Company or the Bank, (iii) has the ability, directly or indirectly, alone or as part of a group, to vote 5% or more of any class of the outstanding voting securities of the Company, or (iv) otherwise is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act. Unless and until MTBI is provided with evidence satisfactory to it that a Shareholder is not an affiliate, MTBI shall be entitled to deem such Shareholder to be an Affiliate.

     "Bank" means First National Bank of Platte County, a Missouri banking association which is a wholly owned subsidiary of the Company.

     "Book Value Per Share" means, with respect to the Company Shares at any date, the Net Worth of the Company at that date divided by the aggregate number of outstanding Company Shares at that date.

     "Closing" and "Closing Date" have the meanings given in Section 2.1.

     "Code" means the Internal Revenue code of 1986, as amended.

     "Company" means Northland Bancshares, Inc., a Missouri corporation, which holds all of the outstanding shares of capital stock of the Bank.

     "Company Shares" means the outstanding shares of common stock of the Company.

     "Confidential Information" has the meaning given in Section 9.1.

     "Disclosure Schedule" means the Schedule, substantially in the form required for Schedule 1 to this Agreement, which is described in
Section 3.1.

     "Effective Date" means the date on which the Merger becomes effective.

     "Environmental Laws" has the meaning given in Section 3.1.(r).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow" means the escrow established pursuant to the Escrow Agreement attached as Exhibit A.

     "Escrow Agent"  means Mark Twain Bank, Trust Division, St. Louis,
Missouri.
     "Financial Statements" has the meaning given in Section 3.1(e).

     "GAAP" means generally accepted accounting principles applied on a consistent basis.

     "Material Agreement or Commitment" has the meaning given in
Section 3.1.(i).

     "Merger" means the merger of the Company and the Sub which is provided for in this Agreement.

     "MTBI" means Mark Twain Bancshares, Inc., a Missouri corporation.

     "MTBI Share Value" has the meaning given in Section 1.2.(a).

     "MTBI Shares" means the shares of common stock, $1.25 per share of MTBI, into which the Company shares are to be converted in the Merger.

     "Net Worth" has the meaning given in Section 1.8.

     "Permitted Liens" means (i) any lien, encumbrance, restriction or other defects in title to any asset which is expressly listed on the Disclosure Schedule, (ii) any zoning restrictions, easements, rights of way, servitudes, licenses and other restrictions on the use of real property or any interest therein, or minor encumbrances or irregularities in title thereto, which do not, in the opinion of MTBI, materially impair the use of such property in the operation of the Bank or the merchantability or the value of such property or interest therein for the purpose of the Bank's business or risk the loss or forfeiture of title thereto, (iii) charge-back rights of a depository bank on instruments in the course of collection, (iv) any applicable zoning or building regulations or ordinances from time to time in effect,

(v) any customary liens or claims imposed pursuant to any repurchase or reverse repurchase agreement, or any servicing or participation agreement, or securing the deposit of public funds, in each case in the ordinary course of its business, to which the Bank is a party, and (vi) any other liens incidental to the conduct of the Bank's business in the ordinary course or the ownership of its property and assets which were not incurred in connection with the borrowing of the money, or the obtaining or extending of advances or credit, which are not the result of unpaid charges or obligation, and which in each case do not individually or in the aggregate materially impair the use or value of the particular property to which they relate.

     "Principal Shareholders" means those Shareholders identified as Principal Shareholders on the signature page of this Agreement.

     "Prospectus" means the prospectus constituting part of the Registration Statement.

     "Registration Statement" means the Registration Statement on Form S-4, relating to the MTBI shares to be issued in the Merger, to be filed by MTBI pursuant to Section 3.3.(h).

     "Rule 145" means Rule 145 under the Securities Act, as in effect from time to time.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Shareholder Representative" means the person designated as representative of the Principal Shareholders pursuant to Section 10.14. from time to time.

     "Shareholders" means the holders of the outstanding share of capital stock of the Company.

     "Surviving Corporation" means Sub, as the Surviving Corporation in the Merger.

     "Sub" means Mark Twain Acquisition Corporation, a Missouri corporation and a wholly owned subsidiary of MTBI.

     "Subsidiary" means any corporation of which the majority of the outstanding voting shares are held, directly or indirectly, by the Company.

                           ARTICLE 9.
                        CONFIDENTIALITY

     Section 9.1. Definitions. As used in this Article, the term "Representatives" shall include all directors, officers, employees, agents, and financial, legal and other advisors of a specified person, all entities affiliated with such person, and the directors, officers, employees, agents, representatives, and financial, legal and other advisors of such affiliated entities; and the term "Confidential Information" shall mean any information, whether or not reduced to writing, used by or belonging or relating to a specified person, except information which is or becomes generally available to the public other than as a result of disclosure hereunder.

     Section 9.2. Confidentiality. No party shall use any Confidential Information for any purpose other than to evaluate and negotiate the proposed transaction. Each party shall, and shall cause his, her or its Representatives to, preserve the confidentiality of the Confidential Information relating to the other parties.

     Section 9.3. No Public Disclosure. Except for any specific communication or disclosure to which both MTBI and Shareholder Representative have given their prior written consent or which may be required by law, including applicable securities laws, each party agrees that, except as provided herein, prior to Closing he, she or it shall not communicate or disclose to any other person, group or entity
(a) the fact that discussions of negotiations are taking place concerning the proposed transaction or (b) any terms, conditions or other facts with respect to the proposed transaction.

     Section 9.4. Return of Confidential Information. If this Agreement shall be terminated in accordance with its terms, each party shall return to the other party all Confidential Information in his, her or its possession or control.

     Section 9.5. Survival of Covenants. Each party's obligations with respect to Confidential Information shall survive any termination of this Agreement and the transactions contemplated hereby. MTBI's obligations under this Article shall not survive Closing.

     Section 9.6. Notice of Breach; Enforcement. Each party shall promptly provide the other party with notice of any actual or threatened breach of any of the provisions of this Article or any unauthorized communication, disclosure or use of any of the Confidential Information of which it has actual knowledge. Each party acknowledges that a breach of the provision of this Article may give rise to irreparable injury to the other party for which damages may not be adequate compensation, and consequently the aggrieved party shall be entitled, in addition to all other remedies available at law or in equity, to injunctive and other equitable relief to prevent a threatened or continued violation of this Article.

                           ARTICLE 10.
                          MISCELLANEOUS

     Section 10.1. Assignment. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. This Agreement shall otherwise inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns, irrespective of the death, disability or incapacity of any of the Principal Shareholders.

     Section 10.2. Satisfaction of Conditions to Closing. Each of the parties hereto shall be obligated to use its best efforts to cause the conditions to the Closing which are applicable to it to be satisfied, provided that no party shall be obligated to waive or compromise any of its substantive rights in order to cause any such condition to be satisfied.

     Section 10.3. Termination Rights. This Agreement shall be subject to termination as follows:

          (a) the Company and Principal Shareholders, on the one hand, and MTBI, on the other hand, may terminate this agreement without liability if the other shall violate in any material respect any of its representations, warranties or other obligations hereunder, and such violation is not remedied within ten days after written notice thereof to the other;

          (b) any party hereto may terminate this Agreement if the Closing has not taken place by October 31, 1996 (or December 31, 1996 if the sole reason the Closing has not occurred is a delay in obtaining any required federal or state regulatory approval), so long as the delay in Closing is not caused by a failure by the party giving such notice, or its affiliate, in performing its obligations hereunder;

          (c) MTBI may terminate this Agreement without liability if (i) any information provided to it on the Disclosure Schedule, or (ii) any information or document provided together with the Disclosure Schedule pursuant to this Agreement, or (iii) any information or document provided to it as a supplement or amendment to any information previously provided to it on or in connection with the Disclosure Statement shall not be reasonably satisfactory to MTBI; provided, that

          (1) this right of termination shall not apply in respect of any information which has been fully disclosed to MTBI in writing prior to March 1, 1996;

          (2) MTBI shall advise the Shareholder Representative of any objection to any such information or document not later than ten business days after receipt of the information, and shall be deemed to have accepted such information if no such objection is made; and

          (3) if MTBI shall so object to any such information or document, the Shareholder Representative shall have the right to revise or remove the information or document so submitted, in which event it shall not be deemed to be a part of the Disclosure Schedule or otherwise modify the representations of the Principal Shareholders set forth herein, and MTBI shall not have the right to terminate this Agreement on the basis of the information in question; or

     For purposes of this Section 10.3.(c), MTBI shall be deemed to have received information from the Shareholder Representative only upon actual receipt of such information by Keith Miller or Peter Benoist at the main offices of MTBI.

          (d) If (i) MTBI shall have requested a phase two environmental report pursuant to Section 4.3., (ii) MTBI shall have notified the Company of its objection to the contents of such report within 15 days after receipt thereof, (iii) the cost of remedial and corrective actions and measures required by applicable law, or recommended or suggested by such report or reports and prudent in light of serious life, health or safety concerns exceeds, in the aggregate, One Hundred Fifty Thousand Dollars ($150,000) as estimated by an environmental expert retained for such purpose by MTBI or (iv) the cost of such actions and measures cannot be estimated by such expert to be Three Hundred Fifty Thousand Dollars ($350,000) or less with any reasonable degree of certainty, then MTBI shall have the right to terminate this Agreement without liability.

          (e) If any application for regulatory approval is finally denied or disapproved by the regulatory authority, this Agreement shall thereupon be deemed terminated and canceled. A request for additional information or undertaking by MTBI as a condition for approval, shall not be deemed a denial or disapproval so long as MTBI diligently provides the requested information or undertaking. If an application is denied pending an appeal, petition for review, or similar action on the part of MTBI (hereinafter referred to as the appeal) then the application will be deemed denied unless MTBI prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

          (f) If the Company or any subsidiary becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of this Agreement, MTBI may terminate this Agreement without liability in its sole discretion. Notice of termination for any of the reasons set out above shall be in writing, stating the reason for such action, and given in the manner provided in Section 10.6.

          (g)  If MTBI determines that a downward adjustment pursuant to
Section 1.8 in the Net Worth of the Company or the Bank should exceed $100,000, MTBI may terminate this Agreement without liability by giving written notice to the Company and the Principal Shareholders. If MTBI instead requests the Company to make such downward adjustment and MTBI and the Company are unable to agree on the size of the downward adjustment, then either MTBI or the Company may terminate this Agreement without liability by giving written notice thereof to the other parties; provided, however, that if the Company gives any such termination notice, such termination shall not become effective unless MTBI shall fail to submit to the Company, within five business days after the date of receipt by MTBI of the Company's termination notice, a new written request for a downward adjustment of $100,000 or less. No Shareholder shall have any right of termination pursuant to this Section 10.3(g).

     Section 10.4. Remedies. No party shall be liable for money or other damages for failure to consummate the transaction contemplated in this Agreement, unless such failure results from a failure by such party to comply with its obligations hereunder. If the Company and Principal Shareholders, on the one hand, or MTBI or Sub, on the other hand, fails or refuses to consummate the transaction hereunder (other than by reason by failure by the other party to satisfy its obligations set forth herein), the other party shall be entitled to all remedies available at law or in equity.

     Section 10.5. Governing Law. This Agreement and all rights and obligations of the parties shall be construed and interpreted under and pursuant to the laws of the State of Missouri applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.

     Section 10.6. Notices. All notices requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand, sent by facsimile transmission, or mailed by certified mail or registered mail, return receipt requested, with postage prepaid, addressed as follows:

          (a)  if to the Company or any Principal Shareholder:

               Northland Bancshares, Inc.
               7667 Northwest Prairie View Road
               P.O. Box 14126
               Kansas City, Missouri  64151
               Attn:  Mr. Leland M. Walker
               Phone:  (816) 746-2000
               Facsimile No.:  (816) 746-0484

          with a copy to:

               Edward M. Dolson, Esq.
               Swanson, Midgeley, Gangwere, Kitchin &
                 McLarney, L.L.C.
               1500 Commerce Trust Building
               922 Walnut
               Kansas City, Missouri  64106
               Phone:  (816) 842-6100
               Facsimile No.:  (816) 842-0013
       and with a copy to:

       Mr. M. J. Swords      and      Mr. John T. Schott
       Swords Associates, Inc.        6807 N.W. Cedar Bend
       1600 Genesee                   Kansas City, MO  64152
       Suite 828                      Phone:  (816) 891-1038
       Kansas City, Missouri 64102    Facsimile No.: (816) 880-9916
       Phone:  (816) 283-3377
       Facsimile No.:  (816) 283-3366

     or to such other person and place as the Company or Shareholder Representative shall direct to MTBI in writing.

or

          if to MTBI, to:

               Mark Twain Bancshares, Inc.
               8820 Ladue Road
               St. Louis, Missouri 63124
               Attn:  Mr. Peter Benoist
                      Executive Vice President
               Phone:  (314) 727-1000
               Facsimile No.: (314) 889-0784

          with a copy to:

               Thomas E. Lowther, Esq.
               The Stolar Partnership
               911 Washington Avenue
               St. Louis, Missouri 63101
               Phone:  (314) 231-2800
               Facsimile No.: (314) 436-8400

or to such other place or person as MTBI shall direct to the Company in writing.

     Section 10.7. Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained herein.

     Section 10.8. Fees and Expenses. Except as otherwise provided herein, the parties hereto shall bear their own costs and expenses, including attorneys' fees (except as provided in the next sentence), incurred in connection herewith and with the transactions contemplated hereby, whether or not the exchange of shares hereunder shall be consummated or this Agreement subsequently shall be terminated. The fees and expenses of the Company and/or Stockholders (including legal and brokers' fees) shall be borne entirely by the Stockholders. As a matter of convenience, MTBI will pay these fees and expenses, in cash, upon receipt of payment directions from the Shareholder Representative, and shall be reimbursed for such payments (the amounts of which are expected to be known at Closing) by reducing the aggregate number of MTBI Shares to be issued in the merger by that number of MTBI Shares as have a value, determined pursuant to Section 1.2(a) hereof, equal to the total amount of such payments.

     Section 10.9. Entire Agreement. This Agreement, and the additional agreements provided for herein and attached hereto as exhibits, constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein, and supersedes all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof.

     Section 10.10. Waiver and Amendment. Any of the provisions of this Agreement may be waived in writing at any time by the party or parties which is or are entitled to the benefit of such provision. Any of the provisions of this Agreement may be amended at any time by written agreement of all the parties hereto.

     Section 10.11. Separability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect, so long as the remaining provisions are sufficient to carry out the overall intent of the parties as expressed herein.

     Section 10.12. No Third Party Beneficiaries. Except to the extent that Shareholders of the Company will become entitled to receive MTBI Shares upon consummation of the Merger, this Agreement is entered into solely for the benefit of the parties hereto and no person not a party hereto shall have any rights hereunder.

     Section 10.13. Counterparts and Binding Effect. This Agreement may be executed in two or more counterparts, all of which shall be one instrument. This Agreement shall not be binding upon MTBI unless, by the close of business on May 14, 1996, all of the Principal Shareholders named on the signature pages hereto have executed at least one such counterpart.

     Section 10.14. Shareholder Representative. By the execution hereof (or in the case of Shareholders who are not signatory parties hereto, by surrendering Company Shares for MTBI Shares) each of the Shareholders appoints John T. Schott (herein called the "Shareholder Representative"), as his or her agent and attorney-in-fact to receive all notices and take all actions and execute all waivers permitted or required by this Agreement. By vote of a majority in interest the Principal Shareholders may remove such agent and appoint a successor Shareholder Representative, and the agent may resign at any time. Notices of resignation, removal or appointment shall be given to all parties hereto. The Shareholder Representative is hereby fully released from all liability for his actions as such except with respect to his gross negligence or willful misconduct. This appointment, being coupled with an interest, shall be irrevocable.

     Section 10.15. Effect of Surrendering Shares. By surrendering Company shares for MTBI Shares, each of the Shareholders who is not a signatory party hereto (a) makes all of the representations and warranties and agrees to observe all of the covenants made by the Shareholders herein, and (b) agrees to be responsible for a pro rata portion of legal and broker's fees and expenses, which shall be settled as provided in Section 10.8.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                   Mark Twain Bancshares, Inc.

                                   By:    /s/ PETER BENOIST
                                   Title: Executive Vice Pres.


                                   Mark Twain Acquisition Corp. II

                                   By:    /s/ PETER BENOIST
                                   Title: President


                                    Northland Bancshares, Inc.

                                    By:    /s/ LELAND M. WALKER
                                    Title: President and CEO

This Agreement (in Section 10.14.) contains an irrevocable durable Power of Attorney. The authority of the Shareholder Representative as Attorney-in-Fact for each of the undersigned shall not terminate except as provided in the Agreement, even if any of the undersigned Principal Shareholders become disabled or incapacitated.

                          Principal Shareholders

                                  Number of          Percentage
                                Company Shares       of Outst'g
                                    Owned             Company
     Signature                    Of Record            Shares

 /s/ GERARD J. MOS III              3,487               0.59
     Gerard J. Mos III


 /s/ JOHN T. SCHOTT                61,205              10.44
     John T. Schott


 /s/ LOIS A. SCHOTT                30,021 JTRS          5.12
     Lois A. Schott            29,764 individually      5.08


 /s/ LELAND M. WALKER              25,725               4.39
     Leland M. Walker


 /s/ Z. B. EILEENE WALKER           1,050               0.18
     Z. B. Eileene Walker


 /s/ DALE G. RAPP                   2,365               0.40
     Dale G. Rapp


 /s/ KAREN S. WOLTERS                 619               0.11
     Karen S. Wolters


 /s/ WILLIAM E. JOHNSON             9,035               1.54
     William E. Johnson



 /s/ MARYANN JOHNSON                9,196 JTRS          1.57
     Maryann Johnson


 /s/ RICHARD H. MOS JR.               290               0.05
     Richard H. Mos Jr.


 /s/ DONEDA J. MOS                  4,358 JTRS          0.74
     Doneda J. Mos

                                  Number of          Percentage
                                Company Shares       of Outst'g
                                    Owned             Company
     Signature                    Of Record            Shares


 /s/ ROBERT C. BURNS DDS           24,895               4.25
     Robert C. Burns DDS


 /s/ PAUL E. BOSCH JR.                116               0.02
     Paul E. Bosch Jr.


 /s/ ALICE BOSCH                    1,046 JTRS          0.18
     Alice Bosch


 /s/ RONALD D. HOFFMAN                115               0.02
     Ronald D. Hoffman


 /s/ MARGARET A. HOFFMAN           13,167 JTRS          2.25
     Margaret A. Hoffman


 /s/ RONALD E. SMITH               26,391               4.50
     Ronald E. Smith


 /s/ KENT D. MAYFIELD                 -0-                -0-
     Kent D. Mayfield


 /s/ JUDY H. MAYFIELD               4,985 JTRS          0.85
     Judy H. Mayfield


 /s/ PATRICK D. KELLY                 -0-                -0-
     Patrick D. Kelly


 /s/ JUDITH A. KELLY               11,622 JTRS         1.98
     Judith A. Kelly


High Life Sales Company

By: /s/ GERARD J. MOS III,         41,725              7.12
        President                 _______            _______

Totals                            301,177             51.38%

                                                         SCHEDULE 1

                       Disclosure Schedule


     The Disclosure Schedule shall provide the information called for under
Section 3.1 of the Agreement, which shall be organized under headings as set forth below. Section references are to the corresponding representations set forth in the Agreement:

     3.1(b) Identification of governing documents of the Company and the Bank.

     3.1(d)  Description of capital stock of the Bank and the Company.

     3.1(e)  Identification of Financial Statements.

     3.1(g)  Identification of events which have occurred since December
31, 1995.

     3.1(i)  Identification of Material Agreements for Commitments.

     3.1(j) Identification of real property owned or leased and liens on such property.

     3.1(k) Description of tax proceedings and identification of tax returns delivered to MTBI.

     3.1(m)  Identification of employee benefit plans.

     3.1(n)  Identification of investment securities.

     3.1(o)  Summary of litigation.

     3.1(q)  Identification of insurance.

     3.1(r)  Information concerning environmental matters.

     3.1(t)  Identification of regulatory proceedings.

     3.1(w)  Identification of affiliates of the Company.

     Identification of additional information accompanying the Disclosure Schedule.

                                EXHIBIT B
                                 Form of

                             ESCROW AGREEMENT

                                                       EXHIBIT B

                         ESCROW AGREEMENT

     This Escrow Agreement is made and entered into as of this ____ day of _____, 1996, by and among Mark Twain Bancshares, Inc. ("MTBI"), and John T. Schott, as Shareholder Representative for Shareholders of the Company, all of whom are named on Appendix 1 attached (collectively the "Depositing Shareholders" and individually a "Depositing Shareholder"), and Mark Twain Bank, Trust Division (the "Escrow Agent").

                             RECITALS:

     A. Pursuant to a certain Plan and Agreement of Merger, dated as of May __, 1996 (the "Merger Agreement"), MTBI, Mark Twain Acquisition Corp. II ("Sub"), Northland Bancshares, Inc. (the "Company"), and the Depositing Shareholders have agreed to the merger of the Company into Sub (the "Merger") and the issuance of common stock of MTBI upon the Merger, which Merger has become effective.

     B. Pursuant to procedures set out in the Merger Agreement the Depositing Shareholders have agreed to the escrow of certificates representing MTBI Shares to assure the availability of indemnity to MTBI, should any be required pursuant to the Merger Agreement.

     C. MTBI and the Depositing Shareholders desire that the Escrow Agent act as escrow agent and the Escrow Agent is willing to do so, all upon the terms set forth in this Escrow Agreement.

     D. Capitalized terms used in this Escrow Agreement which are not defined herein shall have the meanings given them in the Merger Agreement or that certain Agreement Respecting Adjustments among the parties dated as of July ___, 1996 (the "Adjustment Agreement").

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements hereinafter set forth, the parties agree as follows:

     1. Deposits in Escrow. MTBI hereby delivers and deposits with the Escrow Agent, on behalf of the Depositing Shareholders, one or more certificates representing, in the aggregate, the number of Escrowed Shares which would otherwise have been received by such Depositing Shareholders in the Merger (each such certificate, together with its accompanying stock power herein called a "Certificate"), as specified on Appendix A.

     2. Acknowledgment of Receipt. The Escrow Agent hereby acknowledges receipt of the Certificates representing the Escrowed Shares in the amounts indicated and agrees to act as escrow agent in accordance with the terms hereof. The Escrowed Shares are to serve as a convenient and ready source with which to indemnify MTBI, if indemnity should become payable pursuant to Sections 7.1-7.3 of the Merger Agreement. The Escrow Agent shall promptly set up an account for each Depositing Shareholder, recording the amount initially credited to such Depositing Shareholder's account and all subsequent transactions with respect to such account pursuant to this Escrow Agreement.

     3. Registration of Escrowed Shares/Receipt of Dividends. During the period that the Escrowed Shares are in escrow, they will remain on the books of MTBI in the name of the appropriate Depositing Shareholder and the Depositing Shareholders will have all rights with respect thereto, except the right to possession of the Certificates and the right to sell or to grant any lien with respect to the Escrowed Shares. Without limiting the generality of the foregoing, during such period the Depositing Shareholders will be entitled to receive all dividends and other distributions whatsoever with respect to the Escrowed Shares and the Depositing Shareholders shall be entitled to vote such shares.

     4. Disposition of Escrowed Shares. The Escrow Agent shall hold and dispose of the Certificates subject to the terms and provisions of this Escrow Agreement and the following:

         (a) The Escrow Agent may pay or apply principal of the Escrowed Shares only as and when directed in joint written instructions from MTBI and the Shareholders' Representative.

         (b) On or promptly after the filing by MTBI of its first Quarterly Report on Form 10-Q or Annual Report on Form 10-K (whichever occurs first) which includes the results of operations of MTBI for a period of at least 30 days following the Effective Date of the merger, acting in accordance with joint written instructions from MTBI and the Shareholders' Representative, the Escrow Agent shall reserve from the Escrowed Shares any amount stated in such instructions as needed to protect and secure MTBI in respect of indemnifiable claims theretofore made but not disposed of and escrowed Shares (hereinafter called the "Retained Escrow Shares") having a value equal to the unpaid balance at risk of the Scheduled Loans as set forth in Schedule I to the Adjustment Agreement, and shall distribute the balance of the Escrowed Shares to the Depositing Shareholders as their interest shall appear. Thereafter from time to time as claims (if any had been made) are finally settled, compromised, arbitrated or litigated, the Escrow Agent shall distribute to the Depositing Shareholders as their interests shall appear such further numbers of Escrowed Shares as are specified in joint written instructions from MTBI and the Shareholders' Representative as no longer needed to secure MTBI against loss, provided that so long as any such claims have not been finally disposed of, the Escrow Agent shall not be required to make such subsequent distributions more often than quarterly. MTBI and the Shareholders' Representative agree to make joint written instructions to the Escrow Agent consistent with the provisions of Sections 7.1-7.3 of the Merger Agreement.

         (c) The Escrow Agent shall hold and dispose of the Retained Escrowed Shares subject to the Adjustment Agreement as follows:

            (i) In the event of a Net Loss with respect to the Scheduled Loans, MTBI shall notify the Escrow Agent and the Shareholders Representative of such Net Loss in writing setting forth the Net Loss in reasonable detail and making a demand upon the Escrow Agent for the return of such number of the Retained Escrowed Shares deposited by the Shareholders having a value equal to the amount of the Net Loss of such loans (the "Demanded Shares"), determined as provided in Section 4(d) of the Adjustment Agreement. The Shareholders Representative, upon receiving such notice, shall have fifteen calendar days from the sending of such notice by MTBI to object to such release of the Demanded Shares. If the Shareholders Representative shall not object in a timely manner as above provided, the Escrow Agent shall deliver the Demanded Shares to MTBI. In the event such Net Loss exceeds the value of the Retained Escrowed Shares, determined as provided in paragraph 4(d) of the Adjustment Agreement, the Escrow Agent shall return to MTBI of all Retained Escrowed Shares.

            (ii) In the event that the Net Loss of the Scheduled Loans is less than the value of the Retained Escrowed Shares deposited by the Shareholders, the Escrow Agent shall return to MTBI only such number of the Retained Escrowed Shares deposited on behalf of any Shareholder as represents such Shareholder's pro rata share of such Net Loss based on the number of MTBI Shares deposited by each of the Shareholders.

            (iii) In the event that the Scheduled Loans are repaid in full, MTBI shall promptly provide the Escrow Agent with a signed statement authorizing the release of the Retained Escrowed Shares and the delivery of such released shares to the appropriate Shareholders. The Escrow Agent, upon receipt of such signed authorization, shall immediately deliver and distribute the Retained Escrowed Shares to the Shareholders pro rata as provided in subparagraph (ii) above.

            (iv) The Escrow Agent at any other such time that it receives signed instructions from MTBI to release from escrow any of the Retained Escrowed Shares with respect to the Scheduled Loans (the "Released Shares") shall deliver the released Shares to the appropriate Shareholders. The Escrow Agent shall continue to hold any remaining Retained Escrowed Shares after distributing any such Released Shares, together with any redeposited shares, with respect to the Scheduled Loans ("Remaining Retained Escrowed Shares").

            (v) In the event of a Net Loss with respect to the Scheduled Loans, subsequent to any distribution of Released Shares, the Escrow Agent shall return to MTBI only such number of the Remaining Retained Escrowed Shares having a value equal to the amount of the Net Loss with respect to such loans. MTBI shall not have any claim against either the Escrow Agent or any Shareholder for any deficiency between the Net Loss with respect to such loans and the value of the Remaining Retained Escrowed Shares, notwithstanding that the original value of the Retained Escrowed Shares might have been sufficient to compensate MTBI for such Net Loss.

            (vi) In the event of any dispute regarding the valuation of the Net Loss with respect to the Scheduled Loans and/or the valuation of the Retained Escrowed Shares deposited with respect to such loans, the Escrow Agent shall initially deliver to MTBI only such number of Retained Escrowed Shares having a value equal to the Net Loss, using the Shareholders Representative's good faith valuations of both the Retained Escrowed Shares and the Net Loss. The Escrow Agent shall continue to hold any undistributed Retained Escrowed Shares with respect to such loans until the Shareholders Representative and MTBI agree on the proper valuations for such shares and/or such Net Loss or until an independent appraiser selected in accordance with paragraph 4(c) of the Adjustment Agreement establishes such valuations. The Escrow Agent shall then determine, using such subsequent valuations, the additional number of Retained Escrowed Shares, if any, to be delivered to MTBI to fully settle the Net Loss with respect to such loans (the "Additional Shares"). Promptly thereafter, the Escrow Agent shall deliver the Additional Shares to MTBI and shall immediately release and deliver to the appropriate Shareholders any residual Retained Escrowed Shares.

            (vii) Notwithstanding anything herein or in the Adjustment Agreement to the contrary, in the event any of the Retained Escrowed Shares are to be returned to MTBI pursuant to this paragraph 4, any Shareholder shall have the right to deposit with the Escrow Agent cash in an amount equal to the value of the Retained Escrowed Shares of such Shareholder which would otherwise be returned to MTBI, which value shall be determined in accordance with paragraph 4(d) of the Adjustment Agreement. In the event any Shareholder so deposits such cash, in lieu of returning such Retained Escrowed Shares to MTBI, the Escrow Agent shall deliver such cash to MTBI and shall deliver such Retained Escrowed Shares to such Shareholder.

     5. Termination. The Escrow Agent shall be discharged and released of any and all further obligations hereunder as to each particular Depositing Shareholder at the earlier of:

         (a) the delivery of all the Depositing Shareholder's Certificates in accordance with the provisions of paragraph 4 hereof; or

         (b) delivery of the Depositing Shareholder's Certificates is made to court in any interpleader action and until as otherwise authorized by final judgment or decree (and under the then applicable rules the period for perfecting a timely appeal has expired).

     6. Duties. The Escrow Agent shall have no obligation or liability hereunder except as a depositary and shall be liable in its individual capacity only in the case of its willful misconduct or gross negligence. The duties as the Escrow Agent are only those specifically provided herein and are ministerial in nature and not discretionary. Except as aforesaid, Escrow Agent shall not be liable for any mistake of fact or error in judgment, or for any acts or provisions of any kind taken in good faith and believed by it to be authorized or within the rights or powers conferred by this Escrow Agreement.

     7. Limitation of Responsibility. The Escrow Agent shall not be liable for default by any party hereto because of such party's failure to perform, and shall have no responsibility to seek performance by any party; nor shall it be liable for the lapse or barring of any rights under any statutes of limitation in respect to any Certificates deposited.

     8. Limitation of Liability. Except as specifically provided in paragraph 6, the Escrow Agent shall not be liable in any respect to anyone on account of the identity, authority or rights of persons executing or delivering, or purporting to execute or delivery, any document or item, and may, in performing its duties hereunder, rely absolutely and be fully protected in acting upon any signature, item, document or other writing believed by it in good faith to be authentic and signed by the proper party or parties. The Escrow Agent may, as a condition to the disbursement of property, require from the recipient a receipt therefor, and, upon final distribution, require a release from any liability arising out of its execution or performance of this Escrow Agreement. MTBI and Depositing Shareholders pro rata (in accordance with the number of shares owned by each) each agree to indemnify and hold the Escrow Agent harmless from and against any and all costs, expenses (including reasonable attorneys' fees) and losses incurred in connection with the performance of its duties hereunder, except in the case of the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent, at its option, may institute any interpleader action, suit or proceeding it deems appropriate to determine judicially any dispute between MTBI and Depositing Shareholder(s), which may arise hereunder.

     9. Resolution of Disputes. In the event of any dispute hereunder, the Escrow Agent may consult with counsel of its own choice and shall be entitled to reimbursement for its expenses, including out-of-pocket expenses, reasonable attorneys' and agents' fees, which costs shall be paid by MTBI.

     10. Resignation. The Escrow Agent may resign at any time by giving 30 days prior written notice to all parties hereto, but will continue to serve until a successor is appointed. In the event of the resignation of the Escrow Agent or in the event the Escrow Agent for any reason is unable to serve or fails to continue to serve as agent hereunder, Depositing Shareholders may in writing delivered to MTBI and the preceding Escrow Agent appoint a successor escrow agent, which is acceptable to MTBI, as long as such acceptance by MTBI is not unreasonably withheld. Any successor escrow agent shall execute and deliver an instrument accepting the appointment as escrow agent hereunder and thereupon will have the same rights and duties as the original Escrow Agent and be governed by the terms and conditions set forth in this Escrow Agreement.

     11. Fees. For its services hereunder, the Escrow Agent shall be paid an annual fee of $300. The Escrow Agent's fee shall be payable by MTBI upon demand. The Escrow Agent shall be reimbursed upon demand, subject to the provisions of Section 9 hereof, one half by MTBI and one half by the Depositing Shareholders pro rata (in accordance with the number of shares owned by each), for all out-of-pocket expenses, including reasonably attorneys' and agents' fees.

     12. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be deemed to have been duly given if delivered to mailed by certified or registered mail, return receipt requested, postage prepaid, as follows:

          (a)  if to any Depositing Shareholder, to:

               Mr. John T. Schott
               6807 N.W. Cedar Bend
               Kansas City, Missouri  64152
               Phone:  (816) 891-1038
               Facsimile No.:  (816) 880-9916

          with a copy to:

               Swanson, Midgeley, Gangwere, Kitchin &
                 McLarney, L.L.C.
               1500 Commerce Trust Building
               922 Walnut
               Kansas City, Missouri  64106
               Attention:  Edward M. Dolson, Esq.
               Phone:  (816) 842-6100
               Facsmilie No.:  (816) 842-0013

     (b)  if to MTBI, to:

               Mark Twain Bancshares, Inc.
               8820 Ladue Road
               St. Louis, Missouri  63124
               Attention:  Mr. Peter Benoist
               Executive Vice President
               Phone:  (314) 727-1000
               Facsimile No.:  (314) 889-0784

          with a copy to:

               The Stolar Partnership
               911 Washington Avenue
               St. Louis, Missouri  63101
               Attention:  Thomas E. Lowther, Esq.
               Phone:  (314) 231-2800
               Facsimile No.:  (314) 436-8400

     (c)  if to Escrow Agent, to:

               Mark Twain Bank, Trust Division
               8820 Ladue Road
               St. Louis, Missouri  63124
               Attention:  Mr. Peter Benoist
               Executive Vice President
               Phone:  (314) 727-1000
               Facsimile No.:  (314) 889-0784

or to such other person or address as any party may direct the other parties in writing.

     13. Miscellaneous.

         (a) This Escrow Agreement may not be modified or amended except in a writing signed by all parties hereto.

         (b) This Escrow Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

         (c) This Escrow Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Missouri. The invalidity or unenforceability of any of the provisions of this Escrow Agreement shall not affect the validity or enforceability of the remaining provisions hereof.

         (d) Neither this Escrow Agreement, nor any of the rights, duties or obligations of any party hereunder may be assigned or otherwise delegated by said parties without prior written consent of all the parties hereto, which consent shall not be unreasonably withheld.

         (e) This Escrow Agreement may be executed in any number of counterparts, and the counterparts taken together shall be deemed to form one original instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed the day and year first above written.

Shareholder Representative         Mark Twain Bancshares, Inc.


By: __________________________     By: ____________________________
         John T. Scott             Title: _________________________


                                    Mark Twain Bank, Trust Division


                                    By: ___________________________
                                    Title: ________________________

                           APPENDIX 1

                     DEPOSITING SHAREHOLDERS


                         No. of
     Name            Escrowed Shares             Signature

                                EXHIBIT C
                                 Form of

                      AGREEMENT RESPECTING ADJUSTMENTS

                                                        EXHIBIT C

                AGREEMENT RESPECTING ADJUSTMENTS

     THIS AGREEMENT (the "Adjustment Agreement") is made as of the _____ day of July, 1996, by and among MARK TWAIN BANCSHARES, INC. ("MTBI"), MARK TWAIN ACQUISITION CORP. II ("Sub"), NORTHLAND BANCSHARES, INC. (the "Company") and the shareholders of the Company (the "Shareholders").

                           RECITALS:

     A. The parties hereto are parties to a Plan and Agreement of Merger, dated May 7, 1996 (the "Merger Agreement"), providing for the merger of the Company into Sub (the "Merger") and the issuance of common stock of MTBI upon the Merger. Capitalized terms used in this Adjustment Agreement which are not defined herein shall have the meanings given them in the Merger Agreement.

     B. Pursuant to Section 1.8 of the Merger Agreement, MTBI has conducted examinations relating to the Company and the Bank and has requested the Company to make certain adjustments to its consolidated net worth.

     C. The parties hereto desire to set forth their agreement as to (i) the adjustments that will be made to the consolidated net worth of the Company for purposes of Section 1.8 of the Merger Agreement, and (ii) the escrow of MTBI Shares in lieu of additional adjustments to such consolidated net worth.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. From and after the date hereof, the Company will cause the Bank to maintain its allowance for loan losses at 1.50% of the Aggregate Amount of Loans Outstanding. For purposes of this Adjustment Agreement, the "Aggregate Amount of Loans Outstanding" shall mean the aggregate amount of loans outstanding as reflected on the balance sheet of the Bank as of the date of determination, gross of the allowance for loan losses, and reduced by (i) any loans held for sale, and (ii) overdrafts.

     2. Each of the Shareholders has agreed that at the Closing MTBI shall withhold and deliver into escrow with Mark Twain Kansas City Bank, as escrow agent (the "Escrow Agent"), on behalf of the Shareholders, pro rata, certain MTBI Shares (the "Escrowed Shares") which would otherwise have been received by such Shareholders in the Merger. A portion of these Escrowed Shares will be attributed to specific loans as described below and will be subject to the following provisions:

          (a) Pursuant to Section 1.8 of the Merger Agreement, MTBI has identified certain loans (the "Scheduled Loans"), the value of which it has requested be written down on the books of the Bank. In lieu of such action, the Shareholders have agreed that, on the date on which the Escrowed Shares would otherwise have been distributed,

Escrowed Shares having a value (at the closing sale price of the common stock of MTBI for the last business day preceding such date) equal to the unpaid balance at risk (as set forth on Schedule I attached hereto) of the Scheduled Loans on such date shall be retained in escrow (pro rata among the Shareholders, based on their initial deposits of MTBI Shares) as a reserve for the purpose of refunding to MTBI a portion of the MTBI Shares received by them in the Merger in the event of a Net Loss with respect to the Scheduled Loans as provided herein. Schedule I identifies the Scheduled Loans, each of which shall be treated separately for purposes of this Adjustment Agreement. In the event of a Net Loss with respect to a Scheduled Loan, MTBI shall have the right to the return of Escrowed Shares deposited by the Shareholders having a value equal to the amount of such Net Loss. If all such Net Losses cumulatively exceed the value of the Escrowed Shares with respect to such loans, determined as provided in subparagraph (d) below, MTBI shall not have any claim against the Shareholders for any such deficiency.

          (b) Following the Closing Date, MTBI shall cause the Bank diligently to attempt to collect the Scheduled Loans. In addition, MTBI shall cause the Bank to consult with and keep the Shareholders advised of the Bank's collection efforts with respect to the Scheduled Loans and to consult with the Shareholders prior to taking any action which could result in a Net Loss with respect to the Scheduled Loans. Upon request, MTBI shall cause the Bank to sell any of the Scheduled Loans to one or more of the Shareholders, or their designees, for a cash purchase price equal to the unpaid principal amount thereof plus accrued interest.

          (c) In the event a Scheduled Loan remains unpaid two years following the Closing Date, MTBI and the Shareholders shall attempt to agree on the value of such loans as of the date two years after the Closing Date (the "Valuation Date"). In the event they are unable to agree on the value of a Scheduled Loan within 45 days following the Valuation Date, then that Scheduled Loan shall be valued by an independent appraiser as of the Valuation Date. The valuation shall be performed by a firm of independent certified public accountants agreed to by MTBI and the Shareholders. The costs of the valuation shall be divided equally between MTBI and the Shareholders. The portion of such costs to be paid by the Shareholders shall be paid by them pro rata based on the Escrowed Shares initially deposited by each of them, calculated as set forth in subsection (d) below.

          (d) For purposes of this Adjustment Agreement, the Net Loss with respect to a Scheduled Loan shall be an amount equal to the difference between (i) the unpaid balance at risk of such loan as of the Valuation Date, and (ii) the value of such loan determined as provided in subparagraph (c) above, net of any income tax benefit realizable by the Bank in connection with such loss. MTBI shall have the right to a return of the Escrowed Shares deposited with respect to the Scheduled Loans having a value equal to the amount of the Net Loss of such loans, with such Escrowed Shares being valued at the closing sale price of the common stock of MTBI for the last business day preceding the date of the return of such Escrowed Shares. If the Net Loss with respect to the Scheduled Loans is less than the value of the Escrowed

Shares deposited by the Shareholders with respect to such loans, each of the Shareholders shall be obligated to MTBI only for his pro rata share of such Net Loss based on the number of MTBI Shares deposited by the Shareholders.

          (e) One year following the Closing Date, and at such other times, if any, as MTBI may deem to be appropriate, MTBI will review the status and prospects for payment the Scheduled Loans to determine whether MTBI is willing to release from escrow any of the Escrowed Shares deposited with respect thereto. Promptly following the payment in full of the Scheduled Loans, the Escrowed Shares will be released from escrow and delivered to the Shareholders pro rata (based on the MTBI Shares initially deposited by all Shareholders). In addition, if at any time the value of the Escrowed Shares, valuing such shares for purposes of this subparagraph
(e) at the closing sale price of the common stock of MTBI for the last business day preceding the date of valuation, exceeds 120% of the unpaid balance at risk of the Scheduled Loans as of such date, reduced by the amount of the special reserve against such loan, then such number of Escrowed Shares having a value equal to the amount of such excess shall be released from escrow (the "Released Shares") and delivered to the Shareholders pro rata (based on the MTBI Shares initially deposited by all Shareholders), provided that at the time of the release the Shareholders enter into an agreement, satisfactory to MTBI, to return shares or other collateral in the event that the value of the remaining Escrowed Shares shall fall below 120% of the unpaid balance at risk of the Scheduled Loans, provided, however, that the Shareholders shall not be required to re-deposit more MTBI Shares than were released to them under this paragraph.

         (f) If any Scheduled Loan is paid in full prior to any release of Escrowed Shares under this Agreement (other than pursuant to this paragraph
(f)), MTBI shall release promptly that a number of Escrowed Shares which is equal to (i) the total number of Escrowed Shares then attributed to all Scheduled Loans multiplied by (ii) that Loan's Risk Proportion, provided, however, that the number of Escrowed Shares remaining after any such release may not have a value (determined as provided in paragraph (e) above) less than the aggregate amount at risk of the unpaid Scheduled Loans. For this purpose, the "Risk Proportion" of any Scheduled Loan at any time is equal to the amount at risk of that Loan as provided in
Schedule I divided by the total amount at risk of all unpaid Scheduled Loans as provided in Schedule I, rounded to four decimal places. If any Scheduled Loan is paid in full after any release of Escrowed Shares under this Agreement (other than pursuant to this paragraph (f)), MTBI shall determine in good faith of the amount at risk of each Scheduled Loan (including such paid Loan immediately prior to its payment but excluding any previously paid Loan for which shares were released under this paragraph) and, using such determinations, calculate the Risk Proportion of such Loan and release an appropriate number of shares in accordance with, and subject to the proviso contained in, the first sentence of this paragraph. If MTBI has a basis for concern that an obligor of any such Scheduled Loan might seek or face bankruptcy, such Loan shall not be deemed paid in full until the applicable preference periods have expired.

          (g) The parties agree that the Scheduled Loans, and any Net Losses relating thereto, are not "claims" within the meaning of Section 7.2(a) of the Merger Agreement; accordingly, the provisions of Section 7.2(a) of the Merger Agreement, which provide an exception for the Shareholders' indemnity obligations if claims aggregate less than $50,000, shall not apply to, or be affected by, the Scheduled Loans or any Net Losses relating thereto.

     3. The form of Escrow Agreement to be executed and delivered at the Closing is hereby amended as set out on Appendix A attached.

     4. Subject to compliance by the Company with its obligations under the Merger Agreement, MTBI shall request no other adjustments to the consolidated net worth of the Company or any further write-down or write-off of the value of any assets held by the Bank pursuant to Section
1.8 of the Merger Agreement with respect to events or circumstances disclosed to MTBI on or before April 30, 1996.

     5. This Adjustment Agreement shall otherwise inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns, irrespective of the death, disability or incapacity of any of the Shareholders.

     6. This Adjustment Agreement shall be construed and interpreted under the laws of the State of Missouri.

     7. All notices and other communications hereunder shall be given to the parties and in the manner specified in the Merger Agreement and shall be effective at the time therein set out.

     8. No waiver or amendment of any provision of this Adjustment Agreement shall be effective unless in writing signed by the parties hereto or, in the case of a waiver, by the party or parties intending to be bound.

     9. This Adjustment Agreement may be executed in two or more counterparts, all of which shall be one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                   Mark Twain Bancshares, Inc.


                                    By:____________________________
                                    Title:_________________________

                                   Mark Twain Acquisition Corp. II


                                    By:____________________________
                                    Title:_________________________






                                   Northland Bancshares, Inc.


                                    By:____________________________
                                    Title:_________________________


                                    _______________________________
                                      Shareholder Representative

                           SCHEDULE I


                  Identification of Scheduled Loans


      Customer                       Amount at Risk
      -------------                  --------------------------

      [Customer #1]                     $107,000

      [Customer #2]                      $31,000

      [Customer #3]                      $30,000 (if the SBA
                                          guaranty is affirmed)

                                        $200,000 (if the SBA
                                          guaranty is not affirmed)

                                                       APPENDIX A

     Amend paragraph D of the recitals of the present draft Escrow Agreement to add at the end thereof the phrase "or that certain Agreement Respecting Adjustments among the parties dated as of July __, 1996 (the "Adjustment Agreement")."

     Amend Section 4(b) of the present draft Escrow Agreement by changing the phrase in lines 5 through 7 which presently reads "shall reserve from the Escrowed Shares any amount stated in such instructions as needed to protect and secure MTBI in respect of indemnifiable claims theretofore made but not disposed of," to add immediately thereafter the phrase "and Escrowed Shares (hereinafter called the "Retained Escrowed Shares") having a value equal to the unpaid balance at risk of the Scheduled Loans as set forth in Schedule I to the Adjustment Agreement."

           Text of New Section 4(c) to Escrow Agreement

     (c) The Escrow Agent shall hold and dispose of the Retained Escrowed Shares subject to the Adjustment Agreement as follows:

          (i) In the event of a Net Loss with respect to the Scheduled Loans, MTBI shall notify the Escrow Agent and the Shareholders Representative of such Net Loss in writing setting forth the Net Loss in reasonable detail and making a demand upon the Escrow Agent for the return of such number of the Retained Escrowed Shares deposited by the Shareholders having a value equal to the amount of the Net Loss of such loans (the "Demanded Shares"), determined as provided in Section 4(d) of the Adjustment Agreement. The Shareholders Representative, upon receiving such notice, shall have fifteen calendar days from the sending of such notice by MTBI to object to such release of the Demanded Shares. If the Shareholders Representative shall not object in a timely manner as above provided, the Escrow Agent shall deliver the Demanded Shares to MTBI. In the event such Net Loss exceeds the value of the Retained Escrowed Shares, determined as provided in paragraph 4(d) of the Adjustment Agreement, the Escrow Agent shall return to MTBI all of Retained Escrowed Shares.

          (ii) In the event that the Net Loss of the Scheduled Loans is less than the value of the Retained Escrowed Shares deposited by the Shareholders, the Escrow Agent shall return to MTBI only such number of the Retained Escrowed Shares deposited on behalf of any Shareholder as represents such Shareholder's pro rata share of such Net Loss based on the number of MTBI Shares deposited by each of the Shareholders.

          (iii) In the event that the Scheduled Loans are repaid in full, MTBI shall promptly provide the Escrow Agent with a signed statement authorizing the release of the Retained Escrowed Shares and the delivery of such released shares to the appropriate Shareholders. The Escrow Agent, upon receipt of such signed authorization, shall immediately deliver and distribute the Retained Escrowed Shares to the Shareholders pro rata as provided in subparagraph (ii) above. Further, MTBI agrees to notify Escrow Agent upon payment of the full amount of any of the loans referenced in
Schedule I to the Adjustment Agreement and to instruct Escrow Agent to release Retained Escrow Shares to the Shareholders, pro rata based on their initial deposits of Escrowed Shares, to the extent and as provided in paragraph 4(f) of the Adjustment Agreement.

          (iv) The Escrow Agent at any other such time that it receives signed instructions from MTBI to release from escrow any of the Retained Escrowed Shares with respect to the Scheduled Loans (the "Released Shares") shall deliver the Released Shares to the appropriate Shareholders. The Escrow Agent shall continue to hold any remaining Retained Escrowed Shares after distributing any such Released Shares, together with any redeposited shares, with respect to the Scheduled Loans (the "Remaining Retained Escrowed Shares").

          (v) In the event of a Net Loss with respect to the Scheduled Loans, subsequent to any distribution of Released Shares, the Escrow Agent shall return to MTBI only such number of the Remaining Retained Escrowed Shares having a value equal to the amount of the Net Loss with respect to such loans. MTBI shall not have any claim against either the Escrow Agent or any Shareholder for any deficiency between the Net Loss with respect to such loans and the value of the Remaining Retained Escrowed Shares, notwithstanding that the original value of the Retained Escrowed Shares might have been sufficient to compensate MTBI for such Net Loss.

          (vi) In the event of any dispute regarding the valuation of the Net Loss with respect to the Scheduled Loans and/or the valuation of the Retained Escrowed Shares deposited with respect to such loans, the Escrow Agent shall initially deliver to MTBI only such number of Retained Escrowed Shares having a value equal to the Net Loss, using the Shareholders Representative's good faith valuations of both the Retained Escrowed Shares and the Net Loss. The Escrow Agent shall continue to hold any undistributed Retained Escrowed Shares with respect to such loans until the Shareholders Representative and MTBI agree on the proper valuations for such shares and/or such Net Loss or until an independent appraiser selected in accordance with paragraph 4(c) of the Adjustment Agreement establishes such valuations. The Escrow Agent shall then determine, using such subsequent valuations, the additional number of Retained Escrowed Shares, if any, to be delivered to MTBI to fully settle the Net Loss with respect to such loans (the "Additional Shares"). Promptly thereafter, the Escrow Agent shall deliver the Additional Shares to MTBI and shall immediately release and deliver to the appropriate Shareholders any residual Retained Escrowed Shares.

          (vii) Notwithstanding anything herein or in the Adjustment Agreement to the contrary, in the event any of the Retained Escrowed Shares are to be returned to MTBI pursuant to this paragraph 4, any Shareholder shall have the right to deposit with the Escrow Agent cash in an amount equal to the value of the Retained Escrowed Shares of such Shareholder which would otherwise be returned to MTBI, which value shall be determined in accordance with paragraph 4(d) of the Adjustment Agreement. In the event any Shareholder so deposits such cash, in lieu of returning such Retained Escrowed Shares to MTBI, the Escrow Agent shall deliver such cash to MTBI and shall deliver such Retained Escrowed Shares to such Shareholder.

                               EXHIBIT D

                        SECTION 351.455, R.S.MO.,
                                   OF
             THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

                       SECTION 351.455, R.S.MO.,
                                 OF
           THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW


351.455. Shareholder who objects to merger any demand value of shares, when

     1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                                         EXHIBIT E



                        Northland Bancshares, Inc.



                      FURTHER INFORMATION REGARDING

                       NORTHLAND BANCSHARES, INC.

                                 AND

                    CONSOLIDATED FINANCIAL STATEMENTS

                    AND INDEPENDENT AUDITORS' REPORTS

                     FOR NORTHLAND BANCSHARES, INC.

       As and for the years ended December 31, 1995, 1994, and 1993

                                 AND

               UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                    FOR NORTHLAND BANCSHARES, INC.

        As of and for the six months ended June 30, 1996 and 1995

                    FURTHER INFORMATION REGARDING

                      NORTHLAND BANCSHARES, INC.

     Northland Bancshares, Inc. ("Northland") was incorporated under the laws of the State of Missouri in 1985. Northland owns 100% of the outstanding capital stock of First National Bank of Platte County (the "Bank") and North American Credit Service, Inc. ("NACSI"). The principal offices of Northland the Bank and NACSI are located at 7667 NW Prairie View Road, Kansas City, Missouri 64151. The telephone number is (816) 746-2000. The Bank also maintains a drive-in facility at 6510 NW Prairie View Road, Kansas City, Missouri 64151, a branch at 5200 NW 64th Street, Kansas City, Missouri 64151, and facilities at a major local grocery store and at the Embassy Suites Hotel and a separate ATM pad location. These latter facilities are all leased from third parties. The lessor on the motor bank facility is Prairie Center Associates of which Kent Mayfield and Ronald Smith, directors of Northland are Affiliates. See "Interest of Certain Persons in the Merger" above. The grocery store facilities provide depositors with personal services throughout the week and customers may deposit and withdraw cash at the ATM locations at all times.

     The Bank offers a wide range of commercial and retail banking services from its locations in Platte County, Missouri. NACSI owns the building which serves as Northland's headquarters and as a banking facility of the Bank; NACSI leases the entire building to the Bank. NACSI has no other business operations. Northland presently has no other subsidiaries, engages in no other activities, and at this time, there are no plans regarding any other activities. The activities in which Northland can engage is limited by the Bank Holding Company Act of 1956, as amended.

     Northland is subject to regulatory supervision by the Federal Reserve Bank of Kansas City. The Bank is a commercial bank principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funds, to originate loans to its commercial, industrial, and individual customers for retention and servicing within its own portfolio and for sale into the secondary mortgage market. Such loans are generally secured by business equipment, inventory, accounts receivable, real estate, personal property, marketable securities, or cash deposits. Limited unsecured loans are made to borrowers of demonstrated character who have strong liquid financial condition.

     Northland has engaged the firm of Ernst & Young LLP to audit its annual financial statements for at least the past five years.

     Copies of Northland's audited consolidated financial statements for the years ended December 31, 1995, 1994, and 1993, and its unaudited consolidated financial statements for the six months ended June 30, 1996 and 1995, appear at the end of this Exhibit E.

                             SELECTED FINANCIAL INFORMATION REGARDING NORTHLAND
                               (Dollars in thousands, except per share data)


                                          Six Mos. Ended
                                        June 30 (unaudited)                 Years Ended December 31,
                                       ---------------------   -------------------------------------------------
                                         1996        1995      1995      1994      1993      1992      1991
                                     ---------------------------------------------------------------------------
Income Statement Data
Interest income, fully tax equivalent  $2,630      $2,138    $4,614    $3,480    $2,798    $2,368    $2,189
Interest Expense                          859         735     1,623     1,201       949       929     1,085
                                     ---------------------------------------------------------------------------
Net interest income                     1,771       1,403     2,991     2,279     1,849     1,439     1,104
Provision for loan losses                  94          81        87        95       126       213        80
                                     ---------------------------------------------------------------------------
Net interest income after provision
  for loan losses                       1,677       1,322     2,904     2,184     1,723     1,226     1,024
Non-interest income                       855         655     1,436     1,347     1,364       927       477
Non-interest expense                    1,664       1,554     3,190     2,933     2,465     1,977     1,413
                                     ---------------------------------------------------------------------------
Income before income taxes                868         423     1,150       598       622       176        88
Applicable income taxes                   327         172       432       196       231        55        18
                                     ---------------------------------------------------------------------------
Income before cumulative effect adjust-
  ment and utilization of NOL carryfwd    541         251       718       402       391       121        70
Cumulative effect adjustment                -           -         -         -       111         -         -
Utilization of NOL carryforward             -           -         -         -         -        55        18
                                     ---------------------------------------------------------------------------
Net income                               $541        $251      $718      $402      $502      $176       $88

================================================================================================================

Per Share Data
Earnings before cumulative effect adjust-
  ment and utilization of NOL           $0.91 **    $0.42 *   $1.21 *   $0.80 **  $0.89 **  $0.35 **  $0.24 **
Earnings                                $0.91       $0.42 *   $1.21 *   $0.80 **  $1.14 **  $0.51 **  $0.30 **
Cash dividends declared                     -           -         -         -         -         -         -
Book Value                             $10.80       $9.45 *  $10.80 *   $8.50 **  $7.70 **  $6.56 **  $5.07 **
Balance Sheet Data
(Averages for the period)
Total assets                          $71,581     $61,734   $64,840   $58,456   $46,664   $35,655   $26,282
Earning assets                         66,423      56,627    59,601    52,485    40,772    30,551    23,362
Loans                                  37,281      31,055    32,568    24,616    19,058    14,771    10,746
Total deposits                         60,016      55,107    56,466    53,468    42,485    32,256    24,049
Shareholders' Equity                    6,236       5,145     5,390     3,969     3,089     1,997     1,718
Balance Sheet Data (Period-End)
Total assets                          $71,810     $66,435   $72,273   $61,406   $53,987   $41,128   $28,664
Earning assets                         66,518      61,087    66,438    56,229    48,373    35,084    25,932
Loans                                  38,405      31,982    34,961    28,896    19,622    16,836    11,766
Total deposits                         61,471      57,452    60,927    55,333    49,391    37,243    26,527
Shareholders' Equity                    6,463       5,502     5,991     4,933     3,390     2,889     1,497
Return On
Average total assets                     1.52%       0.82%     1.11%     0.69%     1.08%     0.49%     0.33%
Average shareholders' equity            17.45%       9.84%    13.32%    10.13%    16.25%     8.81%     5.12%
Selected Ratios
Average shareholders' equity to:
  Assets                                 8.71%        8.33%    8.31%     6.79%     6.62%     5.60%     6.54%
  Loans                                 16.73%       16.57%   16.55%    16.12%    16.21%    13.52%    15.99%
Period-end shareholders' equity to:
  Assets                                 9.00%        8.28%    8.29%     8.03%     6.28%     7.02%     5.22%
  Loans                                 16.83%       17.20%   17.14%    17.07%    17.28%    17.16%    12.72%
================================================================================================================


*     Data is restated to reflect a 10% pro-rata stock dividend issued in 1996.
**    Data is restated to reflect 5% and 10% stock dividends issued in 1995 and 1996, respectively.


         NORTHLAND'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1995

     Management's discussion and analysis of significant factors which have affected the operations of Northland during the periods included in the accompanying consolidated statements of operations, together with a discussion of the liquidity and capital resources of Northland's subsidiaries, is set forth below. Inasmuch as Northland's principal business operation is its ownership of 100% of the outstanding shares of the Bank, references to the business operations and financial results of Northland's activities shall, except where specifically indicated, refer to the business activities and financial results of the Bank.

Income Statement Analysis

Performance Summary

     Northland opened the Bank for business on October 1, 1986 with limited capital and the original goal was to grow as rapidly as possible in order to take advantage of economies of scale. In 1995 the major focus changed from growth to profitability.

     Northland's consolidated after tax net income in 1995 was $718,000 compared to $402,000 in 1994 and $502,000 in 1993. Return on average assets for 1995 was 1.11% compared to 0.69% and 1.08% for 1994 and 1993, respectively. These results reflected a 13.32% return on average shareholders' equity for 1995 compared to 10.13% for 1994 and 16.25% for 1993. In 1993 Northland utilized the remaining NOL carryforward of $111,000 which was incurred during the start up of the Bank.

     Average earning assets continued to grow during this period and were $66.4 million in 1995, $56.2 million in 1994 and $48.4 million in 1993, representing growth during the respective periods of 18.2%, 16.2% and 37.9%. Community involvement and aggressive business development efforts in the growing Kansas City Northland area account for the growth in average assets. In 1994 deposits were growing at a rate faster than its loans resulting in more funds being allocated to investment securities and because of a rising interest rate environment, maturities of investment securities were kept short. Deposit interest rates were increasing and this impacted the net interest margin in a negative manner. In 1995 a significant portion of the Bank's investment portfolio matured and the proceeds were reinvested in higher yielding securities. Also, the continued growth in the loan portfolio helped to improve the profitability.

Net Interest Income

     Net interest income, the difference between total interest income on earning assets and total interest expense on liabilities is the Bank's primary source of earnings. On a fully tax equivalent basis, net interest income increased 28.5% in 1993, 23.3% in 1994 and 31.2% in 1995. The
majority of the increase in 1993 and 1994 resulted from the growth in loans and investment securities. At the end of 1995 loans as a percentage of deposits had increased to 59.5% from 51.6% at the end of 1994 and 42.3% at the end of 1993. Almost 50% of the investment securities matured in the first six months of 1995 and these funds were reinvested in securities with significantly higher yields. Thus, in 1995 the increase in net interest income resulted from the growth in the loan portfolio along with the improved yield on loans plus the higher yield on investment securities.

     The net margin for 1995 of 5.02% increased from 4.34% in 1994. The composition of deposits has remained relatively constant over the past several years with interest free demand deposits accounting for approximately 30% of total deposits. While the costs associated with maintaining the interest free demand deposit accounts are located in non-interest expense, the growth of these interest free funds does have a positive effect on the net interest margin.


                                               Northland Bancshares, Inc.
                               Consolidated Average Balance Sheet and Net Interest Margin
                                                (Dollars in Thousands)

                               Year Ended December 31, 1995     Year Ended December 31, 1994    Year Ended December 31, 1993
                            ------------------------------- -------------------------------- -------------------------------
                             Average                Average   Average                Average   Average             Average
                             Balance   Interest   Yield/Rate  Balance   Interest   Yield/Rate  Balance Interest  Yield/Rate
- ----------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Loans (1)                 $33,052     $3,110     9.41%     $25,136    $2,152      8.56%     $20,031  $1,739      8.68%
   Securities(2)              26,549      1,504     5.66%      27,349     1,328      4.86%      20,741   1,059      5.11%
                            ------------------------------------------------------------------------------------------------
Total interest earning assets 59,601      4,614     7.74%      52,485     3,480      6.63%      40,772   2,798      6.86%
                            ------------------------------------------------------------------------------------------------
   Cash and due from banks     3,491                            4,036                            4,056
   Other assets                2,214                            2,319                            2,113
   Allowance for loan loss      (466)                            (384)                            (277)
                             -------                          -------                           -------
     Total                   $64,840                          $58,456                           $46,664
                             =======                          =======                           =======

LIABILITIES AND SHAREHOLDERS' EQUITY
   Savings and NOW           $12,843        280     2.18%     $12,682       281      2.22%      $10,148    224      2.21%
   Money Market               15,957        657     4.12%      15,527       493      3.18%       11,160    317      2.84%
   Time deposits              10,120        542     5.36%       8,811       376      4.27%        8,396    354      4.22%
   Borrowings                  2,501        144     5.76%         739        51      6.90%          806     54      6.70%
                            ------------------------------------------------------------------------------------------------
     Total interest bearing
       liabilities            41,421      1,623     3.92%      37,759     1,201      3.18%       30,510    949      3.11%
                            ------------------------------------------------------------------------------------------------
Non-interest bearing deposits 17,546                           16,448                            12,781
Other liabilities                483                              280                               284
Shareholders' equity           5,390                            3,969                             3,089
                             -------                          -------                           -------
     Total                   $64,840                          $58,456                           $46,664
                             =======                          =======                           =======
   Net interest income                   $2,991                          $2,279                         $1,849
                                         =======                         =======                        =======
   Net interest margin                                 5.02%                            4.34%                        4.53%
                                                     =======                          =======                       =======
============================================================================================================================

(1) Includes loans held for sale of $484, $520 and $973 for 1995, 1994 and 1993, respectively and non-accrual loans.
(2) Includes short-term investments.

E-4




                                             RATE/VOLUME TABLE
                                           (Dollars in Thousands)

                                          1995 Compared to 1994               1994 Compared to 1993
                                     ------------------------------      -------------------------------
                                        Total                               Total
                                       Or Net  Increase (Decrease)         Or Net  Increase (Decrease)
                                      Increase   Attributable To          Increase   Attributable to
                                     (Decrease)   Change in (1)          (Decrease)   Change in (1)
                                     ------------------------------      -------------------------------
                                              Volume        Rate                  Volume         Rate
- --------------------------------------------------------------------------------------------------------
Interest Income:
Loans                                 $958     $729         $229           $413    $437          $(24)
Securities                             176      (40)         216            269     323           (54)
                                     ------------------------------      -------------------------------
  Total interest earned on assets    1,134      689          445            682     760           (78)
                                     ------------------------------      -------------------------------
Interest Expense:
Interest bearing demand deposits        (1)       4           (5)            57      56             1
Savings and money market deposits      164       14          150            176     135            41
Time deposits                          166       61          105             22      18             4
Borrowings                              93      103          (10)            (3)     (5)            2
                                     ------------------------------      -------------------------------
  Total interest paid on liabilities   422      182          240            252     204            48
                                     ------------------------------      -------------------------------
    Net interest income               $712     $507         $205           $430    $556         $(126)
========================================================================================================

(1)     For the purpose of this table, changes which are not due solely to volume or rate changes are allocated to such categories based on the respective percentage changes in average balances and average rates.


Non-Interest Income

     In 1995 service charges were implemented on personal checking accounts. While this caused a slight decline in overdraft service charges, the overall effect was positive. This, coupled with the growth in deposits, accounts for the increase in service charge income on deposit accounts.

     Interest rates were lower in 1993 than they had been for several years which resulted in a large number of customers refinancing their home mortgages which accounted for the large amount of mortgage banking fees that year. As interest rates increased in 1994, the mortgage volume declined and as interest rates declined in 1995, the mortgage volume began increasing.

     Merchant credit card services are priced at cost plus a mark-up which insures that the product is profitable. Growth in the number of customers account for this increase in this non-interest income. Interchange income represents the discounts taken when customers use their credit cards or debit cards to purchase goods and services. The increase in income for this area is attributable to the gradual increased use of these products.

     The other service charges and safe deposit income reflect increases from normal growth in the use of these services. Federated management fees reflect commissions earned by the Bank on funds that are placed with Federated on an overnight basis which is part of the Bank's cash management services. These commissions were down slightly in 1995 due to the customers having smaller amounts of cash to manage.

                              OTHER INCOME
                         (Dollars in Thousands)
- ---------------------------------------------------------------------------
                                                1995      1994      1993
- ---------------------------------------------------------------------------
     Service charges on deposit accounts        $824      $730      $666
     Mortgage banking fees                       259       289       429
     Merchant and credit card income             185       154       100
     Interchange income                           47        33        28
     Other service charges                        46        43        39
     Safe deposit income                          24        21        16
     Federated management fees                    22        29        26
     Security gains (losses)                     (28)        -         -
     Other                                        57        48        60
- ---------------------------------------------------------------------------
     Total other income                       $1,436    $1,347    $1,364
===========================================================================

Non-Interest Expenses

     Personnel costs have increased over the past two years because of (1) the increase in the number of Bank employees (2) increase in starting salary levels resulting from inflationary pressures, (3) salary increases for existing staff based on inflationary pressures, seniority and merit and
(4) the Bank's incentive compensation program for officers and other key employees.

                             PERSONNEL COSTS
                          (Dollars in Thousands)

- ---------------------------------------------------------------------------
                                              1995      1994      1993
- ---------------------------------------------------------------------------
     Salaries                               $1,262    $1,094      $971
     Payroll taxes and employee benefits       217       214       160
- ---------------------------------------------------------------------------
          Total personnel costs             $1,479    $1,308    $1,131
===========================================================================

     Merchant and credit card expenses reflect a gradual increase in volume based on the normal expenses associated with more customers using the credit card and debit card products.

     Stationery and supplies, postage, travel and entertainment, legal and professional fees, all reflect very modest fluctuations because of normal operating costs and growth of the Company.

     In 1995 the FDIC premiums were reduced. Because of this, the FDIC insurance premiums were significantly lower in 1995.

     Directors fees were increased in 1994 and one additional director was elected in January of 1994. In 1995 there was only a minor adjustment in fees paid to directors. The remaining non-interest expenses reflect normal increases or fluctuations based on the growth of the Bank and the emphasis being placed on a particular effort. For example, advertising and marketing was significantly higher in 1993 due to the implementation of image processing and the advertising for that product. But, by utilizing image processing, the postage costs remained relatively constant for the three year period even though the Bank grew approximately 35.8% during 1994 and 1995.

                    GENERAL AND ADMINISTRATIVE EXPENSES
                         (Dollars in Thousands)
- ---------------------------------------------------------------------------
                                                1995     1994     1993
- ---------------------------------------------------------------------------
     Merchant and credit card                   $161     $155      $97
     Stationary and Supplies                     115      105       83
     Postage                                      83       83       85
     Travel and entertainment                     73       74       64
     Legal and professional fees                  72       81       51
     FDIC premiums                                63      110       85
     Directors fees                               50       47       24
     Correspondent service charges                34       35       45
     Telephone                                    30       28       23
     Comptroller fees                             28       27       22
     Advertising and marketing                    28       29       61
     Courier and armored car                      25       23       18
     Credit and collection                        21       30       25
     Taxes other than income                      20       17       22
     Dues and subscriptions                       20       19       20
     Other insurance and bonds                    17       16       13
     Charitable contributions                     17       11        6
     Secondary marketing                           4       12       13
     Amortization of goodwill                      3        3        3
     Other                                        12        5       21
- ---------------------------------------------------------------------------
     Total General and Administrative Expenses  $876     $910     $781
===========================================================================

Balance Sheet

Investment Portfolio

     The Bank's investment portfolio at December 31, 1995 consisted of direct obligations of U.S. Government corporations and agencies (84%), mortgage-backed securities (15%) and other securities (1%). Because the Bank looks to the investment securities portfolio for liquidity to fund loans and pay demand deposit withdrawals, it has not purchased tax-free securities for the reason that tax-free securities may be more difficult to liquidate in the amounts required.


                          INVESTMENT SECURITIES
                         (Dollars in Thousands)
                                                   December 31,
     -------------------------------------------------------------------
                                             1995     1994     1993
     -------------------------------------------------------------------
       U.S. Treasury securities and
         Obligations of U.S. government
         corporations and agencies        $22,688  $20,082  $15,798
       Mortgage-backed securities           4,027    4,676    5,815
       Other securities                       290      268      508
     -------------------------------------------------------------------
         Total                            $27,005  $25,026  $22,121
     ===================================================================

     The following table summarizes at December 31, 1995, the carrying values, yields, and maturity distributions of the investment portfolio (1)
(2):

                                      INVESTMENTS YIELD TO MATURITY(1)(2)
                                           (Dollars in Thousands)

                                                   After One But           After Five But
                             Within One Year     Within Five Years       Within Ten Years     After Ten Years
                            AMOUNT      YIELD    AMOUNT       YIELD      AMOUNT      YIELD   AMOUNT       YIELD
- ----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies     $5,627      5.01%   $17,061       6.53%       $-          $-      $-        $-
Mortgage-backed securities           -         -      4,027       5.11%        -           -       -         -
Other securities                     -         -          -          -         -           -       290
6.00%
- ----------------------------------------------------------------------------------------------------------------
  Total                         $5,627              $21,088                   $-                  $290
================================================================================================================

(1)     Mortgage-backed securities have been presented based on the expected final maturity dates, rather than the contractual maturity dates.

(2)     The carrying value of investment securities at December 31, 1995, by expected maturity, are shown above.
The expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



Loans

     The emphasis for the loan portfolio has been one of quality since the inception of the Bank. The loan portfolio has shown steady growth and for a start up operation the charge-offs have been reasonably low. One charge-off occurred in 1992 in the amount of $193,000 which was the only large charge-off in the history of the Bank. In July 1992, the Bank implemented a mortgage banking program which assisted in developing construction lending. Construction lending and mortgage lending go hand-in-hand and have been very effective products for banks in growing communities, such as the Northland area. In 1994, the Bank became an SBA Certified Lender and a lending officer was hired to focus all of her efforts on SBA lending.
While significant volume has not been achieved to date in the SBA loan category, the product is needed in the Kansas City Northland area and the volume is growing. The Bank most recently was awarded the Preferred Lender Status with the SBA. At the end of 1995, 21% of loans were commercial loans, 58% were real estate loans and 21% were installment loans.

                                 LOANS
                         (Dollars in Thousands)
                                                December 31,
- ---------------------------------------------------------------------------
                                  1995     1994     1993     1992     1991
- ---------------------------------------------------------------------------
     Commercial                $ 7,451  $ 5,931  $ 4,547  $ 3,393  $ 3,298
     Real estate                20,313   16,109    9,470    9,321    6,317
     Installment                 7,197    6,856    5,605    4,122    2,151
- ---------------------------------------------------------------------------
     Total loans               34,9612    8,896   19,622   16,836   11,766
     Allowance for loan losses     470      405      327      222      211
- ---------------------------------------------------------------------------
     Net loans                 $34,491  $28,491  $19,295  $16,614  $11,555
===========================================================================

     The amount of certain loans outstanding as of December 31, 1995 is shown on the following table based on the time remaining to maturity. Demand loans are reported in the one-year-or-less category. All other loans are carried at contracted maturities. The Bank utilizes the Federal Home Loan Bank of Des Moines to assist in its interest rate risk analysis considerations. These interest rate risk analysis are reviewed in detail at the end of each quarter to determine if rate sensitivity will effect the Bank to any significant negative degree.

         LOAN MATURITY & SENSITIVITY TO CHANGES IN INTEREST RATES
                        (Dollars in Thousands)

              One Year      Over 1 year
              or Less     Through 5 years         Over 5 years       Total
- ----------------------  -------------------   --------------------  -------
                         Fixed    Floating      Fixed     Floating
                         Rate       Rate        Rate        Rate
- ---------------------- --------   ---------   ---------  ---------  -------
Total Loans  $16,440   $13,717     $2,863       $963        $978    $34,961
===========================================================================

     The Bank reviews the adequacy of its loan loss reserve on a quarterly basis with the Board of Directors. Variables including the history of loan charge-offs, the loan delinquency rate, the internal loan review process, the size of the portfolio as well as the overall level of industry and market risk inherent to the portfolio are all factored into the reserve calculation. Based upon this analysis, the loan loss reserve of $470,000 or 1.34% of loans at year end 1995 was deemed to be adequate. The Bank, has committed to Mark Twain, however, to increase its loan loss reserve to 1.50% of loans by the end of the calendar month preceding the anticipated closing. See "Description of the Transaction - Indemnity Obligations."
The following table summarizes the activity in the allowance for loan losses for the periods indicated.

                   SUMMARY OF LOAN LOSS EXPERIENCE
                      (Dollars in Thousands)

                                              December 31,
- ---------------------------------------------------------------------------
                                1995     1994     1993     1992     1991
- ---------------------------------------------------------------------------
Loans at year-end            $34,961  $28,896  $19,622  $16,836  $11,766
                          =================================================
Average loans outstanding    $32,568  $24,616  $19,058  $14,771  $10,746
                          =================================================

Allowance at beginning of year  $405   $  327     $222     $211     $147
Allowance of acquired company      -        -        -       28        -
Loans charged off:
     Commercial                   14        -       16      219        1
     Real estate                   1       14        4        7       15
     Installment                  28       19       32        6        2
                          -------------------------------------------------
       Total loans charged off    43       33       52      232       18
Recoveries:
     Commercial                    4        8       16        -        -
     Real estate                   -        -        -        -        -
     Installment                  17        8       15        2        2
                          -------------------------------------------------
       Total recoveries           21       16       31        2        2
                          -------------------------------------------------
Net loans charged-off             22       17       21      230       16
Provisions for loan losses        87       95      126      213       80
                          -------------------------------------------------
Allowance at end of year        $470     $405     $327     $222     $211
                          =================================================
Net charge-offs to average
  loans                         0.07%    0.07%    0.11%    1.56%    0.15%
Allowance to year-end loans     1.34%    1.40%    1.67%    1.32%    1.79%
===========================================================================

     The following table summarizes the allowance for possible loan losses by major categories of loans and percentage of loans in each allocated category to total loans at the dates indicated.

                               ALLOWANCES FOR LOAN LOSSES
                                 (Dollars in Thousands)

                                                December 31,
- ----------------------------------------------------------------------------------------------
                  1995             1994             1993             1992             1991
             Allowance   %    Allowance   %    Allowance   %    Allowance   %    Allowance   %
- ----------------------------------------------------------------------------------------------
Commercial     $204    21.3%    $138    20.5%    $ 73    23.2%    $ 69    20.1%    $40   28.0%
Real estate      46    58.1%       8    55.8%       4    48.3%       4    55.4%      4    3.7%
Installment      22    20.6%      25    23.7%      11    28.5%      11    24.5%     10   18.3%
Unallocated     198       -      234       -      239       -      138       -     157      -
- ----------------------------------------------------------------------------------------------
Total          $470             $405             $327             $222            $211
==============================================================================================


Risk Elements

     It has always been the Bank's policy to maintain a quality loan portfolio even at the expense of loan growth. In the early years the Bank could not afford to take large risks because of its capital position; consequently the loan portfolio grew slowly.

     Management believes the percentage of allowance for loan losses in relationship to all non-performing assets is good. The loans that are delinquent 90 days or more are minimal.

                                     RISK ELEMENTS
                                (Dollars in Thousands)

                                                           December 31,
- ------------------------------------------------------------------------------------------
                                          1995       1994       1993       1992       1991
- ------------------------------------------------------------------------------------------
Non-accrual loans                        $ -       $ -       $ 5         $ 16      $ 1
Restructured loans                       114        52        41            3        4
Other real estate owned                    -         -        55          110      122
                                     -----------------------------------------------------
   Total non-performing asset           $114       $52      $101         $129     $127
                                     -----------------------------------------------------
Percentage of non-performing
   assets to loans plus other
   real estate owned                    0.33 %    0.18 %    0.51 %       0.76 %   1.07 %
Loans contractually past due
   ninety days or more                  $ 45     $ 108       $ 1         $ 14     $ 85
Percentage of non-performing assets
   plus ninety days past due to loans
   plus other real estate own            0.45 %   0.55 %    0.52 %       0.84 %   1.78 %
Percentage of allowance to
   non-performing loans                295.60 % 253.13 %  695.74 %     672.73 % 234.44 %
Percentage of allowance to total
   non-performing assets               412.28 % 778.85 %  323.76 %     172.09 % 166.14 %
Percentage of allowance to risk
   elements*                           295.60 % 253.13 %  320.59 %     155.24 %  99.53 %
Percentage of risk elements*
   to total average assets               0.25 %   0.27 %    0.22 %       0.40 %   0.81 %
=========================================================================================

*  Risk elements include non-performing assets plus loans contractually past due ninety days or more.


Deposits

     Total deposits continued to show reasonable growth in 1994 and 1995 while the composition of the deposits changed very little. The Bank continues to have good balances in non-interest bearing demand deposits and prefers to see the composition of the deposits remain consistent with historical balances.

                                       DEPOSITS
                                (Dollars in Thousands)
                                                             December 31,
- -----------------------------------------------------------------------------------------
                                                     1995          1994          1993
- -----------------------------------------------------------------------------------------
Average Balances
Non-interest bearing demand deposits............ $ 17,546      $ 16,448      $ 12,781
Savings and NOW.................................   12,843        12,682        10,148
Money Market....................................   15,957        15,527        11,160
Time deposits (less than $100,000)..............    8,140         7,292         6,879
Time deposits ($100,000 or greater).............    1,980         1,519         1,517
- ------------------------------------------------------------------------------------------
Total Average Deposits.......................... $ 56,466      $ 53,468      $ 42,485
- ------------------------------------------------------------------------------------------
Period End Balances
Non-interest bearing demand deposits............ $ 19,683      $ 17,622      $ 16,710
Savings and NOW.................................   13,197        13,374        11,446
Money Market....................................   17,821        15,605        12,930
Time deposits (less than $100,000)..............    8,267         7,303         7,086
Time deposits ($100,000 or greater).............    1,959         1,429         1,219
- ------------------------------------------------------------------------------------------
Total deposits.................................. $ 60,927      $ 55,333      $ 49,391
==========================================================================================


     The following table sets forth, by time remaining to maturity, time deposits in amounts of $100,000 or greater as of December 31, 1995. The Bank has never relied on time deposits of $100,000 or greater to fund its operations.

               TIME REMAINING TO MATURITY FOR JUMBO TIME DEPOSITS
                         (Dollars in Thousands)

              ---------------------------------------------------
              Less than three months.................... $1,103
              Three to twelve months....................    506
              More than twelve months...................    350
              ---------------------------------------------------
                Total................................... $1,959
              ===================================================

Liquidity

     Liquidity is the measure of a financial institution's ability to meet unusual demands of its customers for funding of credit commitments and withdrawal from demand deposit accounts. The Bank's liquidity at December 31, 1995 was provided by its overnight investments of $2.5 million and investment securities with maturities under 91 days or held as available for sale of $26.7 million. These funds ($31.2 million) represent 43% of the Bank's total assets. The Bank has always maintained a high liquidity position because of its growth, increasing loan demand and management philosophy.

Effects of Inflation

     Balance sheets of financial institutions typically contain assets and liabilities that are monetary in nature, and therefore, differ greatly from most commercial and industrial companies, which have significant investments in premises, equipment, and inventory. During periods of inflation, financial institutions that are in a net positive monetary position will experience a decline in purchasing power, which has a negative impact on growth. This necessitates an increase in equity capital at higher-than-normal rates in order to maintain an appropriate equity-to-asset ratio. Another significant effect on internal equity growth is Other Expenses, which tend to rise during periods of inflation.

Capital

     Northland's shareholder equity increased 21% in 1995 to $5,991,275 as compared to $4,933,019 in 1994. Return on average equity rose from 10.13% in 1994 to 13.32% in 1995. There is no established public trading market for the shares of Northland. When Northland was organized in 1986, a private placement offering under Regulation D of the Securities Act of 1933 was made and stock was sold to approximately 35 shareholders. Since that time, additional private placement offerings were made in 1988, 1989, 1990, 1992, and 1994 in order to fund the need for capital. There are now 128 shareholders of Northland. In 1992 NACSI was purchased for issuance of Northland shares and a small amount of cash. NACSI owned the building in which the Bank's principal office was and is located and a small loan portfolio. Since its acquisition, all loans have been collected and the cash dividended to Northland, which in turn injected it into the Bank's capital. Northland has paid no cash dividends but split its stock 5 for 1 in 1994 and paid a five percent stock dividend in 1995 and a ten percent stock dividend in the first quarter of 1996.

        NORTHLAND'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS
               FOR THE SIX MONTHS ENDED JUNE 30, 1996

     Management's discussion and analysis of significant factors which have affected operations during the periods included in the accompanying unaudited interim condensed consolidated statements of operations, together with a discussion of the liquidity and capital resources of Northland, is set forth below. This discussion should be read in conjunction with Northland's interim unaudited condensed consolidated financial statements for the six months ended June 30, 1996 which are reproduced at the end of this Exhibit E. For a discussion of Northland's financial condition and results of operation last year, see "Northland's Management Discussion and Analysis of Financial Condition" and "Results of Operations for the Year Ended December 31, 1995" above.

Results of Operations

     Net income for the first six months of 1996 was $541,000 in net income, a 116% increase over the $251,000 of net income recorded for the first six months of 1995. The primary reason for the increase in net income was an increase of $368,000 in net interest income and $200,000 in non-interest income while the provision for loan losses increased only $13,000 and all other non-interest expenses increased only $110,000.

     Average earning assets showed increases for the six months ended June 30, 1996 compared to the six months ended June 30, 1995 of $10 million. Northland's net interest margin for the six month period ended June 30, 1996 was 5.38% compared to 5.00% for the same period in 1995.

     While interest rates have risen during 1996, the Bank has seen an increase in the gross margin it earned on average earning assets. Yields on average earning assets were 7.99% for the six months ended June 30, 1996 compared to 7.61% for the same six months a year earlier, an increase of 38 basis points, while the cost of interest bearing liabilities increased only 3 basis points.

     The importance placed on profitability in early 1995 is reflected in the improved performance in 1996. The emphasis on lending continued to increase the loan portfolio as a percentage of deposits to 62.5% at June 30, 1996 compared to 55.7% at June 30, 1995. With the normal growth in earning assets, the improvement of its net interest margin along with limiting the growth of non-interest expenses, the Bank's performance should continue to improve.


                 CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST MARGIN (FIRST SIX MONTHS)
                                           (Dollars in Thousands)

                              Six Month Period Ended June 30, 1996     Six Month Period Ended June 30, 1995
                              ------------------------------------     ------------------------------------
                              Average                    Average       Average                    Average
                              Balance      Interest     Yield/Rate     Balance     Interest      Yield/Rate
- ----------------------------------------------------------------------------------------------------------------
ASSETS
  Loans (1)                   $38,006       $1,793        9.51 %       $31,375      $1,449          9.31 %
  Securities(2)                28,417          837        5.95 %        25,252         689          5.50 %
                         ---------------------------------------------------------------------------------------
  Total interest earning
   assets                      66,423        2,630        7.99 %       56,627        2,138          7.61 %
                         ---------------------------------------------------------------------------------------
Cash and due from banks         3,625                                   3,305
Other assets                    2,060                                   2,250
Allowance for loan loss          (527)                                   (448)
                              --------                                --------
  Total                       $71,581                                 $61,734
                              ========                                ========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Savings and NOW               $13,236          126        1.92 %      $13,012          143          2.22 %
Money Market                   17,588          346        3.97 %       15,408          309          4.04 %
Time deposits                  10,056          272        5.45 %        9,776          249          5.14 %
Borrowings                      4,668          115        4.97 %        1,138           34          6.02 %
                         ---------------------------------------------------------------------------------------
  Total interest bearing
     liabilities               45,548          859        3.80 %       39,334          735          3.77 %
                         ---------------------------------------------------------------------------------------
Non-interest bearing deposits  19,136                                  16,911
Other liabilities                 611                                     344
Shareholders' equity            6,236                                   5,145
                              --------                                --------
  Total                       $71,581                                 $61,734
                              ========                                =======
   Net interest income                      $1,771                                  $1,403
                                           ========                                ========
   Net interest margin                                    5.38 %                                    5.00 %
                                                        ========                                  ========
================================================================================================================

(1)  Includes loans held for sale of $725 and $320 for 1996 and 1995, respectively, and non-accrual loans.
(2)  Includes short-term investments.



                 CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST MARGIN (SECOND QUARTER)
                                           (Dollars in Thousands)

                              Three Month Period Ended June 30, 1996   Three Month Period Ended June 30, 1995
                              --------------------------------------   --------------------------------------
                              Average                    Average       Average                    Average
                              Balance      Interest     Yield/Rate     Balance     Interest      Yield/Rate
- ----------------------------------------------------------------------------------------------------------------
ASSETS
  Loans (1)                   $39,137         $920        9.43 %       $32,222        $755          9.40 %
  Securities(2)                28,243          417        5.92 %        25,564         356          5.59 %
                         ---------------------------------------------------------------------------------------
  Total interest earning
   assets                      67,380        1,337        7.96 %       57,785        1,111          7.71 %
                         ---------------------------------------------------------------------------------------
Cash and due from banks         3,671                                   3,360
Other assets                    2,057                                   2,225
Allowance for loan loss          (550)                                   (466)
                              --------                                --------
  Total                       $72,559                                 $62,905
                              ========                                ========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Savings and NOW               $13,357           62        1.86 %      $12,918           71          2.20 %
Money Market                   17,588          172        3.92 %       15,276          163          4.28 %
Time deposits                   9,965          134        5.39 %       10,269          137          5.35 %
Borrowings                      5,022           62        4.95 %        1,793           26          5.82 %
                         ---------------------------------------------------------------------------------------
  Total interest bearing
     liabilities               45,932          430        3.75 %       40,256          397          3.96 %
                         ---------------------------------------------------------------------------------------
Non-interest bearing deposits  19,836                                  16,990
Other liabilities                 480                                     396
Shareholders' equity            6,311                                   5,263
                              --------                                --------
  Total                       $72,559                                 $62,905
                              ========                                =======
   Net interest income                      $  907                                  $  714
                                           ========                                ========
   Net interest margin                                    5.40 %                                    4.96 %
                                                        ========                                  ========
================================================================================================================

(1)  Includes loans held for sale of $760 and $386 for 1996 and 1995, respectively, and non-accrual loans.
(2)  Includes short-term investments.


                      RATE/VOLUME TABLE (FIRST SIX MONTHS)
                            (Dollars in Thousands)

                                          1st 6 Mos. 1996 Compared to 1995
                                          --------------------------------
                                            Total
                                           Or Net      Increase (Decrease)
                                          Increase       Attributable To
                                         (Decrease)       Change in (1)
                                          ---------------------------------
                                                       Volume         Rate
- ---------------------------------------------------------------------------
INTEREST INCOME:
Loans (1)                                  $344         $312           $32
Securities                                  149           91            58
                                          ---------------------------------
  Total interest earned on assets           493          403            90
                                          ---------------------------------
INTEREST EXPENSE:
Savings and NOW                             (17)           7           (24)

Money market deposits                        37           54           (17)

Time deposits                                23            7            16
Borrowings                                   81           99           (18)

                                          ---------------------------------
  Total interest paid on liabilities        124          167           (43)

                                          ---------------------------------
  Net interest income                      $369         $236          $133
===========================================================================

(1) For the purpose of this table, changes which are not due solely to volume changes or rate changes are allocated to such categories based on the respective percentage changes in average balances and average rates.

                        Rate/Volume Table (Second Quarter)
                            (Dollars in Thousands)

                                            2nd Qtr. 1996 Compared to 1995
                                          --------------------------------
                                            Total
                                           Or Net       Increase (Decrease)
                                          Increase        Attributable To
                                         (Decrease)        Change in (1)
                                          --------------------------------
                                                      Volume          Rate
          ----------------------------------------------------------------
          INTEREST INCOME:
          Loans (1)                         $165       $163           $2
          Securities                          61         39           22
                                          --------------------------------
            Total interest earned on assets  226        201           25
                                          --------------------------------
          INTEREST EXPENSE:
          Savings and NOW                     (9)        14          (23)
          Money market deposits                9         76          (67)
          Time deposits                       (3)        (9)           6
          Borrowings                          36         62          (26)
                                          --------------------------------
            Total interest paid on
              liabilities                     33        143         (110)
                                          --------------------------------
          Net interest income               $193        $58         $135
          ================================================================

(1)  For the purpose of this table, changes which are not due solely to volume changes or rate changes are allocated to such categories based on the respective percentage changes in average balances and average rates.


Non-Interest Income

     Non-interest income for the first six months of 1996 increased by $200,000 or 31% over the same period in 1995. The following table summarizes the components of other income for those periods. The increase in mortgage banking fees results from the increased volume in 1996 over 1995 due to the more favorable interest rates and building activity occurring in the community. Other areas reflect normal growth in the Bank's business. In 1995 securities were sold, losses taken and the proceeds reinvested at significantly higher rates. The gain for 1996 represents a gain on a security that was called where the Bank had purchased the security at a discount.

                             Other Income
                       (Dollars in Thousands)

                                               Six Months Ended
                                                   June 30,
                                              1996        1995
                                            ----------------------
     Service charges on deposit accounts      $40         $405
     Mortgage banking fees                    196           91
     Merchant and credit card income          114           90
     Interchange income                        31           21
     Other service charges                     22           22
     Safe deposit income                       25           23
     Federated management fees                 12           11
     Security gains (losses)                   18          (26)
     Other                                     32           18
                                            ----------------------
       Total other income                    $855         $655
                                            ======================

Non-Interest Expense

     Personnel costs for the first six months of 1996 have increased by $179,000 or 26%, compared to the same period in 1995. Personnel costs have increased over the past two years because of (1) the increase in the number of Bank employees, (2) increase in starting salary levels resulting from inflationary pressures, (3) salary increases for existing staff based on inflationary pressures, seniority and merit and (4) the Bank's incentive compensation program for officers and other key employees. As the profitability of the Bank has shown significant improvement in 1996, additional incentive compensation has been accrued in accordance with the plan for officers and key employees.

                          Personnel Costs
                      (Dollars in Thousands)

                                             Six Months Ended
                                                 June 30,
                                              1996      1995
                                           --------------------
           Salaries                           $762      $584
           Payroll taxes and employee
             benefits                          113       112
                                           --------------------
             Total personnel costs            $875      $696
                                           ====================

     General and administrative expenses decreased by $56,000, or 12%, in the first six months in 1996 compared to the same period in 1995. The significant component of this category is the FDIC insurance premiums. Because the premiums were reduced in late 1995, there is a significant difference in the FDIC insurance premiums paid between the first six months of 1996 versus 1995. Increases in these expenses are attributable to normal growth in the Bank's business.

                    General and Administrative Expenses
                         (Dollars in Thousands)

                                                 Six Months Ended
                                                     June 30,
                                                  1996      1995
                                                -------------------
          Merchant and credit card                $ 99      $ 78
          Stationary and supplies                   47        52
          Postage                                   42        44
          Travel and entertainment                  23        33
          Legal and professional fees               31        26
          FDIC premiums                              1        61
          Directors fees                            29        25
          Correspondent service charges             17        20
          Telephone                                 14        14
          Comptroller fees                          15        14
          Advertising and marketing                  9        14
          Courier and armored car                   13        12
          Credit and collection                     11         9
          Taxes other than income                   10         8
          Dues and subscriptions                     9        10
          Other insurance and bonds                  8         7
          Charitable contributions                   7         5
          Secondary marketing                        5         3
          Amortization of goodwill                   1         2
          Other                                      1        11
                                                -------------------
          Total General and
            Administrative Expenses               $392      $448
                                                ===================

Balance Sheet

Allowance for Loan Losses and Risk Elements

     The Bank's provision for loan losses was $94,000 in the first six months of 1996 compared to $81,000 in the first six months of 1995. At June 30, 1996 the reserve totaled $561,000 compared to $470,000 at December 31, 1995. This represents 1.46% of total loans outstanding compared to 1.34% of total loans outstanding as of December 31, 1995. The Bank, has committed to Mark Twain, however, to increase its loan loss reserve to 1.50% of loans by the end of the calendar month preceding the anticipated Closing. See "Description of the Transaction - Indemnity Obligations."

                            Risk Elements
                       (Dollars in Thousands)

                                               June 30,
          -----------------------------------------------------
                                          1996         1995
          -----------------------------------------------------
          Non-accrual loans               $150         $ -
          Restructured loans               113          41
          Other real estate owned            -           -
                                       ------------------------
          Total non-performing assets     $263         $41
                                       ------------------------
          Percentage of non-performing
            assets to loans plus other
            real estate owned            0.68 %       0.13 %
          Loans contractually past due
            ninety days or more           $70           $7
          Percentage of non-performing
            assets plus ninety days past
            due to loans plus other
            real estate owned            0.87 %       0.15 %
          Percentage of allowance to
            non-performing loans       168.47 %     954.17 %
          Percentage of allowance to
            total non-performing
            assets                     213.31 %    1117.07 %
          Percentage of allowance to
            risk elements*             168.47 %     954.17 %
          Percentage of risk
            elements* to total
            average assets               0.47 %       0.08 %
          =====================================================

* Risk elements include non-performing assets plus loans contractually past due ninety days or more.

                     Summary of Loan Loss Experience
                        (Dollars in Thousands)

                                              Six Months Ended
                                                  June 30,
                                              1996        1995
          --------------------------------------------------------
          Loans at period-end              $38,405     $31,982
                                        --------------------------
          Average loans outstanding        $37,281     $31,055
                                        ==========================
          Allowance at beginning of
            period                            $470        $405
          Loans charged off:
            Commercial                          77          14
            Real estate                          -           -
            Installment                          2          18
                                        --------------------------
          Total loans charged off               79          32
          Recoveries:
            Commercial                          70           -
            Real estate                          -           -
            Installment                          6           4
                                        --------------------------
          Total recoveries                      76           4
                                        --------------------------
          Net loans charged-off                  3          28
          Provisions for loan losses            94          81
                                        --------------------------
          Allowance at end of period          $561        $458
                                        ==========================
          Net charge-offs to
            average loans                     0.01 %      0.09 %
          Allowance to period-end loans       1.46 %      1.43 %
          ========================================================

Capital Resources

     Shareholders equity of Northland was $6,462,683 or 9.0% of total assets at June 30, 1996 compared to $5,501,752 or 8.28% of total assets at June 30, 1995 and $5,991,275 or 8.3% of total assets at December 31, 1995.

                Consolidated Financial Statements
                    Northland Bancshares, Inc.
             Years ended December 31, 1995 and 1994
              with Report of Independent Auditors

                   Northland Bancshares, Inc.

                Consolidated Financial Statements


             Years ended December 31, 1995 and 1994




                           Contents

Report of Independent Auditors                                1

Audited Financial Statements

Consolidated Statements of Financial Position                 2
Consolidated Statements of Income                             4
Consolidated Statements of Shareholders' Equity               5
Consolidated Statements of Cash Flows                         6
Notes to Consolidated Financial Statements                    7

Report of Independent Auditors

The Board of Directors
Northland Bancshares, Inc.

We have audited the accompanying consolidated statements of financial position of Northland Bancshares, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northland Bancshares, Inc., at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



      Ernst & Young LLP

January 5, 1996

                   Northland Bancshares, Inc.

          Consolidated Statements of Financial Position


                                                          December 31

                                                       1995          1994
Assets
Cash and due from banks                          $  4,134,707  $  3,240,470

Federal funds sold                                  2,500,000     1,800,000

Interest-bearing deposits in other financial
  institutions                                         14,573        94,853

Investment securities, held to maturity (fair value
  of $18,804,644 in 1994)                                   -    19,550,702

Investment securities available for sale
  (fair value)                                     27,004,647     5,475,092

Loans held for sale                                 1,957,618       412,327

Loans receivable, less allowance for loan losses
  of $470,077 in 1995 and $405,066 in 1994         34,491,238    28,490,683

Bank property and equipment, net of accumu-
  lated depreciation and amortization               1,409,551     1,697,754

Accrued interest receivable                           613,722       522,067

Other assets                                          146,559       122,434
Total assets                                      $72,272,615   $61,406,382



                                                        December 31
                                                     1995         1994
Liabilities and shareholders' equity
Deposits:
  Demand                                        $19,683,039  $17,622,023
  Savings and NOW                                13,197,556   13,374,082
  Money market                                   17,820,567   15,604,918
  Time deposits over $100,000                     1,959,202    1,428,980
  Other time deposits                             8,266,830    7,303,166
Total deposits                                   60,927,194   55,333,169

Securities sold under agreements to repurchase    3,823,000            -
Notes payable                                       101,463      717,426
Accrued interest payable                            121,306       60,988
Other liabilities                                 1,308,377      361,780
Total liabilities                                66,281,340   56,473,363

Shareholders' equity:
  Common stock, $.20 par value; 1,000,000 shares
    authorized; 529,000 and 502,559 shares issued
    and outstanding, respectively                  105,800      100,512
  Capital in excess of par value                 4,878,849    4,593,285
  Retained earnings                                849,041      408,513
  Unrealized gain (loss) on available-for-sale
    securities, net of tax                         157,585     (169,291)
Total shareholders' equity                       5,991,275    4,933,019
Total liabilities and shareholders' equity     $72,272,615  $61,406,382

See accompanying notes.


                      Northland Bancshares, Inc.

                  Consolidated Statements of Income


                                                           Year ended December 31
                                                         1995                  1994
Interest income:
  Interest and fees on loans                         $3,110,007            $2,152,274
  Interest on investment securities                   1,447,021             1,264,858
  Interest on federal funds sold                         54,591                60,690
  Interest on interest-bearing deposits
    in other financial institutions                       2,076                 2,324
Total interest income                                 4,613,695             3,480,146
Interest expense:
  Interest on deposits:
    Savings and NOW                                     279,977               281,212
    Money market                                        657,208               492,697
    Time deposits                                       542,068               376,658
Total interest on deposits                            1,479,253             1,150,567
Interest on notes payable, federal funds
  purchased, and securities sold under
  agreements to repurchase                              143,791               50,860
Total interest expense                                1,623,044            1,201,427
Net interest income                                   2,990,651            2,278,719
Provision for loan losses                               (86,566)             (94,829)
Net interest income after provision for
  loan losses                                         2,904,085            2,183,890
Other income:
  Service charges on deposit accounts                   823,747              729,688
  Income from mortgage banking operation                258,679              288,681
  Other                                                 353,901              329,014
Total other income                                    1,436,327            1,347,383
Other expenses:
  Salaries                                            1,262,130            1,093,681
  Employee benefits                                     217,391              213,812
  Occupancy                                             260,454              263,311
  Equipment                                             104,327              108,459
  Data processing                                       338,446              229,493
  Automated tellers                                     131,660              114,186
  General and administrative                            875,925              909,635
Total other expenses                                  3,190,333            2,932,577
Income before income taxes                            1,150,079              598,696
Provision for income tax expense:
  Current                                               438,154              181,471
  Deferred                                               (5,654)              15,073
Total income tax expense                                432,500              196,544
Net income                                          $   717,579          $   402,152

See accompanying notes.


                        Northland Bancshares, Inc.

              Consolidated Statements of Shareholders' Equity



                                                                         Unrealized
                                                                         Gain (Loss)
                                                                             on
                                               Capital in                Available-
                                   Common      Excess of     Retained     For-Sale
                                   Stock       Par Value     Earnings    Securities     Total

Balance at December 31, 1993     $  76,200     $3,307,832   $  6,361    $       -    $3,390,393
Adjustment to beginning balance
  for change in accounting method,
  net of income taxes of $4,180          -              -          -       (6,644)       (6,644)
Issuance of 1,337 shares of
  common stock                         267         13,103          -            -        13,370
Issuance of 120,000 shares of
  common stock                      24,000      1,269,953          -            -     1,293,953
Issuance of 222 shares of common
  stock                                 45          2,397          -            -         2,442
Change in unrealized loss on
  available-for-sale securities,
  net of income taxes of $102,337        -              -          -     (162,647)     (162,647)
Net income                               -              -    402,152            -       402,152
Balance at December 31, 1994       100,512      4,593,285    408,513     (169,291)    4,933,019
Issuance of 1,280 shares of common
  stock                                255         13,825          -            -        14,080
Issuance of 5% stock dividend,
  25,161 shares                      5,033        271,739  (276,772)            -             -
Cash dividend  fractional share
  of 5% stock dividend                   -              -      (279)            -          (279)
Change in unrealized gain (loss)
  on available-for-sale securities,
  net of income taxes                    -              -         -       326,876       326,876
Net income                               -              -   717,579             -       717,579
Balance at December 31, 1995      $105,800     $4,878,849  $849,041      $157,585    $5,991,275

See accompanying notes.


                       Northland Bancshares, Inc.

                   Consolidated Statements of Cash Flows


                                                               Year ended December 31
                                                                1995            1994
Operating activities
Net income                                                 $   717,579     $   402,152
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                              397,836         624,334
    Provision for loan losses                                   86,566          94,829
    Deferred income tax expense (benefit)                       (5,654)         15,073
    Loss from the sale of real estate owned                          -           8,808
    (Gain) loss on sale of available-for-sale securities        28,014            (469)
    Origination of loans held for sale                     (25,083,970)    (15,349,732)
    Proceeds from sale of loans held for sale               23,538,679      15,481,406
    Proceeds from the sale of real estate owned                      -          46,192
    Changes in assets and liabilities:
      Increase in accrued interest receivable                  (91,655)       (178,483)
      Decrease (increase) in other assets                      (24,125)         11,243
      Increase in other liabilities                            749,151          95,116
      Increase in accrued interest payable                      60,318           2,577
Total adjustments                                             (344,840)        850,894
Net cash provided by operating activities                      372,739       1,253,046
Investing activities
Proceeds from sales of available-for-sale investments        2,490,469         500,469
Proceeds from maturities and principal repayments of
  available-for-sale investments                               742,416         135,364
Purchases of available-for-sale investments                (15,008,778)     (1,018,906)
Proceeds from maturities and principal repayments of
  held-to-maturity investments                              10,253,622       5,463,578
Purchases of held-to-maturity investments                            -      (8,544,728)
Net increase (decrease) in interest-bearing deposits
  in other financial institutions                               80,280          (9,110)
Net increase in loans receivable                            (6,065,566)     (9,290,081)
Purchase of Bank property and equipment                        (85,808)       (391,085)
Net cash used in investing activities                       (7,593,365)    (13,154,499)
Financing activities
Net increase in deposits                                     5,594,025       5,942,370
Repayment of notes payable                                    (615,963)        (71,548)
Increase in securities sold under agreements
  to repurchase                                              3,823,000               -
Net proceeds from issuance of common stock                      13,801       1,309,765
Net cash provided by financing activities                    8,814,863       7,180,587
Net increase (decrease) in cash and cash equivalents         1,594,237      (4,720,866)
Cash and cash equivalents at beginning of year               5,040,470       9,761,336
Cash and cash equivalents at end of year                  $  6,634,707    $  5,040,470
Supplemental disclosure of cash flow information
Cash paid during the year for interest                    $  1,562,726    $  1,198,850
Cash paid during the year for income taxes                $    288,536    $    138,720
See accompanying notes.


                  Northland Bancshares, Inc.

         Notes to Consolidated Financial Statements

                  December 31, 1995 and 1994

1.  Summary of Significant Accounting Policies

The accounting policies of Northland Bancshares, Inc. (the Company) and its wholly-owned subsidiaries, First National Bank of Platte County (the Bank) and North American Credit Service, Inc. (NACSI) conform to generally accepted accounting principles and to general practices within the banking industry. The Company's primary business is providing loan and deposit services to customers within the Platte and Clay County area.

Principles of Consolidation

The consolidated financial statements include the accounts of Northland Bancshares, Inc., First National Bank of Platte County and North American Credit Service, Inc. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Securities

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. The balance of stockholders' equity on January 1, 1994, was decreased by $6,644 (which is net of $4,180 in deferred income taxes) to reflect the net unrealized holding loss on securities classified as available-for-sale previously carried at amortized cost.

Upon adoption of SFAS No. 115 at January 1, 1994, the Company reclassified securities previously classified as held for investment of $5,101,468 to the available-for-sale portfolio.

                  Northland Bancshares, Inc.

On November 15, 1995, the Financial Accounting Standards Board staff issued a special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in the special report, the Company chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer, the amortized cost of those securities was $9,564,630 and the unrealized loss on those securities was $98,858, which is included in shareholders' equity, net of taxes.

Securities Held-To-Maturity and Available-For-Sale

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of income taxes, reported in a separate component of shareholders' equity. The Company does not maintain a portfolio of investment securities for trading purposes.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. For securities purchased at a premium for which a call provision exists, the premium is amortized to the call date, rather than to maturity. Amortization and accretion are included in interest income. The cost of securities sold is based on the specific identification method.

Loans Held for Sale

Loans held for sale are carried at the lower of aggregate cost or market.

Interest on Loans

Interest on commercial, real estate and installment loans is accrued and recognized as income based on the principal amount outstanding.

                  Northland Bancshares, Inc.

The accrual of interest income on all loans, except for residential real estate loans and installment loans, is discontinued after principal or interest payments are in default for a period of 90 days or more or when information comes to management's attention which indicates that the collectibility of principal and interest is in doubt. Residential real estate and installment loans are placed on a nonaccrual status at such time when certain factors indicate reasonable doubt as to the ultimate collection of interest or principal. When interest accruals are discontinued, all accrued and uncollected interest is charged against current earnings. Once a loan is on a nonaccrual status, interest is included in income only to the extent received in cash until such time as the loan is brought current and the borrower demonstrates an ability to make future payments of principal and interest. No loans were on nonaccrual status at December 31, 1995 or 1994. The Bank had no troubled debt restructurings during 1995 or 1994.

Allowance for Loan Losses

Beginning in 1995, the Company adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with Statement 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. During 1995, the Company had no impaired loans based on their determination of an impaired loan in accordance with this statement.

The allowance for loan losses is a valuation reserve which has been provided by charges to earnings in the form of provisions for loan losses to maintain the balance at a level adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on a formal review of the quality of the loan portfolio, past loan loss experience, examinations by regulatory authorities and current economic conditions. This review is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

                  Northland Bancshares, Inc.

Fair Values of Financial Instruments

Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the Company to disclose fair value information about financial instruments for which it is practicable to estimate whether or not such fair values are reflected in the consolidated statement of financial position.

The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instrument presented as of December 31, 1995:

Cash and due from banks: The carrying amount reported in the consolidated statement of financial position is a reasonable estimate of fair value.

Federal funds sold: The carrying amount reported in the consolidated balance sheet approximates the fair value.

Interest-bearing deposits in other financial institutions: The carrying amount reported in the consolidated balance sheet approximates the fair value.

Investment securities: Fair values are based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

Loans held for sale: The carrying amount reported in the consolidated statement of financial position approximates the fair value.

Loans receivable: For variable-rate loans that reprice in accordance with indices, carrying amounts reported in the statements of financial position approximate those assets' fair values. The fair values for other fixed-rate loans were estimated using discounted cash flow analyses that applied interest rates currently being offered for loans with similar terms.

Accrued interest receivable: The carrying amount reported in the consolidated statement of financial position is a reasonable estimate of fair value.

                  Northland Bancshares, Inc.

Deposit liabilities: For deposits with no defined maturities, demand deposits, interest-bearing checking deposits, money market deposits, and savings and NOW deposits, SFAS No. 107 defines fair value as the amount payable on demand at the reporting date (i.e., their carrying amounts).
The carrying amounts for variable-rate certificates of deposit approximated their fair values at the reporting date. Fair values for fixed-rate certificates of deposit were estimated using a discounted cash flow calculation that applied interest rates currently being offered on certificates with similar maturities.

Securities sold under agreements to repurchase: The carrying amount reported in the consolidated statement of financial position is a reasonable estimate of fair value.

Notes payable: The carrying amount reported in the consolidated statement of financial position approximates the fair value as the note reprices on an annual basis in accordance with indices.

Accrued interest payable: The carrying amount reported in the consolidated statement of financial position is a reasonable estimate of fair value.

Standby letters of credit: The fair value is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The estimated fair values of the Company's financial instruments as of December 31, 1995 are as follows:


                                      Carrying          Fair
                                       Amount           Value
Financial assets:
  Cash and due from banks           $  4,134,707    $  4,134,707
  Federal funds sold                   2,500,000       2,500,000
  Interest-bearing deposits in
    other financial institutions          14,573          14,573
  Investment securities               27,004,647      27,004,628
  Loans held for sale                  1,957,618       1,957,618
  Loans receivable                    34,491,238      37,128,324
  Accrued interest receivable            613,722         613,722

                  Northland Bancshares, Inc.

                                      Carrying       Fair
                                       Amount        Value
Financial liabilities:
  Demand                             $19,683,039  $19,683,039
  Savings and NOW                     13,197,556   13,197,556
  Money market                        17,820,567   17,820,567
  Time deposits over $100,000          1,959,202    1,921,275
  Other time deposits                  8,266,830    8,267,231
  Securities sold under
    agreements to repurchase           3,823,000    3,823,000
  Notes payable                          101,461      101,463
  Accrued interest payable               121,306      121,306

Bank Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed on a straight-line basis over the lesser of the assets' estimated useful lives or the remaining lease term, including any renewal options. For income tax purposes, depreciation and amortization are computed by using either the straight-line or an accelerated method.

Real Estate Owned

Real estate owned, which represents real estate and other property acquired through foreclosure or repossession, is initially recorded at estimated fair value. Periodically, valuations are performed to ensure that such property is carried at the lower of the new cost basis or fair value less estimated costs to sell.

Goodwill

Goodwill recorded in connection with the purchase of NACSI in 1992 is being amortized using the straight-line method over 10 years.

                  Northland Bancshares, Inc.

Income Taxes

Operating results for federal income tax purposes and book purposes differ as a result of temporary differences. Such differences relate principally to the use of accelerated depreciation methods for tax purposes, the difference in financial and tax recognition of loan losses, and basis differences in the cost of land.

Loan Fees

The Bank defers loan origination fees to the extent such fees materially exceed initial direct originating costs. The current level of loan origination fees charged net of related costs is not material to the financial position and results of operations of the Bank and are recognized as income in the period incurred.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

Presentation

Where necessary, the 1994 financial statement classifications have been changed to conform to the 1995 presentations.

                  Northland Bancshares, Inc.

2.  Investment Securities

The amortized cost (carrying value) and estimated fair value of held-to-maturity securities at December 31, 1994 are as follows:


                                                            1994
                                      (Carrying
                                        Value          Gross        Gross        Estimated
                                      Amortized      Unrealized   Unrealized        Fair
                                         Cost          Gains        Losses         Value
U.S. Treasury securities
  and obligations of
  U.S. government corpo-
  rations and agencies               $15,726,844       $546        $453,086     $15,274,304
Mortgage-backed securities             3,823,858          -         293,518       3,530,340
                                     $19,550,702       $546        $746,604     $18,804,644

The amortized cost and estimated fair value (carrying value) of available-for-sale securities at
December 31, 1995 and 1994 are as follows:

                                                  1995
                                                                                (Carrying
                                                       Gross        Gross         Value)
                                      Amortized      Unrealized   Unrealized     Estimated
                                         Cost          Gains        Losses       Fair Value
Obligations of U.s. govern-
  ment corporations and
  agencies                           $22,347,224     $411,543      $71,4575     $22,687,310
Mortgage-backed securities             4,113,003            -        85,916       4,027,087
Equity securities                        290,250            -             -         290,250
                                     $26,750,477     $411,543      $157,373     $27,004,647


                  Northland Bancshares, Inc.


                                                  1994
                                                                                (Carrying
                                                       Gross        Gross         Value)
                                      Amortized      Unrealized   Unrealized     Estimated
                                         Cost          Gains        Losses       Fair Value
U.S. Treasury securities
  and obligations of
  U.S. government corpo-
  rations and agencies                $4,509,092           $-      $154,096      $4,354,996
Mortgage-backed securities               974,258            -       121,712         852,546
Equity securities                        267,550            -             -         267,550
                                      $5,750,900           $-      $275,808      $5,475,092



During 1995, the Bank sold four available-for-sale securities which resulted in a realized loss of $15,565. Proceeds of the sales were $2,490,469. In addition, the Bank sold five held-to-maturity securities which resulted in a realized loss of $12,449. These securities were sold within 90 days of their respective maturities and were therefore considered to have reached maturity. Proceeds of the sales were $5,002,344.

The Bank sold one available-for-sale security during 1994 which resulted in a realized gain of $469. Proceeds of the sale were $500,469.

                  Northland Bancshares, Inc.

The amortized cost and estimated fair value of held-to-maturity and available-for-sale debt and equity securities at December 31, 1995 and 1994 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   December 31, 1995
                                               Amortized       Estimated
                                                 Cost         Fair Value

Available-For-Sale
Due in one year or less                      $  2,659,398    $  2,640,605
Due in one year through five years             17,852,105      18,240,733
Due in five years through 10 year               1,835,721       1,805,972
                                               22,347,224      22,687,310
Mortgage-backed securities                      4,113,003       4,027,087
Equity securities                                 290,250         290,250
                                              $26,750,477     $27,004,647

                                                   December 31, 1994
                                               Amortized       Estimated
                                                 Cost         Fair Value

Held-To-Maturity
Due in one year or less                      $  6,250,689    $  6,192,869
Due after one year through five years           6,538,216       6,226,561
Due in five years                               2,937,939       2,854,874
                                               15,726,844      15,274,304
Mortgage-backed securities                      3,823,858       3,530,340
                                              $19,550,702     $18,804,644

Available-For-Sale
Due in one year or less                      $  1,500,000    $  1,481,875
Due in one year through five years              3,009,092       2,873,121
                                                4,509,092       4,354,996
Mortgage-backed securities                        974,258         852,546
Equity securities                                 267,550         267,550
                                             $  5,750,900    $  5,475,092

                  Northland Bancshares, Inc.

2.  Investment Securities (continued)

The market value of securities pledged to secure public funds and repurchase agreements was approximately $12,118,643 and $2,413,655 at December 31, 1995 and 1994, respectively.

3.  Loans Receivable

A summary of loan categories at December 31, 1995 and 1994 is as follows:

                                         1995         1994

Commercial                         $  7,450,814  $  5,930,626
Real estate                          20,313,161    16,109,498
Installment                           7,197,340     6,855,625
                                     34,961,315    28,895,749
Allowance for loan losses              (470,077)     (405,066)
Net loans                           $34,491,238   $28,490,683

Included in the outstanding loans at December 31, 1995 and 1994 were loans of $88,114 and $106,428, respectively, to directors and executive officers of the Bank and their affiliated enterprises. Management believes such loans were made in the ordinary course of business with the normal credit terms, including interest rate and collateralization and do not represent more than a normal risk of collection.

The Bank originates loans primarily in Platte and Clay Counties. There are no concentrations of loans to a single borrower.

4.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 1995 and 1994 are summarized below:

                                         1995            1994

Balance at beginning of year          $405,066        $326,932
Provision for loan losses               86,566          94,829
Recoveries on loans charged off         21,305          16,650
Loans charged off                      (42,860)        (33,345)
Balance at end of year                $470,077        $405,066

                  Northland Bancshares, Inc.

5.  Bank Property and Equipment

Property and equipment at December 31, 1995 and 1994 are summarized as follows:

                                      Estimated
Classification                       Useful Lives      1995        1994

Land                                               $  247,189  $  247,189
Buildings                              31.6 years     291,414     291,414
Leasehold improvements                 5-9 years      584,937     555,150
Equipment                              5-7 years    1,799,186   1,743,165
                                                    2,922,726   2,836,918
Less accumulated depreciation                      (1,513,175) (1,139,164)
Net property and equipment                         $1,409,551  $1,697,754


6.  Notes Payable

In 1993, NACSI issued a note payable to a bank in the amount of $300,000 (which has a balance of $101,463 at December 31, 1995), at a floating rate of prime plus 1/2%, adjusted annually on July 1, which is secured by the bank building at 7667 NW Prairie View Road. Payments of principal and interest on the note, which matures January 1, 1997, are made monthly in the amount of $4,000. The approximate amount of principal payable on this note during each of the next two years at the current rate of 9.5% is as follows:
                    1996           $39,619
                    1997            61,844

7.  Interest on Investment Securities

Interest income on investment securities for the years ended December 31, 1995 and 1994 is summarized as follows:

                                 1995          1994

U.S. government securities   $  100,675    $  217,267
Federal agencies              1,106,550       731,855
Mortgage-backed securities      219,746       290,514
Other securities                 20,050        25,222
                             $1,447,021    $1,264,858
18

                  Northland Bancshares, Inc.

8.  Stock Split and Private Placement Stock Offering

On January 25, 1994, the shareholders of the Company approved a five-for-one stock split which reduced the par value of common stock from $1.00 to $.20.

On July 30, 1994, the Company completed a private placement stock offering that resulted in 120,000 shares of the Company's common stock being sold to investors at $11 per share. Net proceeds of the offering, after offering costs of $26,047, amounted to $1,293,953.

9.  Stock Options and Stock Dividend

On October 25, 1994, stock options were granted to four officers of the Bank for a total of 10,500 shares of the Company's common stock. The options were granted at a price of $11 per share, the deemed fair market value of the Company's common stock on the date of the grant, and can be exercised in equal annual installments over a five-year period. All options granted become exercisable in the event of a change in control of the Company. The stock options expire 10 years from the date of grant. As of December 31, 1995 and 1994, no options outstanding had been exercised.

Including the stock options referred to above, the Company has reserved 25,000 shares of its unissued common stock for stock options.

On March 28, 1995, the Board of Directors granted a 5% stock dividend for shareholders of record as of April 15,1995, with any fractional shares to be paid in cash based on an offering price of $11 per share.

10.  Commitments

At December 31, 1994, the Bank was obligated under various operating lease obligations principally related to the use of land and building premises in its banking operations.

In 1993, the Company renewed its five-year lease for the motor bank facility which is owned by a partnership involving two directors of the Company. Rental expense during 1995 and 1994 was $40,668 each year.

                  Northland Bancshares, Inc.

Rental expense incurred in connection with all operating leases totaled $91,230 and $96,056 for the years ended December 31, 1995 and 1994, respectively. Future minimum rental payments for each remaining year in the lease term are presented below:

               1996              $  92,268
               1997                 92,268
               1998                 50,189
               1999                 20,000
               2000                  8,333
                                  $263,058

11.  Income Taxes

Pursuant to SFAS No. 109, "Accounting for Income Taxes," deferred taxes are based on the estimated future tax effects of temporary differences in the recognition of income and expense for financial and tax reporting purposes. Such differences relate principally to the use of accelerated depreciation methods for tax purposes, basis differences in land and the difference in financial and tax recognition of loan losses. The net deferred tax asset (liability) consists of the following:

                                        December 31
                                     1995         1994

Gross assets                     $ 150,357     $239,491
Gross liabilities                 (289,374)    (181,060)
Total deferred taxes             $(139,017)    $ 58,431

Gross deferred tax liabilities, at December 31, 1995 include $96,585 related to net unrealized gains on available-for-sale securities. At December 31, 1994, deferred tax assets included $106,517 related to net unrealized losses on available-for-sale securities.

For 1995, the amount of actual income tax expense exceeds the expense that would result from applying federal statutory tax rates to pretax income due principally to state taxes. For 1994, the amount of actual income tax expense is less than the expense that would result from applying federal statutory tax rates to pretax income due to miscellaneous differences which are not expected to be recurring in nature.

                  Northland Bancshares, Inc.

12.  Defined Contribution Plan

The Bank has a defined contribution employee benefit plan in which all employees with at least 1,000 hours and one year of service to the Bank are eligible to participate. Under the terms of the plan, the Bank provides a contribution equal to one half of the employee's contribution up to 3 1/2% of the employee's base salary, provided that the employee contributes at least 2% of their base salary to the plan. For 1995 and 1994, the Bank contributed $23,649 and $13,858, respectively, to the plan, including administration fees.

13.  Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, banks enter into financial instruments with off-balance-sheet risk to meet the financing needs of their customers. Those instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized by the balance sheet. For Northland Bancshares, Inc., its subsidiary bank and North American Credit Service, Inc., this type of activity is limited to commitments to extend credit.

The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At December 31, 1995 and 1994, the Bank had $222,884 and $77,670,
respectively, in unused outstanding standby letters of credit.

At December 31, 1995, the Bank had outstanding commitments to originate loans for approximately $2,800,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis.

                  Northland Bancshares, Inc.

14.  Regulatory Matters

The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. The Bank has not declared a dividend since opening on October 1, 1986. The dividends as of December 31, 1995, that the Bank could declare in 1996 (in addition to their 1996 net profits), amounted to approximately $1,621,477. However, the Bank is required to obtain permission from the Comptroller of the Currency prior to declaring any dividends. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Bank is required to have a minimum risk weighted capital ratio of 8.0%; such actual ratio at that date was 13.4%. The Bank has agreed with the Federal Reserve Bank to maintain a minimum primary capital ratio of 6.0%; such actual ratio was 7.43% at December 31, 1995.

                  Northland Bancshares, Inc.

15.  Parent-Company-Only Financial Statements

The parent-company-only statements of financial position for Northland Bancshares, Inc., as of December 31, 1995 and 1994, and the related statements of income and cash flows for the years then ended are as follows:

<CAPTION
                          Statements of Financial Position

                                                           December 31
                                                        1995         1994
Assets
Cash                                               $  306,572   $  746,706
Interest-bearing deposits in other
  financial institutions                                    -       50,504
Investment in First National Bank of Platte
  County, at equity in underlying net assets        5,327,436    4,289,456
Investment in North American Credit Service,
  Inc., at equity in underlying net assets            357,267      333,855
Total assets                                       $5,991,275   $5,420,521
Liabilities and shareholders' equity
Interest payable                                   $        -   $    9,833
Notes payable                                               -      460,000
Federal income taxes payable                                -       16,301
Miscellaneous accounts payable                              -        1,368

Shareholders' equity:
Common stock, $.20 par value; 1,000,000 shares
  authorized; 529,000 and 502,559 shares issued
  and outstanding, respectively                       105,800      100,512
Capital in excess of par value                      4,878,849    4,593,286
Retained earnings                                     849,041      408,512
Unrealized gain (loss) on available-for-sale
  securities, net of tax                              157,585     (169,291)
Total shareholders' equity                          5,991,275    4,933,019
Total liabilities and shareholders' equity         $5,991,275   $5,420,521


                  Northland Bancshares, Inc.

                  Statements of Income

                                        Year ended December 31
                                          1995           1994
Income:
Interest on interest-bearing deposits
  with other financial institutions    $  1,215       $  1,140
Expenses:
  Interest on notes payable               2,721         34,408
  Legal and professional                 14,090          8,857
  Other                                   1,341          1,830
Total expenses                           18,152         45,095

Loss before equity in undistributed
  earnings of subsidiaries              (16,937)       (43,955)
Equity in undistributed earnings
  of subsidiaries                       734,516        446,107
Net income                             $717,579       $402,152

                  Northland Bancshares, Inc.


                           Statements of Cash Flows

                                                     Year ended December 31
                                                      1995            1994
Operating activities
Net income                                         $717,579        $402,152
Adjustments to reconcile net income to net
  cash used in operating activities:
    Equity in undistributed earnings of
      subsidiaries                                 (734,516)
(446,107)
    Increase (decrease) in miscellaneous
      accounts payable                               (1,368)          1,368
    Decrease in income taxes payable                (16,301)
(28,376)
Net cash used in operating activities               (34,606)
(70,963)
Investing activities
Net decrease in interest-bearing deposits
  in other financial institutions                    50,504           2,299
Capital contribution to subsidiary bank                   -
(825,500)
Net cash provided by (used in)
  investing activities                               50,504
(823,201)
Financing activities
Net proceeds from issuance of common stock           13,801       1,309,765
Net increase (decrease) in interest payable          (9,833)          9,292
Net decrease in notes payable                      (460,000)
(40,000)
Net cash provided by (used in)
  financing activities                             (456,032)      1,279,057
Net increase (decrease) in cash                    (440,134)        384,893
Cash at beginning of year                           746,706         361,813
Cash at end of year                                $306,572        $746,706
Supplemental disclosure of cash flow information
Cash paid during the year for interest              $12,554         $25,117
Cash paid during the year for income taxes         $284,073        $134,699


                       Financial Statements

                     Northland Bancshares, Inc.

               Years ended December 31, 1994 and 1993
                 with Report of Independent Auditors

                   Northland Bancshares, Inc.

                      Financial Statements


              Years ended December 31, 1994 and 1993




                             Contents

Report of Independent Auditors                                 1

Audited Financial Statements

Consolidated Statements of Financial Position                   2
Consolidated Statements of Income                               4
Consolidated Statements of Shareholders' Equity                 6
Consolidated Statements of Cash Flows                           7
Notes to Financial Statements                                   8

                  Report of Independent Auditors

The Board of Directors
Northland Bancshares, Inc.

We have audited the accompanying consolidated statements of financial position of Northland Bancshares, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northland Bancshares, Inc., at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 2, in 1994 the Company changed its method of accounting for investment securities.



                                               Ernst & Young LLP
January 6, 1995

                   Northland Bancshares, Inc.

         Consolidated Statements of Financial Position



                                              December 31

                                           1994          1993
Assets

Cash and due from banks              $  3,240,470  $  3,761,336

Federal funds sold                      1,800,000     6,000,000

Interest-bearing deposits in other
  financial institutions                   94,853        85,743

Investment securities, held to maturity
  (fair value of $19,072,167 in 1994 and
  $22,190,145 in 1993) (Note 2)        19,818,252    22,121,397

Investment securities available for
  sale (Note 2)                         5,207,542             -

Loans held for sale                       412,327       544,001

Loans receivable, less allowance for
  loan losses of $405,066 in 1994 and
  1994 and $326,932 in 1993
  (Notes 3 and 4)                      28,490,683    19,295,431

Bank property and equipment, net of
  accumulated depreciation and
  amortization (Note 5)                 1,697,754     1,646,516

Accrued interest receivable               522,067       343,584

Other real estate owned                         -        55,000

Other assets                              122,434       133,677
Total assets                          $61,406,382   $53,986,685





                                                       December 31

                                                   1994            1993
Liabilities and shareholders' equity

Deposits:
  Demand                                      $17,622,023     $16,710,239
  Savings and NOW                              13,374,082      11,446,340
  Money market                                 15,604,918      12,929,520
  Time deposits over $100,000                   1,428,980       1,218,527
  Other time deposits                           7,303,166       7,086,173
Total deposits                                 55,333,169      49,390,799




Notes payable (Note 6)                            717,426         788,974
Accrued interest payable                           60,988          58,411
Other liabilities                                 361,780         358,108
Total liabilities                              56,473,363      50,596,292



Shareholders' equity (Notes 8 and 14):
  Common stock, $.20 par value; 1,000,000
    shares authorized; 502,559 and 381,000
    shares issued and outstanding, respectively   100,512          76,200
  Capital in excess of par value                4,593,285       3,307,832
  Retained earnings                               408,513           6,361
  Unrealized loss on available-for-sale
    securities, net of tax                       (169,291)              -
Total shareholders' equity                      4,933,019       3,390,393
Total liabilities and shareholders' equity    $61,406,382     $53,986,685

See accompanying notes.


                      Northland Bancshares, Inc.
                   Consolidated Statements of Income

                                                   Year ended December 31

                                                   1994              1993
Interest income:
  Interest and fees on loans                  $2,152,274        $1,739,267
  Interest on investment securities (Note 7)   1,264,858           997,625
  Interest on federal funds sold                  60,690            59,733
  Interest on interest-bearing deposits in
    other financial institutions                   2,324             2,029
Total interest income                          3,480,146         2,798,654
Interest expense:
  Interest on deposits:
    Savings and NOW                              281,212           224,272
    Money market                                 492,697           316,718
    Time deposits                                376,658           354,410
Total interest on deposits                     1,150,567           895,400
Interest on notes payable                         50,860            54,164
Total interest expense                         1,201,427           949,564
Net interest income                            2,278,719         1,849,090
Provision for loan losses (Note 4)                94,829           125,600
Net interest income after provision for
  loan losses                                  2,183,890         1,723,490
Other income:
  Service charges on deposit accounts            729,688           666,360
  Income from mortgage banking operation         288,681           428,924
  Other                                          329,014           269,081
Total other income                             1,347,383         1,364,365
Other expenses:
  Salaries                                     1,093,681           970,699
  Employee benefits                              213,812           160,216
  Occupancy                                      263,311           242,337
  Equipment                                      108,459           106,393
  Data processing                                229,493           116,852
  Automated tellers                              114,186            87,984
  General and administrative                     909,635           781,407
Total other expenses                           2,932,577         2,465,888

Income before income taxes and cumulative
  effect of change in accounting for
  income taxes                                   598,696           621,967


                        Northland Bancshares, Inc.

              Consolidated Statements of Income (continued)



                                                    Year ended December 31

                                                      1994           1993
Provision for income tax expense (Note 11):
  Current                                        $   181,471    $   116,438
  Deferred                                            15,073        114,794
Total income tax expense                             196,544        231,232

Income before cumulative effect of
  accounting change                                  402,152        390,735
Cumulative effect of change in accounting
  for income taxes (Note 11)                               -        110,981
Net income                                       $   402,152    $   501,716

See accompanying notes.


                            Northland Bancshares, Inc.

                  Consolidated Statements of Shareholders' Equity

                                                                    Unrealized
                                                                      Loss on
                                            Capital     Retained     Available
                                  Common   Excess of    Earnings      For Sale
                                  Stock    Par Value    (Deficit)    Securities      Total

Balance at December 31, 1992     $76,200  $3,307,832   $(495,355)    $       -    $2,888,677
  Net income                           -           -     501,716             -       501,716
Balance at December 31, 1993      76,200   3,307,832       6,361             -     3,390,393
  Adjustment to beginning
    balance for change in
    accounting method, net of
    income taxes of $4,180             -           -           -       (6,644)        (6,644)
  Issuance of 1,337 shares of
    common stock                     267      13,103           -             -        13,370
  Issuance of 120,000 shares of
    common stock                  24,000   1,269,953           -             -     1,293,953
  Change in unrealized loss on
    available-for-sale securities,
    net of income taxes of $102,337    -           -           -     (162,746)      (162,647)
  Net Income                           -           -      402,152            -       402,152
Balance at December 31, 1994    $100,512  $4,593,285     $408,513   $(169,291)    $4,933,019

See accompanying notes.


                       Northland Bancshares, Inc.
                 Consolidated Statements of Cash Flows
                                                             Year ended December 31
                                                               1994          1993
Operating activities

Net income                                                $  402,152     $  501,716
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                            624,334        440,315
    Provision for loan losses                                 94,829        125,600
    Deferred income taxes expense                             15,073        114,794
    Loss from the sale of real estate owned                    8,808          5,110
    Gain on sale of available-for-sale securities               (469)             -
    Origination of loans held for sale                   (15,349,732)    (20,152,650)
    Proceeds from sale of loans held for sale             15,481,406      20,350,399
    Proceeds from the sale of real estate owned               46,192          49,890
    Changes in assets and liabilities:
      Increase in accrued interest receivable               (178,483)        (11,297)
      Decrease (increase) in other assets                     11,243          (9,780)
      Increase in other liabilities                           95,116         142,058
      Increase (decrease) in accrued interest payable          2,577          (8,605)
Total adjustments                                            850,894       1,045,834
Net cash provided by operating activities                  1,253,046       1,547,550

Investing activities
Proceeds from sales of available-for-sale
  investments                                                500,469               -
Proceeds from maturities and principal
  repayments of available-for-sale investments               135,364               -
Purchases of available-for-sale investments               (1,018,906)              -
Proceeds from maturities and principal
  repayments of held-to-maturity investments               5,463,578       9,003,181
Purchases of held-to-maturity investments                 (8,544,728)    (16,262,204)
Net increase in interest-bearing deposits
  in other financial institutions                             (9,110)        (34,498)
Net increase in loans receivable                          (9,290,081)     (2,806,828)
Purchase of Bank property and equipment                     (391,085)       (372,162)
Net cash used in investing activities                    (13,154,499)    (10,472,511)

Financing activities
Net increase in deposits                                   5,942,370      12,147,613
Repayment of notes payable                                   (71,548)        (38,451)
Net proceeds from issuance of common stock                 1,309,765               -
Net cash provided by financing activities                  7,180,587      12,109,162
Net increase (decrease) in cash and
  cash equivalents                                        (4,720,866)      3,184,201
Cash and cash equivalents at beginning
  of year                                                  9,761,336       6,577,135
Cash and cash equivalents at end of year                $  5,040,470    $  9,761,336
Supplemental disclosure of cash flow information
Cash paid during the year for interest                  $  1,198,850    $    958,170
Cash paid during the year for income taxes              $    138,720    $     55,323

See accompanying notes.

                    Northland Bancshares, Inc.

                  Notes to Financial Statements

                   December 31, 1994 and 1993

1.  Summary of Significant Accounting Policies

The accounting policies of Northland Bancshares, Inc. (the Company) and its wholly-owned subsidiaries, First National Bank of Platte County (the Bank) and North American Credit Service, Inc. (NACSI) conform to generally accepted accounting principles and to general practices within the banking industry.

Principles of Consolidation

The consolidated financial statements include the accounts of Northland Bancshares, Inc., First National Bank of Platte County and North American Credit Service, Inc. All significant intercompany accounts and transactions have been eliminated.

Investment Securities

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. The balance of stockholders' equity on January 1, 1994, was decreased by $6,644 (which is net of $4,180 in deferred income taxes) to reflect the net unrealized holding loss on securities classified as available-for-sale previously carried at amortized cost.

Upon adoption of SFAS No. 115 at January 1, 1994, the Company reclassified securities previously classified as held for investment of $5,101,468 to the available-for-sale portfolio.

Prior to the adoption of SFAS No. 115, investment securities (i.e., securities which the Company had the ability and general intention to hold for long-term purposes) were stated at amortized cost.

Securities Held-To-Maturity and Available-For-Sale

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

                    Northland Bancshares, Inc.

Debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of income taxes, reported in a separate component of stockholders' equity. The Company does not maintain a portfolio of investment securities for trading purposes.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. For securities purchased at a premium for which a call provision exists, the premium is amortized to the call date, rather than to maturity. Amortization and accretion are included in interest income. The cost of securities sold is based on the specific identification method.

Loans Held for Sale

Loans held for sale are carried at the lower of aggregate cost or market.

Interest on Loans

Interest on commercial, real estate and installment loans is accrued and recognized as income based on the principal amount outstanding.

The accrual of interest income on all loans, except for residential real estate loans and installment loans, is discontinued after principal or interest payments are in default for a period of 90 days or more or when information comes to management's attention which indicates that the collectibility of principal and interest is in doubt. Residential real estate and installment loans are placed on a nonaccrual status at such time when certain factors indicate reasonable doubt as to the ultimate collection of interest or principal. When interest accruals are discontinued, all accrued and uncollected interest is charged against current earnings. Once a loan is on a nonaccrual status, interest is included in income only to the extent received in cash until such time as the loan is brought current and the borrower demonstrates an ability to make future payments of principal and interest. Nonaccrual loans amounted to $5,251 at December 31, 1993. No loans were on nonaccrual status at December 31, 1994. The Bank had no troubled debt restructurings during the years ended December 31, 1994 and 1993.

                    Northland Bancshares, Inc.

Allowance for Loan Losses

The allowance for loan losses is a valuation reserve which has been provided by charges to earnings in the form of provisions for loan losses to maintain the balance at a level adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on a formal review of the quality of the loan portfolio, past loan loss experience, examinations by regulatory authorities and current economic conditions.

Bank Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed on a straight-line basis over the lesser of the assets' estimated useful lives or the remaining lease term, including any renewal options. For income tax purposes, depreciation and amortization are computed by using either the straight-line or an accelerated method.

Real Estate Owned

Real estate owned, which represents real estate and other property acquired through foreclosure or repossession, is initially recorded at estimated fair value. Periodically, valuations are performed to ensure that such property is carried at the lower of the new cost basis or fair value less estimated costs to sell.

Goodwill

Goodwill recorded in connection with the purchase of NACSI in 1992 is being amortized using the straight-line method over 10 years.

Income Taxes

Operating results for federal income tax purposes and book purposes differ as a result of temporary differences. Such differences relate principally to the use of accelerated depreciation methods for tax purposes, the difference in financial and tax recognition of loan losses, and basis differences in the cost of land.

                    Northland Bancshares, Inc.

Loan Fees

The Bank defers loan origination fees to the extent such fees exceed initial direct originating costs. The current level of loan origination fees charged and related costs are immaterial to the financial position and results of operations of the Bank. Origination fees that exceed direct costs on loans held for sale are deferred and recognized as income at the time the loans are sold.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

Presentation

Where necessary, the 1993 financial statement classifications have been changed to conform to the 1994 presentations.

2.  Investment Securities

The amortized cost (carrying value) and fair value of held-to-maturity securities at December 31, 1994 are as follows:

                                                        1994
                                   (Carrying
                                     Value)     Gross       Gross
                                   Amortized  Unrealized   Unrealized      Fair
                                     Cost       Gains       Losses         Value

U.S. Treasury securities
and obligations of U.S.
government corporation
and agencies                     $15,726,844     $546       $543,086    $15,274,304
Mortgage-backed securities         3,823,858        -        293,518      3,530,340
Other investment securities          267,550        -             27        267,523
                                 $19,818,252     $546       $746,631    $19,072,167



                    Northland Bancshares, Inc.

The amortized cost and fair value (carrying value) of available-for-sale securities at December 31, 1994 are as follows:


The amortized cost (carrying value) and fair value of investment securities at December 31, 1993 are as follows:

                                                           1994
                                                                         (Carrying
                                                   Gross       Gross       Value)
                                      Amortized  Unrealized  Unrealized     Fair
                                        Cost       Gains       Losses      Value

U.S. Treasury securities
and obligations of U.S.
government corporation
and agencies                        $4,509,092    $    -       $154,096  $3,354,996
Mortgage-backed securities             974,258         -        121,712     852,546
                                    $5,483,350    $    -       $275,808  $5,207,542

The amortized cost (carrying value) and fair value of investment securities at December
31, 1993 are as follows:


                                                           1993
                                      (Carrying
                                        Value)     Gross       Gross
                                      Amortized  Unrealized  Unrealized    Fair
                                        Cost       Gains       Losses      Value

U.S. Treasury securities
and obligations of U.S.
government corporation
and agencies                        $15,798,201  $89,725        $12,590  $15,875,336
Mortgage-backed securities            5,814,696    9,183         17,514    5,806,365
Other investment securities             508,500        -             56      508,444
                                    $22,121,397  $90,908        $30,160  $22,190,145


The Bank sold one available-for-sale security during 1994 which resulted in a realized gain of $469. Proceeds of the sale were $500,469. No securities were sold during 1993.

                    Northland Bancshares, Inc.

The amortized cost and fair value of held-to-maturity and available-for-sale debt securities at December 31, 1994 and 1993 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 December 31, 1994
                                                Cost      Fair Value
Held-To-Maturity
Due in one year or less                   $  6,250,689    $  6,192,869
Due in one year through five years           6,538,216       6,226,561
Due in five years through 10 years           3,205,489       3,122,397
                                            15,994,394      15,541,827
Mortgage-backed securities                   3,823,858       3,530,340
                                           $19,818,252     $19,072,167


                                                Cost      Fair Value
Available-For-Sale
Due in one year or less                   $  1,500,000    $  1,481,875
Due in one year through five years           3,009,092       2,873,121
                                             4,509,092       4,354,996
Mortgage-backed securities                     974,258         852,546
                                          $  5,483,350    $  5,207,542


                                                 December 31, 1993

                                              Amortized      Estimated
                                                Cost        Market Value
Held-To-Maturity
Due in one year or less                   $  2,608,847    $  2,646,299
Due after one year through five years       11,337,460      11,384,212
Due in five years                            2,360,394       2,353,269
                                            16,306,701      16,383,780
Mortgage-backed securities                   5,814,696       5,806,365
                                           $22,121,397     $22,190,145

                    Northland Bancshares, Inc.

The market value of securities pledged to secure public funds and repurchase agreements was approximately $2,413,655 and $1,807,618 at December 31, 1994 and 1993, respectively.

3.  Loans Receivable

A summary of loan categories at December 31, 1994 and 1993 is as follows:

                                     1994           1993


     Commercial                $  5,930,626   $  4,547,208
     Real estate                 16,109,498      9,469,873
     Installment                  6,855,625      5,605,282
                                 28,895,749     19,622,363
     Allowance for loan losses     (405,066)      (326,932)
     Net loans                  $28,490,683    $19,295,431

Included in the outstanding loans at December 31, 1994 and 1993, were loans of $106,428 and $54,270 to directors and executive officers of the Bank and their affiliated enterprises. Management believes such loans were made in the ordinary course of business with the normal credit terms, including interest rate and collateralization and do not represent more than a normal risk of collection.

The Bank originates loans primarily in Platte and Clay Counties. There are no concentrations of loans to a single borrower.

4.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 1994 and 1993 are summarized below:

                                      1994        1993

     Balance at beginning of year   $326,932    $221,618
     Provision for loan losses        94,829     125,600
     Recoveries on loans charged off  16,650      31,477
     Loans charged off               (33,345)    (51,763)
     Balance at end of year         $405,066    $326,932

                    Northland Bancshares, Inc.

5.  Bank Property and Equipment

Property and equipment at December 31, 1994 and 1993 are summarized as follows:

                          Estimated
Classification          Useful Lives        1994          1993

Land                                   $   247,189   $   247,189
Buildings                31.6 years        291,414       291,414
Leasehold improvements    5-9 years        555,150       534,164
Equipment                 5-7 years      1,743,165     1,373,066
                                         2,836,918     2,445,833
Less accumulated depreciation           (1,139,164)     (799,317)
Net property and equipment              $1,697,754    $1,646,516

6.  Notes Payable

The Company has issued a note payable to a bank in the amount of $460,000, at a floating rate of prime which is secured by all outstanding shares of stock of First National Bank of Platte County, and personal guarantees of the outside directors of the Company. A payment of $100,000 is due on March 25, 1995. Management intends to pay the note in full on January 25, 1995.

In June of 1993, NACSI issued a note payable to a bank in the amount of $300,000 (which has a balance of $257,426 at December 31, 1994), at a floating rate of prime plus 1/2%, adjusted annually on July 1, which is secured by the building at 7667 NW Prairie View Road. Payments of principal and interest on the note, which matures January_1, 1997, are made monthly in the amount of $4,000. The approximate amount of principal payable on this note during each of the next three years at the current rate of 7.75% is as follows:

                     1995        $  29,068
                     1996           31,402
                     1997          196,956

                    Northland Bancshares, Inc.

7.  Interest on Investment Securities

Interest income on investment securities for the years ended December 31, 1994 and 1993 is summarized as follows:


                                   1994          1993

U.S. government securities    $   217,267      $266,101
Federal agencies                  731,855       597,587
Mortgage-backed securities        290,514       101,478
Other securities                   25,222        32,459
                               $1,264,858      $997,625

8.  Stock Split and Private Placement Stock Offering

On January 25, 1994, the shareholders of the Company approved a five-for-one stock split which reduced the par value of common stock from $1.00 to $.20.

On July 30, 1994, the Company completed a private placement stock offering that resulted in 120,000 shares of the Company's common stock being sold to investors at $11 per share. Net proceeds of the offering, after offering costs of $26,047, amounted to $1,293,953. No private placement stock offerings occurred in 1993.

9.  Stock Options

On October 25, 1994, stock options were granted to four officers of the Bank for a total of 10,500 shares of the Company's common stock. The options were granted at a price of $11 per share, the deemed fair market value of the Company's common stock on the date of the grant, and can be exercised in equal annual installments over a five-year period. All options granted become exercisable in the event of a change in control of the Company. The stock options expire 10 years from the date of grant. As of December 31, 1994, no options outstanding had been exercised.

Including the stock options referred to above, the Company has reserved 25,000 shares of its unissued common stock for stock options.

                    Northland Bancshares, Inc.

10.  Commitments

At December 31, 1994, the Bank was obligated under various operating lease obligations principally related to the use of land and building premises in its banking operations.

In 1993, the Company renewed its five-year lease for the motor bank facility which is owned by a partnership involving two directors of the Company. Rental expense for 1994 and 1993 was $40,668 and $38,352, respectively.

Rental expense incurred in connection with all operating leases totaled $96,056 and $83,638 for the years ended December 31, 1994 and 1993, respectively. Future minimum rental payments for each remaining year in the lease term are presented below:

                 1995             $  67,284
                 1996                44,268
                 1997                44,268
                 1998                13,856
                                   $169,676

11.  Income Taxes

The Company adopted SFAS No. 109, "Accounting for Income Taxes," as of January 1, 1993. The cumulative effect of this change in accounting principle amounted to $110,981 and is reported separately in the consolidated statement of income.

Deferred taxes are based on the estimated future tax effects of temporary differences in the recognition of income and expense for financial and tax reporting purposes. Such differences relate principally to the use of accelerated depreciation methods for tax purposes, basis differences in land and the difference in financial and tax recognition of loan losses. The net deferred tax asset (liability) consists of the following:

                            December 31,        December 31,
                               1994                1993

     Gross assets            $239,491            $131,516
     Gross liabilities       (181,060)           (164,529)
     Total deferred taxes   $  58,431           $ (33,013)

                    Northland Bancshares, Inc.

Gross deferred tax assets at December 31, 1994 include $106,517 related to the adoption of SFAS No. 115. The Company did not record any valuation allowances against deferred tax assets at December 31, 1994 or 1993.

Deferred tax expense of approximately $155,000 was recognized during 1993 due to the utilization of all remaining tax net operating loss carryforwards. The Company also recognized a deferred tax benefit of approximately $30,000 in 1993 due to an alternative minimum tax credit carryforward which was utilized in full during 1994.

For 1994, the amount of actual income tax expense is less than the expense that would result from applying federal statutory tax rates to pretax income due to miscellaneous differences which are not expected to be recurring in nature. For 1993, the amount of actual income tax expense exceeds the expense that would result from applying federal statutory tax rates to pretax income due principally to state taxes.

12.  Defined Contribution Plan

The Bank has a defined contribution employee benefit plan in which all employees with one year of service to the Bank are eligible to participate. Under the terms of the plan, the Bank provides a contribution equal to one half of the employee's contribution up to 2_1/2% of the employee's base salary, provided that the employee contributes at least 2% of their base salary to the plan. For 1994 and 1993, the Bank contributed $13,858 and $10,576, respectively, to the plan, including administration fees.

13.  Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, banks enter into financial instruments with off-balance-sheet risk to meet the financing needs of their customers. Those instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized by the balance sheet. For Northland Bancshares, Inc., its subsidiary bank and North American Credit Service, Inc., this type of activity is limited to commitments to extend credit.

                    Northland Bancshares, Inc.

The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At December 31, 1994 and 1993, the Bank had $77,670 and $65,222,
respectively, in unused outstanding standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis.

14.  Regulatory Matters

The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. The Bank has not declared a dividend since opening on October_1, 1986. The dividends as of December 31, 1994, that the Bank could declare in 1995 (in addition to their 1995 net profits), amounted to approximately $830,113. However, the Bank is required to obtain permission from the Comptroller of the Currency prior to declaring any dividends. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1994, the Bank is required to have a minimum risk weighted capital ratio of 8.0%; such actual ratio at that date was 13.85%. The Bank has agreed with the Federal Reserve Bank to maintain a minimum primary capital ratio of 6.0%; such actual ratio was 7.04% at December 31, 1994.

                    Northland Bancshares, Inc.

15.  Parent Company Only Financial Statements

The parent company only statements of financial position for Northland Bancshares, Inc., as of December 31, 1994 and 1993, and the related statements of income and cash flows for the years then ended are as follows:


                     Statements of Financial Position

                                                      Year ended December 31
                                                        1994          1993
Assets
Cash                                               $   746,706   $   361,813
Interest-bearing deposits in other
  financial institutions                                50,504        52,803
Investment in First National Bank of Platte
  County, at equity in underlying net assets         4,289,456     3,191,756
Investment in North American Credit Service,
  Inc., at equity in underlying net assets             333,855       329,240
Total assets                                        $5,420,521    $3,935,612
Liabilities and shareholders' equity
Interest payable                                    $    9,833    $      542
Notes payable (Note 6)                                 460,000       500,000
Federal income taxes payable                            16,301        44,677
Miscellaneous accounts payable                           1,368             -

Shareholders' equity:
  Common stock, $.20 par value; 1,000,000 shares
    authorized; 502,559 and 381,000 shares issued
    and outstanding, respectively                      100,512        76,200
  Capital in excess of par value                     4,593,286     3,307,832
  Retained earnings                                    408,512         6,361
  Unrealized loss on available-for-sale
    securities, net of tax                            (169,291)            -
Total shareholders' equity                           4,933,019     3,390,393
Total liabilities and shareholders' equity          $5,420,521    $3,935,612


                    Northland Bancshares, Inc.

                     Statements of Income

                                         Year ended December 31
                                           1994          1993
Income:
  Interest on interest-bearing deposits
  with other financial institutions      $  1,140      $  1,559
Expenses:
  Interest on notes payable                34,408        32,499
  Legal and professional                    8,857         6,408
  Other                                     1,830            55
Total expenses                             45,095        38,962

Loss before equity in undistributed
  earnings of subsidiaries                (43,955)      (37,403)
Equity in undistributed earnings
  of subsidiaries                         446,107       539,119
Net income                               $402,152      $501,716

                    Northland Bancshares, Inc.

                   Statements of Cash Flows

                                                              Year ended December 31
                                                                1994          1993
Operating activities:
Net Income                                                 $   402,152   $   501,716
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Equity in undistributed earnings of subsidiaries          (446,107)     (539,119)
    Increase in miscellaneous accounts payable                   1,368             -
    Increase (decrease) in income taxes payable                (28,376)       44,677
Net cash provided by (used in) operating activities            (70,963)        7,274
Investing activities
Net (increase) decrease in interest-bearing deposits
  in other financial institutions                                2,299        (1,558)
Capital contribution to subsidiary bank                       (825,500)     (100,000)
Dividend of subsidiary                                               -       400,000
Net cash provided by (used in) investing activities           (823,201)      298,442
Financing activities
Net proceeds from issuance of common stock                   1,309,765             -
Net increase in interest payable                                 9,292            89
Net decrease in notes payable                                  (40,000)            -
Net cash provided by financing activities                    1,279,057            89
Net increase in cash                                           384,893       305,805
Cash at beginning of year                                      361,813        56,008
Cash at end of year                                        $   746,706    $  361,813
Supplemental disclosure of cash flow information
Cash paid during the year for interest                     $    25,117    $   32,410
Cash paid during the year for income taxes                 $   134,699    $   55,000


               UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR NORTHLAND BANCSHARES, INC.
       As of and for the six month periods ended June 30, 1996 and 1995


NORTHLAND BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                                                                 June 30,
                                                                         -------------------------      December 31,
                                                                            1996           1995             1995
- ------------------------------------------------------------------------------------   ------------      -----------

ASSETS
Cash and due from banks                                                $ 3,790,170     $ 3,601,157       $ 4,134,707
Federal funds sold                                                       5,700,000       2,600,000         2,500,000
Interest-bearing deposits in other financial
 institutions                                                               13,040          79,121            14,573
Securities held to maturity                                                      -      15,222,720                 -
Securities available for sale                                           21,266,452      10,169,392        27,004,647
Loans held for sale                                                      1,133,465       1,033,800         1,957,618

Loans receivable                                                        38,404,843      31,981,870        39,968,315
Less allowance for loan losses                                            (560,552)       (457,861)         (477,077)
                                                                       -----------      ----------       -----------
Net Loans                                                               37,844,291      31,524,009        34,491,238

Bank property & equipment, net of accumulated
 depreciation & amortization                                             1,339,372       1,527,661         1,409,551
Accrued interest receivable                                                589,894         534,214           613,722
Other assets                                                               132,944         143,302           146,559
- ----------------------------------------------------------------------------------     -----------       -----------
Total assets                                                           $71,809,628     $66,435,376       $72,272,615
- -----------------------------------------------------------------------===========     ===========       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Demand                                                                $20,307,901     $18,082,618       $19,683,039
 Savings and NOW                                                        12,897,513      13,030,417        13,197,556
 Money market                                                           18,338,818      15,752,526        17,820,567
 Time deposits $100,000 and over                                         1,755,623       2,450,116         1,959,202
 Other time deposits                                                     8,170,735       8,136,796         8,266,830
- ----------------------------------------------------------------------------------     -----------       -----------
 Total deposits                                                         61,470,590      57,452,473        60,927,194
- ----------------------------------------------------------------------------------     -----------       -----------

Securities sold under agreements to repurchase                           3,593,000       2,783,000         3,823,000
Notes payable                                                               81,927         228,283           101,463
Accrued interest payable                                                    89,388         123,831           121,306
Other liabilities                                                          112,040         346,037         1,308,377
- ----------------------------------------------------------------------------------     -----------       -----------
Total liabilities                                                       65,346,945      60,933,624        66,281,340
- ----------------------------------------------------------------------------------     -----------       -----------
Shareholders' equity:
 Common stock, $.20 par value; 1,000,000 shares
 authorized; 598,471, 529,000 and 529,000 shares issued respectively       119,694         105,800           105,800
Capital in excess of par value                                           5,610,215       4,878,848         4,878,849
Accumulated earnings                                                       804,062         382,061           849,041
Net unrealized gain (loss) on securities available for sale                (71,288)        135,043           157,585
- ----------------------------------------------------------------------------------     -----------       -----------
Total shareholders' equity                                               6,462,683       5,501,752         5,991,275
- ----------------------------------------------------------------------------------     -----------       -----------
Total liabilities and shareholders' equity                             $71,809,628     $66,435,376       $72,272,615
- -----------------------------------------------------------------------===========     ===========       ===========



NORTHLAND BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                                            Six Months Ended            Three Months Ended
                                                                                 June 30,                     June 30,
                                                                             1996         1995           1996           1995
- -----------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
 Interest and fees on loans                                             $1,792,766   $1,448,853      $  920,212    $  754,423
 Interest on investment securities                                         735,242      659,250         350,277       336,747
 Interest on federal funds sold                                            102,431       28,207          66,539        18,580
 Interest on interest-bearing deposits
  in other financial institutions                                              251        1,621             101           704
- -----------------------------------------------------------------------------------------------      ------------------------
   Total interest income                                                 2,630,690    2,137,931       1,337,129     1,110,454
- -----------------------------------------------------------------------------------------------      ------------------------

INTEREST EXPENSE
Interest on deposits:
  Savings and NOW                                                          126,464      142,920          62,980        71,214
  Money markets                                                            345,655      308,845         171,856       162,900
  Time deposits                                                            271,691      249,487         133,297       137,394
- -----------------------------------------------------------------------------------------------      ------------------------
  Total interest on deposits                                               743,810      701,252         368,133       371,508
- -----------------------------------------------------------------------------------------------      ------------------------
  Interest on notes payable, Fed Funds purchased, and
    securities sold under agreements to repurchase                         115,349       34,146          62,228        25,678
- -----------------------------------------------------------------------------------------------      ------------------------
  Total interest expense                                                   859,159      735,398         430,361       397,186
- -----------------------------------------------------------------------------------------------      ------------------------
Net interest income                                                      1,771,531    1,402,533         906,768       713,268
Provision for loan loss                                                    (94,400)     (81,000)        (49,200)      (40,500)
- -----------------------------------------------------------------------------------------------      ------------------------
Net interest income after provision for loan loss                        1,677,131    1,321,533         857,568       672,768
- -----------------------------------------------------------------------------------------------      ------------------------

OTHER INCOME
Service charges on deposit accounts                                        405,152      405,336         200,612       215,620
Income from mortgage banking operation                                     196,196       90,621         100,068        52,082
Securities gains(loss)                                                      18,131      (25,653)              -        (4,399)
Other                                                                      235,101      184,676         112,252        84,826
- -----------------------------------------------------------------------------------------------      ------------------------
   Total other income                                                      854,580      654,980         412,932       348,129
- -----------------------------------------------------------------------------------------------      ------------------------
OTHER EXPENSES
Salaries                                                                   761,751      583,567         388,564       298,790
Employee benefits                                                          112,902      111,676          55,500        51,995
Occupancy                                                                  126,908      125,164          63,193        62,273
Equipment                                                                   45,976       56,968          22,291        28,562
Data processing                                                            156,980      166,500          79,662        85,302
Automatic tellers                                                           67,211       61,100          34,892        31,851
General/Administrative                                                     392,296      448,540         196,280       234,862
- -----------------------------------------------------------------------------------------------      ------------------------
   Total other expenses                                                  1,664,024    1,553,515         840,382       793,635
- -----------------------------------------------------------------------------------------------      ------------------------
Net income before income taxes                                             867,687      422,998         430,118       227,262
Provision for income taxes                                                 326,500      172,400         160,000        90,100
- -----------------------------------------------------------------------------------------------      ------------------------
   Net income                                                           $  541,187   $  250,598      $  270,118     $ 137,162
- ------------------------------------------------------------------------=======================      ========================




NORTHLAND BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                                      Six Months Ended
                                                                                          June 30,
                                                                                    1996            1995
- ---------------------------------------------------------------------------------------------------------


OPERATING ACTIVITIES
 Net Income                                                                    $  541,187      $  250,598
 Adjustments to reconcile net cash provided by operating activities:
  Provision for loan losses                                                        94,400          81,000
  Depreciation and amortization                                                   138,364         260,936
  Net (increase) decrease in loans held for sale                                  824,153        (621,473)
  (Gains) losses on securities transactions                                       (18,131)         25,653
  (Increase) decrease in interest receivable                                       23,828         (12,147)
  Increase (decrease) in interest payable                                         (31,918)         62,843
  Other                                                                          (969,915)       (213,287)
- -----------------------------------------------------------------------------------------      ----------
   Net cash provided (used) by operating activities                               601,968        (165,877)
- -----------------------------------------------------------------------------------------      ----------

INVESTING ACTIVITIES
 Net increase in loans                                                         (3,447,453)     (3,114,326)
 Net increase in premises and equipment                                           (88,130)        (24,846)
 Proceeds from sale of available-for-sale investments                                   -       2,490,469
 Proceeds from maturities and prepayments of available-for-sale investments     5,378,590          52,873
 Purchase of available-for-sale investments                                             -      (7,072,872)
 Proceeds from maturities and prepayments of held-to-maturity investments               -       4,566,652
 Net decrease in interest-bearing deposits in other banks                           1,533          15,732
- -----------------------------------------------------------------------------------------      ----------
   Net cash provided (used) by investing activities                             1,844,540      (3,086,318)
- -----------------------------------------------------------------------------------------      ----------

FINANCING ACTIVITIES
 Net increase in deposits                                                         543,396       2,119,304
 Exercise of stock options                                                        115,500               -
 Increase (decrease) in securities sold under agreements to repurchase           (230,000)      2,783,000
 Repayment of notes payable                                                       (19,536)       (489,143)
 Other                                                                               (405)           (279)
- -----------------------------------------------------------------------------------------      ----------
   Net cash provided by financing activities                                      408,955       4,412,882
- -----------------------------------------------------------------------------------------      ----------

 Increase in cash and cash equivalents                                          2,855,463       1,160,687
 Cash and cash equivalents at beginning of period                               6,634,707       5,040,470
- -----------------------------------------------------------------------------------------      ----------
 Cash and cash equivalents at end of period                                    $9,490,170      $6,201,157
- -------------------------------------------------------------------------------==========      ==========



NORTHLAND BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A--BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Consolidated financial statements for the year ended December 31, 1995.


NOTE B--CASH FLOW

For purposes of the Statement of Cash Flows, the Company considers cash on hand, amounts due from banks and federal funds sold as cash and cash equivalents.








Northland Bancshares, Inc.
7667 NW Prairie View Road
Kansas City, Missouri 64151




                                         PROXY


The undersigned shareholder of Northland Bancshares, Inc., Kansas City, Missouri, hereby authorizes William E. Johnson and Leland M. Walker, or either of them, with full power of substitution, to vote the shares of the undersigned at the special shareholders' meeting to be held on ___________, 1996, and any adjournment thereof. The Board of Directors recommends a vote FOR the Merger Agreement.

THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BELOW. IF THIS PROXY IS DATED AND SIGNED BUT NO VOTE IS INDICATED, THE SHARES WILL BE VOTED FOR THE MERGER AGREEMENT.

1.  Merger Agreement with Mark Twain Bancshares, Inc.

          [__]   FOR        [__]   AGAINST     [__]  ABSTAIN

2. In their discretion, the proxies named above are authorized to vote upon other business that may properly come before the meeting.

This Proxy is executed on the _____ day of ___________, 1996.






__________________________________   __________________________________
Shareholders' Signature              Shareholder's Signature


__________________________________   __________________________________
Shareholder's Name (Print)           Shareholder's Name (Print)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Section 351.355 of The General and Business Corporation Law of Missouri, as currently amended, permits a Missouri corporation to indemnify any director, officer, employee or agent against amounts reasonably paid or incurred by such person in connection with a proceeding against him relating to his position with such corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, if he had no reasonable cause to believe his conduct to be unlawful. However, in a proceeding by or in the right of the corporation against such person, no indemnification may be made by the corporation if such person is adjudged liable to the corporation for negligence or misconduct, except as determined by an appropriate court. With shareholder approval as specified in said Section 351.355, a Missouri corporation may give further indemnity to any such person other than for conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.

The shareholders of the Company approved amendments to the by-laws relating to indemnification at the 1987 annual meeting. The amended by-laws expand the level of indemnification of directors, officers, employees or agents. Under the amended provisions, the Company will be obligated to indemnify any person who is or was, or is threatened to be made, a party to any action by reason of a fact that he is or was a director, officer, employee or agent of the Company or a subsidiary or, at the request of the Company, is or was serving as a director, officer, employee or agent of another entity, against liabilities incurred thereunder, to the full extent provided by law. The by-laws authorize the Board of Directors to authorize, to the extent permitted by Missouri corporation laws, the purchase of insurance for the benefit of directors, officers, employees or agents, insuring against such liability.


Item 21.  Exhibits and Financial Statement Schedules.

Exh.
No.    Description

 2.1 Conformed Copy of Plan and Agreement of Merger dated May 7, 1996 (Included as Exhibit A to the Prospectus and Proxy Statement)

 2.2   Form of Escrow Agreement
       (Included as Exhibit B to the Prospectus and Proxy Statement)

 2.3   Form of Agreement Respecting Adjustments
       (Included as Exhibit C to the Prospectus and Proxy Statement)

Page II-1

 5 Opinion and consent of The Stolar Partnership, counsel to the Registrant, concerning the legality of the shares of common stock being registered hereunder

 8 Opinion and consent of The Stolar Partnership, counsel to the Registrant, relating to tax matters

11     Statement regarding Computation of Earnings Per Share
       (incorporated by reference to Exhibit 11 to Form 10-K, for the fiscal year ended December 31, 1995, previously filed by the Registrant)

23.1   Consent of Ernst & Young LLP, independent auditors for the
       Registrant (not filed at this time; the registrant will file this exhibit in a pre-effective amendment to the registration statement)

23.2 Consent of Ernst & Young LLP, independent auditors for the company to be acquired (not filed at this time; the registrant will file this exhibit in a pre-effective amendment to the registration statement)

23.3   Consent of The Stolar Partnership (consents are included in
       Exhibits 5 and 8)

24.1 Power of Attorney executed by certain of the officers and directors of the Registrant

99.1   Form of Proxy (included with the prospectus in Part I)

The registrant is eligible to use Form S-3 for primary securities offerings. In accordance with note 3 of the Exhibit Table set forth by
Item 601 of Regulation S-K, the registrant elects to provide information at the level prescribed by Form S-3.


Item 22.  Undertakings.

   (a)  Undertakings required by Item 512 of Regulation S-K:

        (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is

Page II-2
used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on July 19, 1996.

                               MARK TWAIN BANCSHARES, INC.


                               By:  CARL A. WATTENBERG, JR.
                                    Carl A. Wattenberg, Jr.
                            (Senior Vice President, General Counsel,
                                   and Corporate Secretary)
Page II-3

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated:

Signature                  Title                     Date
__________________    ______________________    _______________

 JOHN P. DUBINSKY     President and Chief       July 19, 1996
(John P. Dubinsky)     Executive Officer
                       and Director (Principal
                       Executive Officer)

 KEITH MILLER        Executive Vice President,  July 19, 1996
(Keith Miller)         Finance (Principal
                       Financial Officer)

 KEVIN J. CODY       Vice President, Trea-      July 19, 1996
(Kevin J. Cody)        surer, and Assistant
                       Secretary (Principal
                       Accounting Officer)

 ALVIN J. SITEMAN    Chairman of the            July 19, 1996
(Alvin J. Siteman)     Board and Director

 ROBERT J. BAUDENDISTEL    Director             July 19, 1996
(Robert J. Baudendistel)

 PETER F. BENOIST          Director             July 19, 1996
(Peter F. Benoist)

 ___________________       Director
(Robert A. Bernstein)

 ________________          Director
(Robert C. Butler)

 JACK DEUTSCH              Director             July 19, 1996
(Jack Deutsch)

 HENRY J. GIVENS, JR.      Director             July 19, 1996
(Henry J. Givens, Jr.)

 B.D. HUNTER               Director             July 19, 1996
(B.D. Hunter)

 MICHAEL M. MCCARTHY       Director             July 19, 1996
(Michael M. McCarthy)

 JAMES J. MURPHY, JR.      Director             July 19, 1996
(James J. Murphy, Jr.)

Page II-4

EXHIBIT INDEX


Exh.
No.    Description

 2.1 Conformed Copy of Plan and Agreement of Merger dated May 7, 1996 (Included as Exhibit A to the Prospectus and Proxy Statement)

 2.2   Form of Escrow Agreement
       (Included as Exhibit B to the Prospectus and Proxy Statement)

 2.3   Form of Agreement Respecting Adjustments
       (Included as Exhibit C to the Prospectus and Proxy Statement)

 5 Opinion and consent of The Stolar Partnership, counsel to the Registrant, concerning the legality of the shares of common stock being registered hereunder

 8 Opinion and consent of The Stolar Partnership, counsel to the Registrant, relating to tax matters

11     Statement regarding Computation of Earnings Per Share
       (incorporated by reference to Exhibit 11 to Form 10-K, for the fiscal year ended December 31, 1995, previously filed by the Registrant)

23.1   Consent of Ernst & Young LLP, independent auditors for the
       Registrant (not filed at this time; the registrant will file this exhibit in a pre-effective amendment to the registration statement)

23.2 Consent of Ernst & Young LLP, independent auditors for the company to be acquired (not filed at this time; the registrant will file this exhibit in a pre-effective amendment to the registration statement)

23.3   Consent of The Stolar Partnership (consents are included in
       Exhibits 5 and 8)

24.1 Power of Attorney executed by certain of the officers and directors of the Registrant

99.1   Form of Proxy (included with the prospectus in Part I)


All Exhibits are filed electronically.


Page II-5